As filed with the Securities and Exchange Commission on June 29, 2005.

Registration No. 333-125681

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FRANKLIN CREDIT MANAGEMENT CORPORATION
(Exact name of registrant specified in its charter)

Delaware	6199	75-2243266
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Six Harrison Street
New York, NY 10013
(212) 925-8745
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John M. Collins, Esq.
General Counsel
Franklin Credit Management Corporation
Six Harrison Street
New York, NY 10013
(212) 925-8745

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

J. Michael Mayerfeld, Esq. John Bessonette, Esq. Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036 (212) 715-9346	Alan Wovsaniker, Esq. Steven M. Skolnick, Esq. Lowenstein Sandler PC 65 Livingston Avenue Roseland, New Jersey 07068 (973) 597-2500

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

Subject to Completion, dated June 29, 2005

PROSPECTUS

1,100,000 Shares

Common Stock

We are offering for sale 1,100,000 shares of our common stock in an underwritten public offering. Our common stock is quoted on the Over-the-Counter Bulletin Board, or the OTCBB, under the symbol “FCSC.” The last reported sale price for our common stock on the OTCBB on June 28, 2005 was $9.75 per share. We have filed an application to have our common stock approved for listing on The Nasdaq National Market following the pricing of this offering under the symbol “FCMC.”

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 8.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds to us, before expenses	$	$

We have granted the underwriter a 30-day option to purchase up to an aggregate of 165,000 additional shares of our common stock on the same terms and conditions as set forth above solely to cover over-allotments, if any.

The underwriter is offering the shares of our common stock, on a firm commitment basis, as described in “Underwriting.” Delivery of the shares of our common stock will be made on or about      , 2005.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2005.

About this Prospectus

As used in this prospectus, unless the context otherwise requires, the terms “we,” “our,” “us” or “the Company” refer to Franklin Credit Management Corporation and its consolidated subsidiaries and, prior to the December 1994 merger of Franklin Credit Management Corporation and Miramar Resources, Inc., Franklin Credit Management Corporation. The term “Franklin” refers only to our portfolio asset acquisition and resolution operating segment. The term “Tribeca” refers only to our mortgage banking operating segment, Tribeca Lending Corp., a wholly-owned subsidiary of Franklin Credit Management Corporation. All references to fiscal years of the Company in this prospectus refer to years commencing on January 1 of that year and ending on December 31. Unless otherwise indicated, the information in this prospectus assumes no exercise of the underwriter’s over-allotment option.

Market data and other statistical information used throughout this prospectus is based on independent industry publications, government publications, reports by independent market research firms or other published independent sources, including the Federal Reserve, Mortgage Bankers Association of America and Inside B&C Lending, a publication of Inside Mortgage Finance Publications, Inc. Although we believe that these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and/or completeness. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as other forward-looking statements in this prospectus.

i

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PROSPECTUS SUMMARY

This summary highlights selected information about us. It may not contain all of the information that you find important. You should carefully read this entire document, including the “Risk Factors,” our financial statements and the related notes to the financial statements.

Our Company

Overview

We are a specialty consumer finance company primarily engaged in two related lines of business: (1) the acquisition, servicing and resolution of performing, reperforming and nonperforming residential mortgage loans and real estate assets; and (2) the origination of non- prime mortgage loans, both for our portfolio and for sale into the secondary market. We specialize in acquiring and originating loans secured by 1-to-4 family residential real estate that generally fall outside the underwriting standards of Fannie Mae and Freddie Mac and involve elevated credit risk as a result of the nature or absence of income documentation, limited credit histories, higher levels of consumer debt or past credit difficulties. We typically purchase loan portfolios at a discount, and originate loans with interest rates and fees, calculated to provide us with a rate of return adjusted to reflect the elevated credit risk inherent in the types of loans we acquire and originate. Unlike many of our competitors, we generally hold for investment the loans we acquire and a significant portion of the loans we originate.

From inception through March 31, 2005, we had purchased and originated in excess of $2.4 billion in mortgage loans. As of March 31, 2005 we had total assets of $996.1 million, our portfolios of notes receivable and loans held for investment and sale totaled $913.3 million, and our stockholders’ equity was $32.6 million. For the three months ended March 31, 2005, we reported net income of $3.1 million.

Loan Acquisitions

Since commencing operations in 1990, we have become a nationally recognized buyer of portfolios of residential mortgage loans and real estate assets from a variety of financial institutions in the United States, including mortgage banks, commercial banks and thrifts, other traditional financial institutions and other specialty finance companies. These portfolios generally consist of one or more of the following types of mortgage loans:

•
performing loans—loans to borrowers who are contractually current, but may have been delinquent in the past and which may have deficiencies relating to credit history, loan-to-value ratios, income ratios or documentation;

•	reperforming loans—loans to borrowers who are not contractually current, but have recently made regular payments and where there is a good possibility the loans will be repaid in full; and

•	nonperforming loans—loans to borrowers who are delinquent, not expected to cure, and for which a primary avenue of recovery is through the sale of the property securing the loan.

We sometimes refer collectively to these types of loans as “scratch and dent” or “S&D” loans.

We have developed a specialized expertise at risk-based pricing, credit evaluation and loan servicing that allows us to effectively evaluate and manage the potentially higher risks associated with this segment of the residential mortgage industry, including the rehabilitation or resolution of reperforming and nonperforming loans.

We refer to the S&D loans we acquire as “notes receivable.” In 2004, we purchased notes receivable with an aggregate unpaid principal balance of $652 million at an aggregate purchase price equal to 84% of the face amount of the notes. These purchases included our largest portfolio acquisition to date, which was comprised of loans with an unpaid principal balance, or face amount, of approximately $310 million. In the first quarter of 2005, we purchased notes receivable with an aggregate unpaid principal balance of $111.8 million at an aggregate purchase price equal to 88% of the face amount of the notes.

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Loan Originations

We conduct our loan origination business through our wholly owned subsidiary, Tribeca Lending Corp., or Tribeca, which we formed in 1997 in order to capitalize on our experience in evaluating and servicing scratch and dent residential mortgage loans. We originate primarily non-prime residential mortgage loans to individuals whose documentation, credit histories, income and other factors cause them to be classified as non-prime borrowers and to whom, as a result, conventional mortgage lenders often will not make loans. The loans we originate typically carry interest rates that are significantly higher than those of prime loans and we believe have fairly conservative loan-to-value ratios. The principal factor in our underwriting guidelines has historically been our determination of the borrower’s equity in his or her home and the related calculation of the loan-to-value ratio based on the appraised value of the property, and not, or to a lesser extent, on a determination of the borrower’s ability to repay the loan. We have recently begun in an increasing number of cases to gather and analyze additional information that allows us to assess to a reasonable degree the borrower’s ability and intent to repay the loan in connection with our credit decision. We have chosen to focus our marketing efforts on this segment of the 1-to-4 family residential real estate mortgage market in order to capitalize on our extensive experience in acquiring and servicing loans with similar performance characteristics.

In 2004, we originated $200.3 million in non-prime mortgage loans, 75% of which were adjustable rate loans. We originated approximately 65% of our mortgage loans on a retail basis and the remainder through our wholesale network of mortgage brokers. In the first quarter of 2005, we originated $87.9 million in non-prime mortgage loans, of which 92% were adjustable rate loans. We hold the majority of mortgages we originate in our portfolio and sell the remainder for cash in the whole loan market, depending on market conditions and our own portfolio goals.

Loan Servicing

We have invested heavily to create a loan servicing capability that is focused on collections, loss mitigation and default management. In general, we seek to ensure that the loans we acquire and originate are repaid in accordance with the original terms or according to amended repayment terms negotiated with the borrowers. Because we expect our loans will experience above average delinquencies, erratic payment patterns and defaults, our servicing operation is focused on maintaining close contact with our borrowers and as a result is more labor intensive than traditional mortgage servicing operations. Through frequent communication we are able to encourage positive payment performance, quickly identify those borrowers who are likely to move into seriously delinquent status and promptly apply appropriate loss mitigation strategies. Our servicing staff employs a variety of collection strategies that we have developed to successfully manage serious delinquencies, bankruptcy and foreclosure. Additionally, we maintain a real estate department with extensive experience in property management and the sale of residential properties.

Financing

We have historically financed both our acquisitions of mortgage loan portfolios and our originations through arrangements with Sky Bank, a $15 billion regional bank headquartered in Bowling Green, Ohio, and its predecessors, which we refer to as our lender. We have had a strong relationship with Sky since the early 1990s. In October 2004 we consolidated most of our arrangements with our lender relating to the funding of loan acquisitions under our master credit and security agreement, or master credit facility. Our borrowings under the master credit facility are secured by a first priority lien on the mortgage loans financed by the proceeds of our borrowings. In connection with our continued growth in 2004, Sky arranged for two additional financial institutions to participate under our master credit facility. To finance the loans it originates, Tribeca has also entered into a warehouse facility with our lender, in which one of these financial institutions also participates. On a regular basis, our lender has agreed to convert amounts borrowed under the warehouse facility into term loans with similar terms as our master credit facility, which we refer to as term loan agreements. We anticipate that, in the future, our lender may include additional participating banks under our credit facilities. Additionally, we expect that, as our business grows, we may seek additional sources of external financing, which could include traditional direct lenders, the direct issuance of debt instruments and/or the securitization of certain acquired or originated loans in our portfolio.

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Our Industry

According to the Federal Reserve, the residential mortgage market is the largest consumer finance market in the United States. The Mortgage Bankers Association of America reports that lenders in the United States originated over $3.8 trillion of single family mortgage loans in 2003 and over $2.6 trillion of single family mortgage loans in 2004. The mortgage industry often refers to mortgage loans that are eligible for sale to government sponsored entities, such as Fannie Mae and Freddie Mac, under both size and credit characteristics as conforming or prime loans. Those mortgage loans that do not satisfy the loan size, credit, documentation or other underwriting standards prescribed by those government sponsored entities are often referred to as non-conforming or non-prime loans. Our loan acquisition activities focus on the non-prime market and those prime loans that cannot be sold through normal secondary market channels. Our loan origination activities focus on the non-prime market.

Non-prime mortgage origination volume totaled approximately $332 billion in 2003 and approximately $530 billion in 2004, and represented approximately 18.9% and 8.8% of the overall residential mortgage market in 2004 and 2003, respectively, according to Inside B&C Lending. They also report that originations in the non-prime mortgage market have grown from $34 billion in 1994 to $530 billion in 2004, representing a 31.6% compound annual growth rate, which compares to a 13.8% compound annual growth rate for the total residential mortgage market over the same period.

Financial institutions usually sell or securitize into the secondary market the majority of the residential loans they originate. The vast majority of loans sold into the secondary market are sold at a premium to the face value of the loan, creating a profit for the originator/ seller. However, a portion of loans sold into the secondary market have underwriting or documentation deficiencies or develop repayment problems and thus are not eligible for sale through traditional channels.

Our acquisition business is focused on purchasing these loans, for which a highly liquid secondary market does not exist. We generally purchase these loans at a discount to face value. We have a variety of opportunities to purchase these loans from third parties, including shortly after their origination and throughout the remainder of their lifecycle.

It is often more efficient and economical for conventional lenders to sell S&D loans at a discount to a third party rather than expend the resources necessary to attempt to rehabilitate these loans internally. Often, these lenders do not possess the infrastructure, financial capability, desire or specialized skills necessary to effectively service these loans. In contrast, we have invested in the infrastructure and developed the specialized expertise and economically-scaled operation that permits us to evaluate, bid, finance and service portfolios of these loans.

Growth Strategies, Strengths and Competitive Advantage

We have developed a strong expertise in understanding borrower behavior and managing the risks associated with the S&D and non-prime segments of the mortgage market, which we believe many conventional mortgage lenders do not possess. We believe that our growth strategies will enable us to capitalize on our experience and provide us with a competitive advantage in both our portfolio acquisition and our loan origination businesses. Specifically, we will:

•
Expand our growing reputation as a purchaser of diverse pools of S&D loans.     Our recent emergence as a buyer of larger pools of S&D loans has generated greater visibility for us among traditional financial institutions and should increase the variety and magnitude of opportunities available to our acquisitions unit. We plan to keep expanding the number of sellers with whom we do business on a consistent basis, while continuing to make opportunistic acquisitions when appropriate circumstances present themselves.

•	Utilize our portfolio evaluation and pricing tools. We have a well-developed infrastructure that permits us to effectively evaluate and price S&D loans. This infrastructure was developed over many years and includes our people, specialized processes and technology. Our full execution capability permits us to purchase a seller’s complete portfolio as a result of our ability to effectively evaluate,

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price, execute and service all of the various types of assets that may be included in a non-conforming portfolio. In addition, we generally use our own experienced personnel to perform credit file reviews.

•	Capitalize on our expertise in servicing all types of S&D and non-prime loans. We have developed an extensive array of processes and procedures that allow us to effectively service a wide range of S&D and non-prime loans. We believe that our ability to service loans in-house is a key element in managing the risks inherent in our loans. We will continue to leverage our well-developed servicing capabilities to respond quickly to changing market conditions.

•	Diversify our business model by creating multiple sources of loans for our portfolio and servicing operations. By establishing two methods of generating new loans for our portfolio—portfolio acquisitions and loan originations—we decrease our reliance on any single source. Our in depth understanding of the non-prime segment of borrowers gives us the ability to shift our resources between the two businesses depending on market conditions.

•	Leverage our strong relationship with our lender to fund our operations. We plan to expand our strong historical relationship with Sky Bank and the other participating lenders in our master credit facility. These lenders have developed a deep understanding of our company and the segment of the mortgage industry in which we operate. We will also continue to explore other funding alternatives, such as seeking additional funding sources, including traditional direct lenders, the direct issuance of debt instruments and/or the securitization of certain acquired or originated loans.

•	Exploit our ability to hold loans on our balance sheet. Many financial institutions quickly sell or securitize the majority of their residential mortgage loans in the secondary market. We believe that our ability to hold significant portfolios of acquired or originated loans on our balance sheet provides us with a great deal of flexibility when responding to changes in market conditions.

Financial Results

Net income increased 51% to $3.1 million in the first quarter of 2005, from net income of $2.0 million in the first quarter of 2004. The increase was driven largely by the near doubling of net interest income from both loan portfolio acquisitions and originated loans. This occurred as a result of significant additions to our portfolio of notes receivable and loans held for investment during the second half of 2004 and in the first quarter of 2005. We purchased $111.8 million of notes receivable during the first quarter of 2005 as compared with approximately $47.3 million of notes receivable during the first quarter 2004. Loan originations increased 165% to $87.9 million for the three months ended March 31, 2005 as compared to the same period last year, primarily due to the success of our Liberty Loan product. As of March 31, 2005, we had an aggregate of $916.2 million outstanding under our master credit facility, term loan agreements and other term loan facilities, which is collateralized by our notes receivable, loans held for investment and other real estate owned portfolios. Additionally, we had $31.5 million of debt outstanding under our warehouse facility for loans originated by Tribeca pending sale to others or transfer to held for investment.

General Information and Principal Executive Offices

Franklin Credit Management Corporation was incorporated as a Delaware corporation on June 26, 1990. In 1994, we merged with Miramar Resources, Inc., for the purpose of becoming a public company and subsequently divested substantially all of the remaining assets directly owned by Miramar. Since the merger, we have operated as a public company under the Franklin Credit Management Corporation name. See “Our Business—Corporate History.”

Our principal executive offices are located at Six Harrison Street, New York, New York 10013 and our telephone number is (212) 925-8745. Our principal website is located at www.franklincredit.com. Information contained on our website is not part of this prospectus.

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The Offering

Common stock offered	1,100,000 shares

Total common stock outstanding after this offering (1)	7,182,295 shares

Market for our common stock	Our common stock is currently quoted on the Over-the-Counter Bulletin Board under the symbol “FCSC.” We have filed an application to have our common stock approved for listing on The Nasdaq National Market following the pricing of this offering under the symbol “FCMC.”

Use of proceeds	We intend to use the net proceeds from this offering to enhance our capital structure in order to increase our ability to finance the acquisition, origination and servicing of additional mortgage loans, to enhance our ability to negotiate more favorable borrowing terms with our lender, which could result in a lower cost of funds, for working capital and for general corporate purposes. See “Use of Proceeds.”

Purchases by officers, directors and employees	We have requested that the underwriter reserve up to 75,000 shares for purchase by our officers, directors and employees.

(1)
Based on share information as of March 31, 2005. Excludes 771,000 shares of our common stock issuable upon the exercise of outstanding options to purchase shares of our common stock with an average exercise price of $1.02 per share, and warrants to purchase 97,000 shares of our common stock with an average exercise price of $1.91 per share.

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Summary Consolidated Financial Data

Set forth below is summary consolidated financial data as of and for the three months ended March 31, 2005 and 2004 and for the five years ended December 31, 2004. The following summary consolidated financial data for the five years ended December 31, 2004 are derived from our audited consolidated financial statements. The summary consolidated financial data for the three months ended March 31, 2005 and 2004 are derived from our unaudited interim consolidated financial statements and include all adjustments, consisting of normal recurring accruals, which our management considers necessary for the fair presentation of our financial position and results of operations for these periods. The information presented below should be read in conjunction with our audited consolidated financial statements, related notes and other financial information included elsewhere in this prospectus. See “Use of Proceeds,” “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	At or for the Three Months Ended March 31,		At or for the Year Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(Unaudited)
Statement of Income Data
Interest income	$22,877,198	$10,636,341	$59,481,422	$42,699,710	$36,728,735	$28,824,624	$20,873,504
Purchase discount earned	2,251,481	1,341,397	9,234,896	5,154,601	3,841,927	3,986,498	3,788,034
Gain on sale of notes receivable	—	844,902	1,701,113	1,118,239	139,519	986,570	1,675,107
Gain on sale of loans held for sale	663,704	892,955	3,689,616	3,236,616	2,259,979	842,051	276,911
Gain on sale of other real estate owned	255,981	231,246	542,202	1,027,130	796,562	1,448,548	700,939
Prepayment penalties and other income	1,842,916	1,112,924	5,835,766	4,330,263	3,075,715	1,875,067	1,732,895

Total revenues	27,891,280	15,059,765	80,485,015	57,566,559	46,842,437	37,963,358	29,047,390
Interest expense	13,018,345	5,313,075	32,795,347	21,672,993	19,127,713	20,754,281	18,781,532
Collection, general and administrative	7,089,544	4,446,182	23,321,659	17,864,786	12,882,135	10,411,012	8,514,742
Recovery of a special charge	—	—	—	—	(1,662,598)	—	—
Provision for loan losses	1,198,218	895,876	3,705,333	3,164,103	2,713,864	2,187,453	411,005
Amortization of deferred financing costs	692,987	592,901	2,761,476	1,979,208	1,264,112	1,058,443	619,892
Total expenses	22,204,568	11,361,416	63,078,705	45,186,102	34,664,987	34,637,210	28,476,727
Income before provision for income taxes	5,686,712	3,698,349	17,406,310	12,380,457	12,177,450	3,326,148	570,663
Provision for income taxes	2,615,888	1,665,000	7,900,000	5,695,000	5,514,000	444,000	—
Net Income	3,070,824	2,033,349	9,506,310	6,685,457	6,663,450	2,882,148	570,663
Earnings per share basic	$0.51	$0.34	$1.60	$1.13	$1.13	$0.49	$0.10
Earnings per share diluted	$0.45	$0.30	$1.43	$1.02	$1.07	$0.49	$0.10
Book value per share	$5.37	$3.67	$4.88	$3.33	$2.20	$1.07	$0.58
Balance Sheet Data
Notes receivable
Principal	$837,706,645	$459,382,163	$811,885,856	$465,553,870	$435,259,394	$331,643,076	$255,055,677
Purchase discount	(29,388,621)	(26,291,095)	(32,293,669)	(25,678,165)	(22,974,310)	(22,248,344)	(23,392,400)
Allowance for loan losses	(83,919,665)	(50,789,815)	(89,628,299)	(46,247,230)	(45,841,651)	(33,490,456)	(24,021,479)

Net notes receivable	$724,398,359	$382,301,253	$689,963,888	$393,628,475	$366,443,433	$275,904,276	$207,641,798
Originated loans held for sale	17,666,811	40,271,957	16,851,041	27,372,779	22,869,947	28,203,047	8,605,848
Originated loans held for investment	171,237,420	6,238,882	110,496,274	9,536,669	—	—	—
Other real estate owned	21,492,219	13,293,284	20,626,156	13,981,665	9,353,884	3,819,673	5,290,053
Total assets	996,110,184	475,022,007	891,510,754	476,733,346	424,419,034	334,162,501	243,235,288
Notes payable	916,186,427	416,824,117	807,718,038	427,447,844	395,266,144	313,943,808	231,050,485
Total stockholders’ equity	32,649,706	21,712,655	29,555,882	19,679,306	12,993,849	6,330,399	3,448,251
Selected Performance Ratios
Return on average assets (1)(2)	1.30%	1.71%	1.39%	1.48%	1.76%	1.00%	.26%
Return on average equity (1)(3)	39.49%	39.30%	38.62%	40.92%	68.96%	58.95%	18.04%
Total revenue/average assets (1)(4)	11.82%	12.66	11.76%	12.78%	12.35%	13.15%	13.23%
Interest expense/average assets (1)(5)	5.81%	4.96%	5.20%	5.25%	5.38%	7.56%	8.84%
Collection, general and administrative expenses as a percentage of average assets (6)	3.00%	3.74%	3.41%	3.96%	3.40%	3.61%	3.88%
Efficiency ratio (7)	50.0%	48.57%	51.91%	52.68%	48.70%	64.46%	88.27%

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	At or for the Three Months Ended March 31,		At or for the Year Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(Unaudited)
Balance Sheet Ratios
Equity to assets	3.28%	4.57%	3.32%	4.13%	3.06%	1.89%	1.42%
Allowance for loan losses/total notes receivable and loans held for investment and sale	8.42%	10.59%	9.88%	9.70%	10.53%	9.92%	10.02%
Purchase discount/notes receivable	3.5%	5.7%	4.0%	5.5%	5.3%	6.7%	9.2%
Asset Quality Data
Impaired loans as a percentage of total notes receivable and loans held for investment and sale	28.0%	26.0%	35.0%	26.0%	33.0%	20.0%	—
Selected Performance Data
Loans acquired, at purchase price	$98,522,946	$38,432,630	$546,269,608	$213,638,801	$184,090,904	$162,340,435	$95,738,251
Loan originations	$87,924,216	$33,358,278	$200,301,285	$97,431,553	$70,444,721	$39,198,200	$8,292,254

(1)	The information for the three months ended March 31, 2005 and 2004 has been annualized.
(2)	Computed by dividing net income by average total assets for the period using beginning and end of period balances.
(3)	Computed by dividing net income by average equity for the period using beginning and end of period balances.
(4)	Computed by dividing total revenue by average total assets for the period using beginning and end of period balances.
(5)	Computed by dividing interest expense, inclusive of amortization of deferred financing costs, by average total assets for the period using beginning and end of period balances.
(6)	Computed by dividing collection, general and administrative expenses by average assets, based on beginning and end of period balances.
(7)	Computed by dividing collection, general and administrative expenses by total revenues less interest expense and amortization of deferred financing costs.

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RISK FACTORS

An investment in shares of our common stock involves risks. You should carefully consider the risk factors described below in addition to the other information contained in this prospectus. In addition to the following risks, there may also be risks that we do not yet know of or that we currently think are immaterial that may also impair our business operations. If any of the following risks occur, our business, results of operation and financial condition could be adversely affected, the trading price of our common stock could decline and you might lose part or all of your investment.

Risks Related to Our Business

If we are not able to identify and acquire portfolios of “scratch and dent” residential mortgage loans on terms acceptable to us, our revenues and profitability could be materially reduced.

Our success depends upon the continued availability of portfolios of scratch and dent loans, or S&D loans, that meet our purchasing criteria, and our ability to identify and successfully bid to acquire such portfolios. The availability of such portfolios at favorable prices and on terms acceptable to us depends on a number of factors outside of our control, including:

•	general conditions in the U.S. and regional economies;

•	interest rates;

•	the demand for residential real estate purchases, refinancing or home equity lines of credit;

•	real estate values;

•	underwriting criteria used by originators;

•	the prices other acquirers are willing to pay;

•	the securitization market; and

•	laws and regulations governing consumer lending.

Significant changes in any of these factors could affect the availability and/or the cost for us to acquire S&D loans. Any increase in the prices we are required to pay for such loans in turn will reduce the profit, if any, we generate from these assets. We cannot predict our future acquisition volume or our ability to submit successful bids to purchase portfolios of S&D loans and we cannot guarantee that we will be able to purchase these assets at the same volume or with the same yields as we have historically purchased. Our acquisition volume has in the past varied substantially from quarter to quarter, and we expect that it will continue to fluctuate in the future. As a result of our business strategy of purchasing pools of mortgage loans and the volatility of such purchases in both amount and timing, our quarter-to-quarter and year-to-year net income may be more volatile than those of other financial services companies. If the volume of S&D loans purchased declines or the yields of those assets decline, we could experience a material decrease in revenues and profitability.

We may not be able to successfully market our residential mortgage loan origination products to non-prime borrowers.

The success of the loan origination business of our wholly-owned subsidiary, Tribeca Lending Corp., depends on our ability to market Tribeca’s loan origination products to non-prime borrowers seeking to obtain residential mortgage loans. Adverse changes in the U.S. economy and the real estate market could result in a decrease in borrowing activity generally, as well as an increase in competition for non-prime borrowers among loan originators, which could reduce the number of loans Tribeca is able to originate. Further, changes in the regulatory environment that result in our adopting more demanding underwriting standards or documentation requirements or other increased restrictions on loans to non-prime borrowers, or the perception that such changes are likely, may also reduce the number of loans Tribeca is able to originate. A reduction in Tribeca’s origination business would curtail the growth of the number of loans in our portfolio from which

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we generate revenue through interest and fee income, loan sales and servicing, which could negatively affect our revenues and financial condition.

Our business is dependent on external financing, and we currently receive all of our financing from a single source. If that source ceases to provide financing to us or increases the cost to us of such financing and we are unable to access alternative external sources of financing on favorable terms or at all, we would not be able to fund and grow our operations and our business will be materially harmed.

We currently receive all of our external financing from a single source, Sky Bank, under a series of credit facilities, including our master credit facility, term loan agreements, and our warehouse credit and security agreement, or warehouse facility. We refer to our master credit facility, term loan agreements, and certain other agreements under which we have immaterial amounts of debt outstanding collectively as our term loan facilities, and to our term loan facilities and our warehouse facility collectively as our credit facilities. If we lose access to this sole external source of financing for any reason, we will not have the liquidity to fund our business operations.

We depend on our credit facilities to:

•	provide the cash necessary to fund our acquisition of S&D loans;

•	fund our loan originations; and

•	enable us to hold our loans for investment or pending sale.

Our credit facilities do not obligate our lender to make any additional credit available to us. Accordingly, there is no guarantee that we will continue to receive additional financing under our current agreements or that our lender will enter into new agreements with us upon the expiration of the current agreements on terms favorable to us or at all. If our lender refuses to extend additional credit to us for any reason, including, for example, a change in its policies, management or control, a change in its criteria for eligible mortgage loans to secure credit advances, a change in the regulatory environment, including a change in the financing of mortgage loans where the lending decision is based entirely or primarily on the borrower’s equity in his or her home and not, or to a lesser extent, on a determination of the borrower’s ability to repay the loan, or a lack of available funds, we would need to secure comparable financing from the two other banks currently participating with our lender and/or other sources in order to continue to fund our acquisition and origination activities and possibly working capital. There is no guarantee that, in such an event, we would be able to secure other external financing on favorable terms or at all.

Even if our lender does agree to provide additional financing to us, there is no guarantee that such financing will be on terms as favorable as our current facilities. Our ability to be competitive in both portfolio acquisitions and loan originations depends on the cost of our financing, and any new facility could bear interest at higher rates than we currently pay. Such an increase in our cost of funds would adversely affect our ability to bid competitively for portfolio acquisitions and profitably originate loans, which in turn would have an adverse effect on our business prospects and financial condition.

Our ability to fund increased operating expenses depends on the agreement of our lender to increases in our operating allowance.

Under our credit facilities, we are required to submit all payments we receive from obligors under pledged mortgage loans to a lockbox maintained by our lender, from which we receive an operating allowance, which is renegotiated from time to time and at least annually, to sustain our business. All amounts submitted to the lockbox in excess of the agreed upon operating allowance are used to pay down amounts outstanding under our credit facilities. The operating allowance may not be sufficient to meet our liquidity needs in the future, particularly as we seek to grow our operations. If it is insufficient, there is no guarantee that our lender will increase our operating allowance, which would have a material adverse impact on our business.

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If our lender ceases to renew our maturing loans for additional terms or provide us with refinancing opportunities, our indebtedness will become due and payable upon the contractual maturity of each borrowing.

The unpaid principal balance of each loan under our master credit facility and term loan agreements is amortized over a twenty-year period, but matures three years after the date the loan was made. Historically, our lender has routinely agreed to renew such loans for additional three-year terms upon their maturity. Similarly, advances under our warehouse facility are required to be repaid within 120 days after the date of advance (or, in some cases, earlier). Our lender has typically allowed us to convert our indebtedness under the warehouse facility to term loans outside the warehouse facility. There is no guarantee that our lender will continue to renew our loans under the term loan agreements or provide us with opportunities to convert borrowings under the warehouse facility into term loans outside the warehouse facility, thereby relieving our immediate repayment obligations. Our lender’s refusal to provide us with such renewal and conversion opportunities could cause our indebtedness to become immediately due and payable upon the contractual maturity of such indebtedness, which could result in our insolvency if we are unable to refinance our debt through alternative lenders or other financing vehicles and preclude us from further borrowings. There is no guarantee that we would be able to refinance our debt through alternative lenders on favorable terms or at all because we are highly leveraged and, even taking into consideration the proceeds of this offering, our ratio of equity to assets and/or our ratio of debt to equity may not be sufficient to support traditional borrowing. As of March 31, 2005, our equity to assets ratio was 3.3% and our debt to equity ratio was 29:1.

Our credit facilities require us to observe certain covenants, and our failure to satisfy such covenants could render us insolvent or preclude our seeking additional financing from this or other sources.

Our credit facilities require us to observe certain affirmative, negative and financial covenants customary for financings of this type, including a covenant under the master credit facility requiring that we and our subsidiaries maintain a minimum consolidated net worth of at least $10.0 million and a covenant under the warehouse facility requiring that Tribeca and its subsidiaries maintain a minimum consolidated net worth of at least $2.5 million. Failure to satisfy any of these covenants could:

•	cause our indebtedness to become immediately payable, which could result in our insolvency if we are unable to repay our debt; and

•	preclude us from further borrowings.

In addition, under our master credit facility, Thomas J. Axon, our Chairman, ceasing to possess, directly or indirectly, the power to direct our management and policies through his ownership of our voting stock constitutes an event of default, which, without a waiver from our lender, would cause our indebtedness to become immediately payable and could result in our insolvency if we are unable to repay our debt.

Our business is sensitive to, and can be materially affected by, changes in interest rates.

Our business may be adversely affected by changes in interest rates, particularly changes that are unexpected in timing or size. The following are some of the risks we face related to an increase in interest rates:

•
All of our borrowings bear interest at variable rates, while approximately 77% of the loans in our portfolio have fixed rates. As a result, an increase in rates is likely to result in an increase in our interest expense without an offsetting increase in interest income. Further, our adjustable rate loans typically provide for less frequent adjustments in response to rate increases than do our borrowings, and sometimes also include interest rate caps. To the extent this is the case, an increase in interest rates would result in a greater increase in our interest expense than in our interest income, which would adversely affect our profitability. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Interest Rate Risk.”

•	An increase in interest rates would adversely affect the value that we would receive upon a sale of loans that bear interest at fixed rates, and our results of operations could be adversely affected.

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•
An increase in our funding costs without an offsetting increase in revenue would cause our cash flow to decrease, which in turn may have an adverse impact on our ability to meet our monthly debt service obligations. In the event we are unable to meet our monthly debt service obligations for this or for any other reason, we would be in default under the obligations of our credit facilities and our lender would have the right to accelerate payments under our credit facilities.

•
A substantial and sustained increase in interest rates could harm Tribeca’s loan origination volume because refinancings of existing loans, including cash-out refinancings and interest rate-driven refinancings, would be less attractive and qualifying for a purchase loan may be more difficult. Lower origination volume may harm our earnings by reducing origination income, net interest income, pre-payment and other servicing fees and gain on sale of loans.

•
An increase in interest rates would result in a slowdown of borrower prepayments and a reduction of revenue as purchase discount accreted into income would decline. An increase in interest rates may also lead to an increase in our borrower defaults, if borrowers have difficulties making their adjustable rate mortgage payments, and a corresponding increase in nonperforming assets, which could decrease our revenues and our cash flows, increase our loan servicing costs and our provision for loan losses, and adversely affect our profitability.

We are also subject to risks from decreasing interest rates. For example, a significant decrease in interest rates could increase the rate at which loans are prepaid and reduce our interest income in subsequent periods.

We do not currently hedge against changes in interest rates because we have determined that the costs associated with establishing hedging strategies outweigh the potential benefits. Our lack of hedges means that we have potentially greater exposure to interest rate volatility, particularly as a result of increases in interest rates, than we would if we were able to successfully employ hedging strategies.

A prolonged economic slowdown or a lengthy or severe recession could harm our operations, particularly if it results in a decline in the real estate market.

The risks associated with our business are more acute during periods of economic slowdown or recession because these periods may be accompanied by decreased demand for mortgage loans and decreased real estate values, as well as an increased rate of delinquencies, defaults and foreclosures. In particular, any material decline in real estate values would increase the loan-to-value ratios on loans that we hold and, therefore, weaken our collateral coverage, increase the likelihood of a borrower with little or no equity in his or her home defaulting and increase the possibility of a loss if a borrower defaults.

The residential mortgage origination business is a cyclical industry, has recently been at its highest levels ever and may decline, which could reduce the number of mortgage loans we originate and could adversely impact our business.

The residential mortgage origination business has historically been a cyclical industry, enjoying periods of strong growth and profitability followed by periods of shrinking volumes and reduced profits. The residential mortgage industry has experienced rapid growth over the past three years due to interest rates that are low by historical standards. The Mortgage Bankers Association of America has predicted that residential mortgage originations will decrease in 2005 due to rising interest rates. During periods of rising interest rates, refinancing originations decrease, as higher interest rates reduce economic incentives for borrowers to refinance their existing mortgages. We expect this to result in a decreased volume of industry-wide originations in the foreseeable future. Historically, the non-prime market has been impacted less by the interest rate cycle than has the market for prime residential mortgage loans. However, there is no assurance that this will continue to be the case in the future. Due to decreasing and stable interest rates over recent years, our historical performance may not be indicative of results in a rising interest rate environment, and our results of operations may be materially adversely affected if interest rates rise.

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When we acquire S&D loans, the price we pay is based on a number of assumptions. A material difference between the assumptions we use in determining the value of S&D loans we acquire and our actual experience could harm our financial position.

The purchase price and carrying value of the S&D loans we acquire is determined largely by estimating expected future cash flows from such loans based on the delinquency, loss, prepayment speed and discount rate assumptions we use. If the amount and timing of actual cash flows are materially different from our estimates, our cash flow and profitability would be materially adversely affected and we could be required to record write-downs that could adversely affect our financial condition.

We may experience higher loan losses than we have reserved for in our financial statements.

Our loan losses could exceed the allowance for loan losses that we have reserved for in our financial statements. Reliance on historic loan loss experience may not be indicative of future loan losses. Regardless of the underwriting criteria we utilize, losses may be experienced as a result of various factors beyond our control, including, among other things, changes in market conditions affecting the value of our loan collateral and problems affecting the credit and business of our borrowers.

We use estimates for recognizing revenue on a majority of our portfolio investments and our earnings would be reduced if actual results are less than our estimates.

We recognize income from the purchase discount on our portfolio of notes receivable using the interest method. We use this method only if we can reasonably estimate the expected amount and timing of cash to be collected based on historic experience and other factors. We re-evaluate estimated future cash flows quarterly. If future cash collections are less than what we estimated they would be, we would recognize less than anticipated purchase discount, which would reduce our earnings.

If we do not manage our growth effectively, our financial performance could be harmed.

In recent years, we have experienced rapid growth that has placed, and will continue to place, certain pressures on our infrastructure. We will need to continue to upgrade and expand our financial, operational, administrative and managerial systems and controls. Further, continued growth could require capital resources beyond what we possess following this offering. In particular, our acquisition and servicing of large “bulk” portfolios relative to our size, such as the two large portfolios acquired in 2004, and our creation of new product lines, such as our Liberty Loan product, requires a significant amount of financial, operational and administrative resources. As a result, we may not able to support such bulk purchases and new product lines without corresponding increases in our general and administrative costs. If we do not manage our growth effectively, our expenses could increase and our business, liquidity and financial condition could be significantly harmed.

We have outgrown our current office space and are in the process of relocating to new facilities in Jersey City, New Jersey. While we are taking precautions to ensure that we retain existing personnel, we may encounter difficulties integrating our new facility, identifying and hiring new personnel and preventing interruptions in our service, communications and other technology.

The inability to attract and retain qualified employees could significantly harm our business.

We continually need to attract, hire and successfully integrate additional qualified personnel in an intensely competitive hiring environment in order to manage and operate our growing business. The market for skilled acquisitions management, account executives and loan officers is highly competitive and employers have historically experienced a high rate of turnover. Competition for qualified personnel may lead to increased hiring and retention costs. If we are unable to attract, successfully integrate and retain a sufficient number of skilled personnel at manageable costs, we will be unable to continue to acquire, originate and service mortgage loans, which would harm our business, results of operations and financial condition.

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We may have to outsource a portion of the servicing of the loans we hold due to capacity constraints or lack of sufficient personnel.

We require sufficient qualified personnel to service the loans that we hold. On occasion, due to capacity constraints or lack of personnel, we temporarily outsource the servicing of a newly acquired portfolio to a qualified third-party servicer under a sub-servicing agreement. In our experience, a high quality of servicing often has a positive effect on lowering delinquency and default rates. To the extent that we deem it necessary to outsource the servicing of a portion of our loans, we cannot guarantee that the servicing performed by the contracted sub-servicers is at the same level that we would typically perform or that the cash flows realized from the sub-serviced loans will be as good as those we had projected in pricing the acquisition of such loans or realized from otherwise similar loans in our portfolio that we service.

We face intense competition that could adversely impact our market share and our revenues.

We face intense competition in our loan acquisition and loan origination business from other specialty finance companies, finance and mortgage banking companies, Internet-based lending companies and, to a growing extent, from traditional bank and thrift lenders that are entering the non-prime mortgage industry. Some of our competitors are much larger than we are, have better name recognition than we do, and have far greater financial and other resources than us. Many of our competitors have superior access to capital sources and can arrange or obtain lower costs of financing, resulting in a competitive disadvantage to us with respect to such competitors.

Competition in our industry can take many forms, including the price and other terms of bids for portfolio acquisitions, the speed with which acquisitions can be completed, interest rates and costs of a loan, stringency of underwriting standards, customer service, amount and term of a loan, and marketing and distribution channels. The need to maintain mortgage loan volume in this competitive environment creates a risk of price competition and may result in increased purchase prices and reduced profitability, potentially to such an extent that we believe that prices in the market are not supported by the fundamentals. In addition, price competition could cause us to lower the interest rates on loans originated by Tribeca, which could lower the value of our loans. Any increase in these pricing and underwriting pressures could reduce the volume of our loan acquisitions and originations and significantly harm our business, results of operations, liquidity and financial condition.

A significant amount of our mortgage loan originations are secured by property in New York and New Jersey, and our operations could be harmed by economic downturns or other adverse events in these states.

A significant portion of Tribeca’s mortgage loan origination activity is concentrated in the northeastern United States, particularly in New York and New Jersey. Of the loans originated by Tribeca and held for investment as of March 31, 2005, approximately 66% of the aggregate principal was secured by property in these two states. An overall decline in the economy or the residential real estate market, the occurrence of events such as a natural disaster or an act of terrorism in the northeastern United States could decrease the value of residential properties in this region. This could result in an increase in the risk of delinquency, default or foreclosure on mortgage loans in our portfolio and restrict Tribeca’s ability to originate new mortgage loans, each of which could reduce our revenues, increase our expenses and reduce our profitability.

Competition with other lenders for the business of independent mortgage brokers could negatively affect the volume and pricing of our originated loans.

We depend in large measure on independent mortgage brokers to source our Liberty Loan product, which currently constitutes the majority of Tribeca’s loan production. These independent mortgage brokers have relationships with multiple lenders and are not obligated by contract or otherwise to do business with us. We compete with other lenders for independent brokers’ business on pricing, service and other factors. Such competition could negatively affect the volume, quality and pricing of our loans, which could harm our revenues and profitability.

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We may not be adequately protected against the risks inherent in non-prime residential mortgage loans.

The vast majority of the loans we originate are underwritten generally in accordance with standards designed for non-prime residential mortgages. Mortgage loans underwritten under these underwriting standards are likely to experience rates of delinquency, foreclosure and loss that are higher, and may be substantially higher, than prime residential mortgage loans. A majority of the loans originated to date by Tribeca were made under a “limited documentation” program, which generally places the most significant emphasis on the loan-to- value ratio based on the appraised value of the property, and not, or to a lesser extent, on a determination of the borrower’s ability to repay the loan. We cannot be certain that our underwriting and loan servicing practices will afford adequate protection against the higher risks associated with loans made to such borrowers. If we are unable to mitigate these risks, our cash flows, results of operations, financial condition and liquidity could be materially harmed.

We are subject to losses due to fraudulent and negligent acts on the part of loan applicants, mortgage brokers, vendors and our employees.

When we acquire and originate mortgage loans, we typically rely heavily upon information supplied by third parties, including the information contained in the loan application, property appraisal, title information and, in some cases, employment and income stated on the loan application. If any of this information is intentionally or negligently misrepresented and such misrepresentation is not detected prior to the acquisition or funding of the loan, the value of the loan may be significantly lower than expected. Whether a misrepresentation is made by the loan applicant, the mortgage broker, another third party or one of our employees, we generally bear the risk of loss associated with the misrepresentation except when we purchase loans pursuant to contracts that include a right of return and the seller remains sufficiently creditworthy to render such right meaningful.

An interruption in or breach of our information systems may result in lost business and increased expenses.

We rely heavily upon communications and information systems to conduct our business. Any failure, interruption or breach in security of or damage to our information systems or the third-party information systems on which we rely could cause delays in performing due diligence, pricing, servicing and underwriting our loans. This could result in increased difficulty in effectively identifying, evaluating and pricing loan portfolios available for purchase, fewer loan applications being received, slower processing of applications, increased expenses and reduced efficiency in loan servicing. In addition, we are required to comply with significant federal and state regulations relating to the handling of customer information, particularly with respect to maintaining the confidentiality of such information. A failure, interruption or breach of our information systems could result in regulatory action and litigation against us. We cannot assure you that such failures or interruptions will not occur or if they do occur that they will be adequately addressed by us or the third parties on which we rely.

The success and growth of our business will depend on our ability to adapt to and implement technological changes to remain competitive, and any failure to do so could result in a material adverse effect on our business.

Our mortgage loan acquisition, origination and servicing businesses are dependent upon our ability to effectively interface with our sellers, brokers, borrowers and other third parties and to efficiently process loan purchases, applications and closings. Technological advances, such as the ability to automate loan servicing, process applications over the Internet, accept electronic signatures and provide instant status updates, are playing an increasing role in our ability to effectively interact with these third parties. The intense competition in our industry has led to rapid technological developments, evolving industry standards and frequent releases of new products and enhancements. The failure to acquire new technologies or technological solutions when necessary could limit our ability to remain competitive in our industry and our ability to increase the cost-efficiencies of our operating model, which would harm our business, results of operations and financial condition. Alternatively, adapting to technological changes in the industry to remain competitive

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may require us to make significant and costly changes to our loan origination and information systems, which could in turn reduce our profitability.

We are exposed to the risk of environmental liabilities with respect to properties to which we take title.

In the course of our business, we may foreclose on defaulted mortgage loans and take title to the properties underlying those mortgages. If we do take title, we could be subject to environmental liabilities with respect to these properties. Hazardous substances or wastes, contaminants, pollutants or sources thereof may be discovered on these properties during our ownership or after a sale to a third party. Environmental defects can reduce the value of and make it more difficult to sell such properties, and we may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation, and cleanup costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. These costs could be substantial. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operation could be materially and adversely affected. Although we have not to date incurred any environmental liabilities in connection with our real estate owned, there can be no guarantee that we will not incur any such liabilities in the future.

The loss of any of our key executive officers may adversely affect our operations.

Thomas J. Axon, our Chairman, and Jeffrey R. Johnson, our President and Chief Executive Officer, are responsible for making substantially all of the most significant policy and managerial decisions in our business operations, including determining which large bulk mortgage portfolios to purchase, the purchase price and other material terms of such portfolio acquisitions. These decisions are paramount to the success and growth of our business. These individuals are also instrumental in securing our external financing. The loss of the services of Thomas J. Axon or Jeffrey R. Johnson could disrupt our operations and adversely affect our ability to successfully finance, acquire and service mortgage portfolios, which would harm the prospects of our business.

Statutory and Regulatory Risks

If we do not obtain and maintain the appropriate state licenses we will not be allowed to originate, purchase and service mortgage loans in some states, which would adversely affect our operations.

State mortgage finance licensing laws vary considerably. Most states and the District of Columbia impose a licensing obligation to originate first and/or subordinate residential mortgage loans. In some of the states that impose a licensing obligation to originate residential mortgage loans, the licensing obligation also arises to purchase closed mortgage loans. Many of those mortgage licensing laws impose a licensing obligation to service residential mortgage loans. Certain state collection agency licensing laws require entities collecting on delinquent or defaulted loans for others or to acquire such loans to be licensed. If we are unable to obtain and maintain the appropriate state licenses or do not qualify for an exemption, our operations may be adversely affected.

New legislation and regulations directed at curbing predatory lending practices could restrict our ability to originate, purchase, price, sell, or finance non-prime residential mortgage loans, which could adversely impact our earnings.

The federal Home Ownership and Equity Protection Act, or HOEPA, identifies a category of residential mortgage loans and subjects such loans to restrictions not applicable to other residential mortgage loans. Loans subject to HOEPA consist of loans on which certain points and fees or the annual percentage rate, which is based on the interest rate and certain finance charges, exceed specified levels. Laws, rules and regulations have been adopted, or are under consideration, at the state and local levels that are similar to HOEPA in that they impose certain restrictions on loans that exceed certain cost parameters. These state and local laws generally have lower thresholds and broader prohibitions than under the federal law. The restrictions include prohibitions on steering borrowers into loans with high interest rates and away from more affordable products, selling unnecessary insurance to borrowers, flipping or repeatedly refinancing loans and

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originating loans without a reasonable expectation that the borrowers will be able to repay the loans without regard to the value of the mortgaged property.

Compliance with some of these restrictions requires lenders to make subjective judgments, such as whether a loan will provide a “net tangible benefit” to the borrower. These restrictions expose a lender to risks of litigation and regulatory sanction no matter how carefully a loan is underwritten and impact the way in which a loan is underwritten. The remedies for violations of these laws are not based on actual harm to the consumer and can result in damages that exceed the loan balance. Liability for violations of HOEPA, as well as violations of many of the state and local equivalents, would extend not only to us, but to assignees, which may include our warehouse lenders and whole-loan buyers, regardless of whether such assignee knew of or participated in the violation.

It is our policy not to originate loans that are subject to either HOEPA or these state and local laws and not to purchase high cost loans that violate those laws. If we miscalculate the numerical thresholds described above, however, we may mistakenly originate or purchase such loans and bear the related marketplace and legal risks and consequences. These thresholds below which we try to originate loans create artificial barriers to production and limit the price at which we can offer loans to borrowers and our ability to underwrite, originate, sell and finance mortgage loans. We may cease doing business in jurisdictions in the future where we, or our counterparties, make similar determinations with respect to anti-predatory lending laws. In California, for example, a recently proposed amendment to its state anti-predatory lending law substantially could broaden the trigger test for loans subject to its restrictions. If the numerical thresholds were miscalculated, certain variations of our Liberty Loan product, where the lending decision is or may have been based entirely or primarily on the borrower’s equity in his or her home and not, or to a lesser extent, on a determination of the borrower’s ability to repay the loan, would violate HOEPA and many of these state and local anti-predatory lending laws. In the past, we have sold a small portion of our Liberty Loan production to third parties on a servicing-released, whole-loan basis. Going forward, however, our ability to finance the origination of Liberty Loans and sell the Liberty Loan product to third parties could be impaired if our financing sources or mortgage investors are required or choose to incorporate prohibitions from certain anti-predatory lending practices into their eligibility criteria, even if the laws themselves do not specifically apply to us.

We may decide to purchase a loan that is covered by one of these laws, rules or regulations only if, in our judgment, the loan is made in accordance with our strict legal compliance standards and without undue risk relative to litigation or to the enforcement of the loan according to its terms. If we decide to originate loans subject to these laws, rules and regulations, we will be subject to greater risks for actual or perceived non-compliance, including demands for indemnification or loan repurchases from the parties to whom we broker or sell loans, class action lawsuits, increased defenses to foreclosure of individual loans in default, individual claims for significant monetary damages, and administrative enforcement actions. Any of the foregoing could materially harm our business, financial condition and results of operations.

Some of our competitors that are national banks or federally chartered thrifts and their operating subsidiaries may not be subject to these state and local laws and may as a consequence be able to capture market share from us and other lenders. Federal regulators have expressed their position that these preemption provisions benefit mortgage subsidiaries of federally chartered institutions as well. In January 2004, the Comptroller of the Currency finalized preemption rules that confirm and expand the scope of this federal preemption for national banks and their operating subsidiaries. Such federal preemption rules and interpretations generally have been upheld in the courts. At least one national rating agency has announced that, in recognition of the benefits of federal preemption, it will not require additional credit enhancement by federal institutions when they issue securities backed by mortgages from a state that it deems to have anti-predatory lending laws with clear and objective standards. As a non-federal entity, we will continue to be subject to such rating agency requirements arising from state or local lending-related laws or regulations. Accordingly, as a mortgage lender that is generally subject to the laws of each state in which we do business, except as may specifically be provided in federal rules applicable to all lenders, we may be subject to state legal requirements and legal risks under state laws to which these federally regulated competitors are not subject, and this disparity may have the effect of giving those federal entities legal and competitive advantages. Passage of additional laws in other jurisdictions could increase compliance costs, lower fee

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income and lower origination volume, all of which would have a material adverse effect on our results of operations, financial condition and business prospects.

The 108th United States Congress considered legislation, such as the Ney-Lucas Responsible Lending Act introduced in 2003, which, among other provisions, would limit fees that a lender is permitted to charge, including prepayment fees, restrict the terms lenders are permitted to include in their loan agreements and increase the amount of disclosure required to be given to potential borrowers. Similar legislation has been introduced in the recently-convened 109th Congress. We cannot predict whether or in what form Congress or the various state and local legislatures may enact legislation affecting our business. We are evaluating the potential impact of these initiatives, if enacted, on our lending practices and results of operations. As a result of these and other initiatives, we are unable to predict whether federal, state, or local authorities will require changes in our lending practices in the future, including reimbursement of fees charged to borrowers, or will impose fines. These changes, if required, could adversely affect our profitability, particularly if we make such changes in response to new or amended laws, regulations or ordinances in states where we originate a significant portion of our mortgage loans.

The broad scope of our operations exposes us to risks of noncompliance with an increasing and inconsistent body of complex laws and regulations at the federal, state and local levels.

Because we may originate, purchase and service mortgage loans in all 50 states, we must comply with the laws and regulations pertaining to licensing, disclosure and substantive practices, as well as judicial and administrative decisions, of all of these jurisdictions, as well as an extensive body of federal laws and regulations. The volume of new or modified laws and regulations has increased in recent years, and government agencies enforcing these laws, as well as the courts, sometimes interpret the same law in different ways. The laws and regulations of each of these jurisdictions are different, complex and, in some cases, in direct conflict with each other. As our operations continue to grow, it may be more difficult to identify comprehensively and to interpret accurately applicable laws and regulations and to employ properly our policies, procedures and systems and train our personnel effectively with respect to all of these laws and regulations, thereby potentially increasing our exposure to the risks of noncompliance with these laws and regulations. For example, individual cities and counties have begun to enact laws that restrict non-prime loan origination activities in those cities and counties. State and local governmental authorities have focused on the lending practices of companies in the non-prime mortgage lending industry, sometimes seeking to impose sanctions for practices such as charging excessive fees, imposing interest rates higher than warranted by the credit risk of the borrower, imposing prepayment fees, failing to adequately disclose the material terms of loans and abusive servicing and collection practices.

Our failure to comply with this regulatory regimen can lead to:

•	civil and criminal liability, including potential monetary penalties;

•	loss of lending licenses or approved status required for continued lending and servicing operations;

•	demands for indemnification or loan repurchases from purchasers of our loans;

•	legal defenses causing delay and expense;

•	adverse effects on our ability, as servicer, to enforce loans;

•	the borrower having the right to rescind or cancel the loan transaction;

•	adverse publicity;

•	individual and class action lawsuits;

•	administrative enforcement actions;

•	damage to our reputation in the industry;

•	inability to sell our loans; or

•	inability to obtain credit to fund our operations.

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Although we have systems and procedures directed to compliance with these legal requirements and believe that we are in material compliance with all applicable federal, state and local statutes, rules and regulations, we cannot assure you that more restrictive laws and regulations will not be adopted in the future, or that governmental bodies will not interpret existing laws or regulations in a more restrictive manner, which could render our current business practices non-compliant or which could make compliance more difficult or expensive. These applicable laws and regulations are subject to administrative or judicial interpretation, but some of these laws and regulations have been enacted only recently or may be interpreted infrequently. As a result of infrequent or sparse interpretations, ambiguities in these laws and regulations may leave uncertainty with respect to permitted or restricted conduct under them. Any ambiguity under a law to which we are subject may lead to regulatory investigations, governmental enforcement actions or private causes of action, such as class action lawsuits, with respect to our compliance with applicable laws and regulations.

If financial institutions face exposure stemming from legal violations committed by the companies to which they provide financing or underwriting services, this could increase our borrowing costs and negatively affect the market for whole-loans and mortgage-backed securities.

In June 2003, a California jury found a warehouse lender and securitization underwriter liable in part for fraud on consumers committed by a lender to whom it provided financing and underwriting services. The jury found that the investment bank was aware of the fraud and substantially assisted the lender in perpetrating the fraud by providing financing and underwriting services that allowed the lender to continue to operate, and held it liable for 10% of the plaintiff’s damages. This is the first case we know of in which an investment bank was held partly responsible for violations committed by a mortgage lender customer. Shortly after the announcement of the jury verdict in the California case, the Florida Attorney General filed suit against the same financial institution, seeking an injunction to prevent it from financing mortgage loans within Florida, as well as damages and civil penalties, based on theories of unfair and deceptive trade practices and fraud. The suit claims that this financial institution aided and abetted the same lender involved in the California case in its commission of fraudulent representations in Florida. As of the date of this prospectus, there has been no ruling in this case. If other courts or regulators adopt this “aiding and abetting” theory, investment banks may face increased litigation as they are named as defendants in lawsuits and regulatory actions against the mortgage companies with which they do business. Some investment banks may exit the business, charge more for warehouse lending and reduce the prices they pay for whole-loans in order to build in the costs of this potential litigation. This could, in turn, have a material adverse effect on our results of operations, financial condition and business prospects.

We may be subject to fines or other penalties based upon the conduct of our independent brokers.

Mortgage brokers, from which we source some of our Tribeca loans, have parallel and separate legal obligations to which they are subject. While these laws may not explicitly hold the originating lenders responsible for the legal violations of mortgage brokers, increasingly federal and state agencies have sought to impose such assignee liability. For example, the FTC entered into a settlement agreement with a mortgage lender where the FTC characterized a broker that had placed all of its loan production with a single lender as the “agent” of the lender. The FTC imposed a fine on the lender in part because, as “principal,” the lender was legally responsible for the mortgage broker’s unfair and deceptive acts and practices. In the past, the United States Department of Justice has sought to hold a non- prime mortgage lender responsible for the pricing practices of its mortgage brokers, alleging that the mortgage lender was directly responsible for the total fees and charges paid by the borrower under the Fair Housing Act even if the lender neither dictated what the mortgage broker could charge nor kept the money for its own account. Accordingly, we may be subject to fines or other penalties based upon the conduct of our independent mortgage broker customers.

We are subject to significant legal and reputational risks and expenses under federal and state laws concerning privacy, use and security of customer information.

The federal Gramm-Leach-Bliley financial reform legislation imposes significant privacy obligations on us in connection with the collection, use and security of financial and other nonpublic information provided to us by applicants and borrowers. In addition, California has enacted, and several other states are considering

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enacting, even more stringent privacy or customer-information-security legislation, as permitted under federal law. Because laws and rules concerning the use and protection of customer information are continuing to develop at the federal and state levels, we expect to incur increased costs in our effort to be and remain in full compliance with these requirements. Nevertheless, despite our efforts we will be subject to legal and reputational risks in connection with our collection and use of customer information, and we cannot assure you that we will not be subject to lawsuits or compliance actions under such state or federal privacy requirements. To the extent that a variety of inconsistent state privacy rules or requirements are enacted, our compliance costs could substantially increase.

If many of our borrowers become subject to the Servicemembers Civil Relief Act of 2003, our cash flows and interest income may be adversely affected.

Under the Servicemembers Civil Relief Act, which in 2003 re-enacted the Soldiers’ and Sailors’ Civil Relief Act of 1940, or the Civil Relief Act, members of the military services on active duty receive certain protections and benefits. Under the Civil Relief Act, a borrower who enters active military service after the origination of his or her mortgage loan generally may not be required to pay interest above an annual rate of 6%, and the lender is restricted from exercising certain enforcement remedies, including foreclosure, during the period of the borrower’s active duty status. The Civil Relief Act also applies to a borrower who was on reserve status and is called to active duty after origination of the mortgage loan. Considering the large number of U.S. Armed Forces personnel on active duty and likely to be on active duty in the future, compliance with the Civil Relief Act could reduce our cash flow and the interest payments collected from those borrowers, and in the event of default or delay, prevent us from exercising the remedies for default that otherwise would be available to us.

Risks Related to this Offering and Our Capital Structure

Our management has broad discretion over the use of proceeds from this offering and may use the proceeds in ways with which you do not agree.

We estimate the net proceeds of this offering to be approximately $9.03 million, after deducting the underwriting discount and estimated offering expenses. Our management will retain broad discretion to allocate the proceeds of this offering and may use the proceeds in ways with which stockholders disagree. The failure of management to apply these funds effectively could harm our results of operations.

Thomas J. Axon effectively controls our company, substantially reducing the influence of our other stockholders.

Thomas J. Axon, our Chairman, beneficially owned, as of March 31, 2005, 53.5% of our outstanding common stock. Immediately following the consummation of this offering, Mr. Axon will beneficially own approximately 45.4% of our outstanding common stock. As a result, Mr. Axon will be able to influence significantly the actions that require stockholder approval, including:

•	the election of our directors; and

•	the approval of mergers, sales of assets or other corporate transactions or matters submitted for stockholder approval.

Furthermore, the members of the board of directors as a group (including Mr. Axon) beneficially owned, as of March 31, 2005, 75.9% of our outstanding common stock and immediately following the consummation of this offering will beneficially own approximately 65.3% of our outstanding common stock. As a result, our other stockholders may have little or no influence over matters submitted for stockholder approval. In addition, Mr. Axon’s influence and/or that of our current board members could preclude any unsolicited acquisition of us and consequently materially adversely affect the price of our common stock.

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Our organizational documents, Delaware law and our credit facility may make it harder for us to be acquired without the consent and cooperation of our board of directors, management and lender.

Several provisions of our organizational documents, Delaware law and our credit facility may deter or prevent a takeover attempt, including a takeover attempt in which the potential purchaser offers to pay a per share price greater than the current market price of our common stock.

Our classified board of directors will make it more difficult for a person seeking to obtain control of us to do so. Also, our supermajority voting requirements may discourage or deter a person from attempting to obtain control of us by making it more difficult to amend the provisions of our certificate of incorporation to eliminate an anti-takeover effect or the protections they afford minority stockholders, and will make it more difficult for a stockholder or stockholder group to put pressure on our board of directors to amend our certificate of incorporation to facilitate a takeover attempt. In addition, under the terms of our certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. The ability to issue shares of preferred stock could tend to discourage takeover or acquisition proposals not supported by our current board of directors. For a summary of the terms of our capital stock, see “Description of Capital Stock.”

While we are not currently subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder (such as the owner of 15% or more of our outstanding common stock) for a period of three years following the date that the stockholder became an interested stockholder, Section 203 will apply to us upon the pricing of this offering if we are accepted for listing on The Nasdaq National Market. The preceding provisions of our organizational documents, as well as Section 203 of the Delaware General Corporation Law, if applicable, could discourage potential acquisition proposals, delay or prevent a change of control and prevent changes in our management, even if such events would be in the best interests of our stockholders.

In addition, our controlling shareholder ceasing to possess, directly or indirectly, the power to direct our management and policies through his ownership of our voting stock constitutes an event of default under our master credit facility, which, without a waiver from our lender, would cause our indebtedness to become immediately payable and could result in our insolvency if we are unable to repay our debt.

Our quarterly operating results may fluctuate and cause our stock price to decline.

Because of the nature of our business, our quarterly operating results may fluctuate, which may adversely affect the market price of our common stock. Our results may fluctuate as a result of any of the following:

•	the timing and amount of collections on loans in our portfolio;

•	the rate of delinquency, default, foreclosure and prepayment on the loans we hold and service;

•	changes in interest rates;

•	deviations in the amount or timing of collections on loans purchased from our expectations when we purchased such loans;

•	our inability to identify and acquire additional mortgage loan portfolios or to originate loans;

•	a decline in the estimated value of real property securing mortgage loans;

•	increases in operating expenses associated with the growth of our operations;

•	general economic and market conditions;

•	the effects of state and federal tax, monetary and fiscal policies; and

•	our inability to obtain additional financing to fund our growth.

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Many of these factors are beyond our control, and we cannot predict their potential effects on the price of our common stock. If the market price of our common stock declines significantly, you may be unable to resell your common stock at or above the offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly, including a decline below the offering price, in the future.

Various factors unrelated to our performance may cause the market price of our common stock to become volatile, which could harm our ability to access the capital markets in the future.

The market price of our common stock may experience fluctuations that are unrelated to our operating performance. In particular, our stock price may be affected by general market movements as well as developments specifically related to the consumer finance industry and the financial services sector. These could include, among other things, interest rate movements, quarterly variations or changes in financial estimates by securities analysts, governmental or regulatory actions or investigations of us or our lenders, or a significant reduction in the price of the stock of another participant in the consumer finance industry. This volatility may make it difficult for us to access the capital markets through additional secondary offerings of our common stock, regardless of our financial performance, and such difficulty may preclude us from being able to take advantage of certain business opportunities or meet our obligations.

Future sales of our common stock may depress our stock price.

Sales of a substantial number of shares of our common stock in the public market could cause a decrease in the market price of our common stock. As of March 31, 2005, approximately 6,082,295 shares of our common stock were issued and outstanding, and following completion of this offering we will have an aggregate of 7,182,295 shares outstanding. Of these shares, as of March 31, 2005, 4,295,794 shares were held by our affiliates and are saleable under Rule 144 of the Securities Act of 1933, as amended. An additional 1,600,000 shares of common stock are reserved for issuance upon the exercise of stock options under the Franklin Credit Management Corporation 1996 Stock Incentive Plan, as amended, of which, as of March 31, 2005, 771,000 shares may be issued upon the exercise of stock options that have been issued under the plan and 809,000 shares may be issued upon the exercise of stock options that may be issued under the plan. Of the 771,000 shares subject to granted options, 754,668 were vested with exercise prices substantially lower than the current market price of our common stock. Finally, following the offering, 4,316,744 shares held by current stockholders and members of our senior management will be subject to a lock-up period through      , 2005. The remainder of our outstanding shares are freely tradeable. We may also issue additional shares in connection with our business and may grant additional stock options to our employees, officers, directors and consultants under our stock option plans or warrants to third parties. If a significant portion of these shares were sold in the public market, the market value of our common stock could be adversely affected.

Because our common stock is thinly traded, the price of our shares may be volatile and it may be difficult for you to sell shares of our common stock into the markets.

Our common stock is currently traded on the Over-the-Counter Bulletin Board, or OTCBB. Because of the relatively small number of shares that are traded on the OTCBB, shares prices may be volatile and it may be difficult for you to find a purchaser for shares of our common stock. While we have filed an application to have our common stock approved for listing on The Nasdaq National Market following the pricing of this offering, there is no guarantee that we will remain eligible for trading on The Nasdaq National Market, that an active trading market will develop, that our common stock will have a higher trading volume than it has historically had on the OTCBB or that it will maintain its current market price. This illiquidity could have a material adverse effect on the market price of our stock. As a result, investors should consider the potential lack of liquidity and the long-term nature of an investment in our stock prior to investing.

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Compliance with the rules of the market in which our common stock trades and proposed and recently enacted changes in securities laws and regulations are likely to increase our costs.

The Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated by the Securities and Exchange Commission and the national securities exchanges have increased the scope, complexity and cost of corporate governance, reporting and disclosure practices for public companies, including ourselves. These rules and regulations could also make it more difficult for us to attract and retain qualified executive officers and members of our board of directors, particularly to serve on our audit committee. We have submitted an application to be listed on The Nasdaq National Market following the pricing of this offering and upon listing will have to comply with a number of qualitative and quantitative requirements. We have no prior experience with the level of compliance required by Nasdaq, and, as a result, such compliance will require additional cost and effort on our part.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements are not historical facts, but rather are based on our current expectations, estimates and projections about our industry, our beliefs and assumptions. Words including “may,” “will,” “could,” “would,” “should,” “anticipate,” “expect,” “intend,” “plan,” “project,” “believe,” “seek,” “estimate” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which remain beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described in “Risk Factors” and elsewhere in this prospectus. We caution you not to place undue reliance on these forward-looking statements, which reflect our management’s view only as of the date of this prospectus. We are not obligated to update these statements or publicly release the result of any revisions to them to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

The net proceeds to us from the sale of the shares of common stock offered by us under this prospectus after deducting the underwriting discount and estimated offering expenses are estimated to be approximately $9.03 million, or approximately $10.53 million if the underwriter’s over-allotment option is exercised in full, assuming a public offering price of $9.75 per share, the closing price of our common stock on the OTCBB on June 28, 2005.

We intend to use the net proceeds from this offering to enhance our capital structure, increasing our capital-to-assets ratio and reducing our debt-to-equity ratio, and thereby increase our ability to finance the acquisition, origination and servicing of additional mortgage loans, for working capital and for general corporate purposes. We expect that the increase in our equity resulting from this offering will also enhance our ability to negotiate more favorable borrowing terms, which could result in a lower cost of funds.

Pending such uses, we plan to invest the net proceeds of this offering in short term, investment grade, interest-bearing securities.

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PRICE RANGE OF OUR COMMON STOCK

Our common stock is quoted on the OTCBB under the symbol “FCSC.” On June 28, 2005, the last reported closing sale price of our common stock as reported on the OTCBB was $9.75 per share. On March 31, 2005, there were approximately 6,082,295 holders of record of our common stock. High and low closing sales prices of our common stock since January 1, 2003, as reported on the OTCBB are set forth below (such quotations reflect inter-dealer prices without retail markup, markdown, or commission, and may not necessarily represent actual transactions):

	High	Low

Year Ended December 31, 2003:
First Quarter	$1.75	$1.07
Second Quarter	5.25	1.15
Third Quarter	3.25	2.75
Fourth Quarter	3.20	2.96
Year Ended December 31, 2004:
First Quarter	$4.10	$2.97
Second Quarter	4.10	3.35
Third Quarter	6.50	3.33
Fourth Quarter	13.00	6.41
Year Ended December 31, 2005:
First Quarter	$13.75	$8.65
Second Quarter (through June 28)	14.00	9.50

DIVIDEND POLICY

We have not paid cash dividends on our common stock in recent years and do not expect to pay a cash dividend in the near future. We currently intend to retain future earnings to finance our operations and expand our business. Any future determination to pay cash dividends will be at the discretion of the board of directors and will depend upon a complete review and analysis of all relevant factors, including our financial condition, operating results, capital requirements and any other factors the board of directors deems relevant. In addition, our agreements with our lenders may, from time to time, restrict our ability to pay dividends.

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CAPITALIZATION

The table below sets forth as of March 31, 2005:

•	our actual capitalization; and

•
our capitalization, as adjusted to reflect our receipt of the estimated net proceeds from the sale of 1,100,000 shares of common stock in this offering at an assumed public offering price of $9.75 per share, the closing price of our common stock on the OTCBB on June 28, 2005, and after deducting the estimated underwriting discounts and offering expenses.

Please read the capitalization table together with the sections of this prospectus entitled “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included in this prospectus.

	March 31, 2005

	Actual (1)	As Adjusted (1)

	(in thousands)
Cash and cash equivalents	$24,334	$33,366

Debt	947,705	947,705

Stockholders’ equity:
Preferred stock, par value $0.001 per share, 3,000,000 shares authorized, none issued and outstanding
Common stock, par value $0.01 per share, 22,000,000 shares authorized, 6,082,295 shares issued and outstanding, actual and 7,182,295 shares issued and outstanding, as adjusted	61	72
Additional paid-in capital	7,378	16,399
Retained earnings	25,211	25,211

Total stockholders’ equity	32,650	41,682

Total capitalization	$980,355	$989,387

Book value per share	$5.37	$5.80

(1)
Excludes 771,000 shares of our common stock issuable upon exercise of outstanding options to purchase shares of our common stock with an average exercise price of $1.02 per share, and warrants to purchase 97,000 shares of our common stock with an average exercise price of $1.91 per share.

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SELECTED CONSOLIDATED FINANCIAL DATA

Set forth below is selected consolidated financial data as of and for the three months ended March 31, 2005 and 2004 and for the five years ended December 31, 2004. The following selected consolidated financial data for the five years ended December 31, 2004 are derived from our audited consolidated financial statements. The selected consolidated financial data for the three months ended March 31, 2005 and 2004 are derived from our unaudited interim consolidated financial statements and include all adjustments, consisting of only normal recurring accruals, which our management considers necessary for the fair presentation of our financial position and results of operations for these periods. The information presented below should be read in conjunction with our audited consolidated financial statements, related notes and other financial information included elsewhere in this prospectus. See “Use of Proceeds,” “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	At or for the Three Months Ended March 31,		At or for the Year Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(Unaudited)
Statement of Income Data
Interest income	$22,877,198	$10,636,341	$59,481,422	$42,699,710	$36,728,735	$28,824,624	$20,873,504
Purchase discount earned	2,251,481	1,341,397	9,234,896	5,154,601	3,841,927	3,986,498	3,788,034
Gain on sale of notes receivable	—	844,902	1,701,113	1,118,239	139,519	986,570	1,675,107
Gain on sale of loans held for sale	663,704	892,955	3,689,616	3,236,616	2,259,979	842,051	276,911
Gain on sale of other real estate owned	255,981	231,246	542,202	1,027,130	796,562	1,448,548	700,939
Prepayment penalties and other income	1,842,916	1,112,924	5,835,766	4,330,263	3,075,715	1,875,067	1,732,895

Total revenues	27,891,280	15,059,765	80,485,015	57,566,559	46,842,437	37,963,358	29,047,390
Interest expense	13,018,345	5,313,075	32,795,347	21,672,993	19,127,713	20,754,281	18,781,532
Collection, general and administrative	7,089,544	4,446,182	23,321,659	17,864,786	12,882,135	10,411,012	8,514,742
Recovery of a special charge	—	—	—	—	(1,662,598)	—	—
Provision for loan losses	1,198,218	895,876	3,705,333	3,164,103	2,713,864	2,187,453	411,005
Amortization of deferred financing costs	692,987	592,901	2,761,476	1,979,208	1,264,112	1,058,443	619,892
Total expenses	22,204,568	11,361,416	63,078,705	45,186,102	34,664,987	34,637,210	28,476,727
Income before provision for income taxes	5,686,712	3,698,349	17,406,310	12,380,457	12,177,450	3,326,148	570,663
Provision for income taxes	2,615,888	1,665,000	7,900,000	5,695,000	5,514,000	444,000	—
Net Income	3,070,824	2,033,349	9,506,310	6,685,457	6,663,450	2,882,148	570,663
Earnings per share basic	$0.51	$0.34	$1.60	$1.13	$1.13	$0.49	$0.10
Earnings per share diluted	$0.45	$0.30	$1.43	$1.02	$1.07	$0.49	$0.10
Book value per share	$5.37	$3.67	$4.88	$3.33	$2.20	$1.07	$0.58
Balance Sheet Data
Notes receivable
Principal	$837,706,645	$459,382,163	$811,885,856	$465,553,870	$435,259,394	$331,643,076	$255,055,677
Purchase discount	(29,388,621)	(26,291,095)	(32,293,669)	(25,678,165)	(22,974,310)	(22,248,344)	(23,392,400)
Allowance for loan losses	(83,919,665)	(50,789,815)	(89,628,299)	(46,247,230)	(45,841,651)	(33,490,456)	(24,021,479)

Net notes receivable	$724,398,359	$382,301,253	$689,963,888	$393,628,475	$366,443,433	$275,904,276	$207,641,798
Originated loans held for sale	17,666,811	40,271,957	16,851,041	27,372,779	22,869,947	28,203,047	8,605,848
Originated loans held for investment	171,237,420	6,238,882	110,496,274	9,536,669	—	—	—
Other real estate owned	21,492,219	13,293,284	20,626,156	13,981,665	9,353,884	3,819,673	5,290,053
Total assets	996,110,184	475,022,007	891,510,754	476,733,346	424,419,034	334,162,501	243,235,288
Notes payable	916,186,427	416,824,117	807,718,038	427,447,844	395,266,144	313,943,808	231,050,485
Total stockholders’ equity	32,649,706	21,712,655	29,555,882	19,679,306	12,993,849	6,330,399	3,448,251
Selected Performance Ratios
Return on average assets (1)(2)	1.30%	1.71%	1.39%	1.48%	1.76%	1.00%	.26%
Return on average equity (1)(3)	39.49%	39.30%	38.62%	40.92%	68.96%	58.95%	18.04%
Total revenue/average assets (1)(4)	11.82%	12.66	11.76%	12.78%	12.35%	13.15%	13.23%
Interest expense/average assets (1)(5)	5.81%	4.96%	5.20%	5.25%	5.38%	7.56%	8.84%
Collection, general and administrative expenses as a percentage of average assets (6)	3.00%	3.74%	3.41%	3.96%	3.40%	3.61%	3.88%
Efficiency ratio (7)	50.0%	48.57%	51.91%	52.68%	48.70%	64.46%	88.27%

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	At or for the Three Months Ended March 31,		At or for the Year Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(Unaudited)
Balance Sheet Ratios
Equity to assets	3.28%	4.57%	3.32%	4.13%	3.06%	1.89%	1.42%
Allowance for loan losses/total notes receivable and loans held for investment and sale	8.42%	10.59%	9.88%	9.70%	10.53%	9.92%	10.02%
Purchase discount/notes receivable	3.5%	5.7%	4.0%	5.5%	5.3%	6.7%	9.2%
Asset Quality Data
Impaired loans as a percentage of total notes receivable and loans held for investment and sale	28.0%	26.0%	35.0%	26.0%	33.0%	20.0%	—
Selected Performance Data
Loans acquired, at purchase price	$98,522,946	$38,432,630	$546,269,608	$213,638,801	$184,090,904	$162,340,435	$95,738,251
Loan originations	$87,924,216	$33,358,278	$200,301,285	$97,431,553	$70,444,721	$39,198,200	$8,292,254

(1)	The information for the three months ended March 31, 2005 and 2004 has been annualized.
(2)	Computed by dividing net income by average total assets for the period using beginning and end of period balances.
(3)	Computed by dividing net income by average equity for the period using beginning and end of period balances.
(4)	Computed by dividing total revenue by average total assets for the period using beginning and end of period balances.
(5)	Computed by dividing interest expense, inclusive of amortization of deferred financing costs, by average total assets for the period using beginning and end of period balances.
(6)	Computed by dividing collection, general and administrative expenses by average assets, based on beginning and end of period balances.
(7)	Computed by dividing collection, general and administrative expenses by total revenues less interest expense and amortization of deferred financing costs.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

General

The following discussion of our operations and financial condition should be read in conjunction with our financial statements and notes thereto included elsewhere in this prospectus. In these discussions, percentages and dollar amounts have been rounded to aid presentation. As a result, such figures are approximations.

Application of Critical Accounting Policies and Estimates

The following discussion and analysis of financial condition and results of operations is based on the amounts reported in our consolidated financial statements, which are prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. In preparing the consolidated financial statements, management is required to make various judgments, estimates and assumptions that affect the financial statements and disclosures. Changes in these estimates and assumptions could have a material effect on our consolidated financial statements. The following is a summary of the accounting policies believed by management to be most critical in their potential effect on our financial position or results of operations.

Notes Receivable and Income Recognition – Our notes receivable portfolio consists primarily of secured real estate mortgage loans purchased from financial institutions, mortgage banks and finance companies. Notes receivable are performing, reperforming or nonperforming at the time of purchase and are usually purchased at a discount from the principal balance remaining. Notes receivable are stated at the amount of unpaid principal, reduced by purchase discount and allowance for loan losses. Notes purchased after December 31, 2004, under AICPA Statement of Position (“SOP”) No. 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer (“SOP 03-3”), are stated at amortized cost. We have the ability and intent to hold these notes until maturity, payoff or liquidation of the collateral. Impaired notes receivable are measured based on the present value of expected future cash flows discounted at the note’s effective interest rate or, as a practical expedient, at the observable market price of the note receivable or the fair value of the collateral if the note is collateral dependent. We periodically evaluate the collectability of both interest and principal of our notes receivable to determine whether they are impaired. A note receivable is considered impaired when it is probable that we will be unable to collect all contractual principal and interest payments due in accordance with the terms of the note agreement.

In general, interest on the notes receivable is calculated based on contractual interest rates applied to daily balances of the principal amount outstanding using the accrual method. Accrual of interest on notes receivable, including impaired notes receivable, is discontinued when management believes, after considering economic and business conditions and collection efforts, that the borrowers’ financial condition is such that collection of interest is doubtful. When interest accrual is discontinued, all unpaid accrued interest is reversed. Subsequent recognition of income occurs only to the extent payment is received, subject to management’s assessment of the collectability of the remaining interest and principal. A non-accrual note is restored to an accrual status when it is no longer delinquent and collectability of interest and principal is no longer in doubt, and past due interest is recognized at that time.

Discounts on Acquired Loans – Effective January 1, 2005, as a result of the required adoption of SOP 03-3, we were required to change our accounting for loans acquired subsequent to December 31, 2004 which have evidence of deterioration of credit quality since origination and for which it is probable, at the time of our acquisition, that we will be unable to collect all contractually required payments. For these loans, the excess of the undiscounted contractual cash flows over the undiscounted cash flows estimated by us at the time of acquisition is not accreted into income, and is referred to as nonaccretable discount. The amount representing the excess of cash flows estimated by us at acquisition over the purchase price is accreted into interest income over the life of the loan, and is referred to as accretable discount.

For loans not addressed by SOP 03-3 that are acquired subsequent to December 31, 2004, the discount, which represents the excess of the amount of reasonably estimable and probable discounted future cash

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collections over the purchase price, is accreted into interest income using the interest method over the term of the loans. The discount is not accreted on non-performing loans. This is consistent with our method of accounting for loans purchased prior to January 1, 2005, except that for these loans an allowance allocation was also made at the time of acquisition. We no longer increase the allowance through allocations from purchase discount.

There is judgment involved in estimating the amount of our future cash flows. The amount and timing of actual cash flows could differ materially from management’s estimates, which could materially affect our financial condition and results of operations. Depending on the timing of an acquisition, a preliminary allocation may be utilized until a final allocation is established. Generally, the allocation will be finalized no later than ninety days from the date of purchase.

The nonaccretable discount is not accreted into income until it is determined that the amount and timing of the related cash flows are reasonably estimable and collection is probable. If cash flows cannot be reasonably estimated for any loan, and collection is not probable, the cost recovery method of accounting is used. Under the cost recovery method, any amounts received are applied against the recorded amount of the loan.

Subsequent to acquisition, if cash flow projections improve, and it is determined that the amount and timing of the cash flows related to the nonaccretable discount are reasonably estimable and collection is probable, the corresponding decrease in the nonaccretable discount is transferred to the accretable discount and is accreted into interest income over the remaining life of the loan on the interest method. If cash flow projections deteriorate subsequent to acquisition, the decline is accounted for through the allowance for loan losses.

Allowance for Loan Losses – We perform reviews of our loan portfolio upon purchase, at loan boarding, and on a frequent basis thereafter to segment impaired loans under Statement of Financial Accounting Standards (“SFAS”) No. 114. A loan is considered impaired when it is probable that we will be unable to collect all contractual principal and interest payments due in accordance with the terms of the note agreement. An allowance for loan losses is estimated based on our impairment analysis. Management’s judgment in determining the adequacy of the allowance for loan losses is based on the evaluation of individual loans within the portfolios, the known and inherent risk characteristics and size of the portfolio, the assessment of current economic and real estate market conditions, estimates of the current value of underlying collateral, past loan loss experience and other relevant factors. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for the underlying collateral when considered necessary. Management believes that the allowance for loan losses, which amounted to $83,919,665 at March 31, 2005 (unaudited), is adequate. The allowance for loan losses is a material estimate, which could change significantly in the near term.

Effective January 1, 2005, and as a result of the required adoption of SOP 03-3, additions to the valuation allowances relating to newly acquired loans reflect only those losses incurred by us subsequent to acquisition. We no longer increase the allowances through allocations from purchase discount. Additionally, general risk allocations are no longer applied to loans purchased subsequent to December 31, 2004. Consequently, the allowance for loan losses has declined since the adoption of SOP 03-3, and it is anticipated that the allowance will continue to decline as credits for loan losses may continue to be recorded if loans pay off and allowances related to these loans are not required or additions due to loan impairment are not required. The allowance for loan losses declined from $89,628,299 at December 31, 2004 to $83,919,665 at March 31, 2005 (unaudited).

Originated Loans Held for Sale – Originated loans held for sale consists primarily of secured real estate first and second mortgages originated by us. Such loans held for sale are generally performing and are carried at the lower of cost or market. We record a sale upon settlement and when the title transfers to the buyer. The gain or loss on sale is recorded as the difference between the carrying amount of the loan and the proceeds from sale on a loan-by-loan basis.

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Originated Loans Held for Investment – Originated loans held for investment consists primarily of secured real estate first and second mortgages originated by us. Such loans are generally performing and are carried at the amortized cost of the loan.

Other Real Estate Owned – Other real estate owned (“OREO”) consists of properties acquired through, or in lieu of, foreclosure or other proceedings, and from time to time real estate assets purchased with acquired pools, and are held for sale and carried at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value, less cost to sell, at the time of acquisition is charged to purchase discount. Subsequent write-downs are charged to operations based upon management’s continuing assessment of the fair value of the underlying collateral. Property is evaluated periodically to ensure that the recorded amount is supported by current fair values and write downs are recorded as necessary to reduce the carrying amount to fair value less estimated cost to sell. Revenue and expenses from the operation of OREO and changes in the valuation allowance are included in operations. Direct costs relating to the development and improvement of the property are capitalized, subject to the limit of fair value of the collateral, while costs related to holding the property are expensed. Gains or losses are included in operations upon disposition.

Deferred Financing Costs – Deferred financing costs include origination fees incurred in connection with obtaining financing, which are deferred and amortized over the terms of the related loans.

Accounting for Stock Options – We have adopted the disclosure requirements of SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure (“SFAS 148”), effective December 2002. SFAS 148 amends SFAS No. 123, Accounting for Stock- Based Compensation (“SFAS 123”), to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation and also amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the methods of accounting for stock based employee compensation and the effect of the method used on reported results. As permitted by SFAS 148 and SFAS 123, we continue to apply the accounting provisions of Accounting Principles Board (“APB”) Opinion Number 25, Accounting for Stock Issued to Employees (“APB Opinion 25”), and related interpretations, with regard to the measurement of compensation cost for options granted under our Stock Option Plans. SFAS 123 and APB Opinion 25 require only that the expense relating to employee stock options be disclosed in the footnotes to the consolidated financial statements.

Our Stock Incentive Plan is accounted for under the recognition and measurement principles of APB Opinion 25 and related interpretations. The following table illustrates the effect on net income and earnings per share if the fair value based method had been applied to all awards:

	March 31, 2005	March 31, 2004

Net income — as reported	$3,070,824	$2,033,349
Stock based compensation expense determined under fair value method, net of related tax effects	(4,442)	(7,125)

Net income — pro forma	$3,066,382	$2,026,224

Earnings per share:
Net income per common share — basic — as reported	$0.51	$0.34
Net income per common share — basic — pro forma	$0.50	$0.34
Net income per common share — diluted — as reported	$0.45	$0.30
Net income per common share — diluted — pro forma	$0.45	$0.30

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment” (“SFAS 123(R)”), a revision of SFAS 123. SFAS 123(R) requires that the compensation cost relating to share-based payment transaction, including employee stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans, be recognized as an expense in our consolidated financial statements. Under SFAS 123(R), the related compensation cost will be measured based on the fair value of the award at the time of grant.

SFAS 123(R) is effective for the first interim or annual reporting period that begins after December 15, 2005 and will replace SFAS 123 and supersede APB Opinion 25 at that time. Accordingly, we will adopt

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SFAS 123(R) on January 1, 2006. We are currently evaluating the prospective effect of SFAS 123(R) on our results of operations.

Three Months Ended March 31, 2005 Compared to Three Months Ended March 31, 2004

Overview.     Net income totaled $3.1 million for the first quarter of 2005, compared with $2.0 million for the first quarter of 2004. Earnings per common share for the first quarter of 2005 was $0.45 on a diluted basis and $0.51 on a basic basis, compared to $0.30 and $0.34 for 2004, respectively. Our first quarter revenues increased by 85% to $27.9 million, from first quarter 2004 revenues of $15.1 million. Net income increased 51% to $3.1 million in the first quarter 2005, from net income of $2.0 million in the first quarter of 2004. The increase in net income was driven largely by the near doubling of net interest income, which was the result of significant additions to the portfolio of notes receivable and loans held for investment during the second half of 2004 and in the first quarter of 2005, from both loan portfolio acquisitions and originated loans. During the first quarter, we closed acquisitions of S&D loans with an aggregate face amount of $111.8 million and we originated $87.9 million of non-prime loans. We increased the size of our total portfolio of net notes receivable, loans held for sale, loans held for investment and OREO at the end of the first quarter 2005 to $934.8 million from $837.9 million at the end of 2004. Our total debt outstanding grew to $947.7 million at March 31, 2005 from $847.3 million at the end of 2004. Our weighted average cost of funds during the first quarter 2005 increased to 6.32% from 6.26% during the fourth quarter of 2004 and 5.16% during the first quarter of 2004.

Revenues.     Total revenues increased by $12.8 million, or 85%, to $27.9 million during the three months ended March 31, 2005, from $15.1 million during the three months ended March 31, 2004. Revenues include interest income, purchase discount earned, gain on sale of notes receivable, gain on sale of loans held for sale, gain on sale of OREO and prepayment penalties and other income.

Interest income increased by $12.2 million, or 115%, to $22.9 million during the three months ended March 31, 2005 from $10.6 million during the corresponding period of 2004. The increase in interest income reflected a 103% increase in the average of the balances of gross notes receivable and loans held for both investment and sale at the end of the first quarter of 2005 compared to the end of the first quarter of 2004, which reflected growth in the volume of loan purchases and loan originations in 2004 and in the first quarter of 2005.

Purchase discount earned increased by $910,000, or 68%, to $2.3 million during the three months ended March 31, 2005 from $1.3 million during the first quarter of 2004. This increase resulted primarily from a 82% increase in gross notes receivable, and increased prepayments during the first quarter of 2005, which accelerated income recognition of the associated purchase discount compared with the first quarter of 2004. We received $57.0 million of principal payments in the first quarter of 2005 compared with $40.5 million of principal payments in the first quarter of 2004.

We did not sell any notes receivable during the three months ended March 31, 2005. During the three months ended March 31, 2004, we sold notes receivable with an outstanding principal amount, which we refer to as face value, of $6.5 million, in connection with which we recognized a gain of $845,000.

Gain on sale of originated loans decreased by $229,000, or 26%, to $664,000 during the first quarter of 2005 from $893,000 during the comparable quarter in 2004. This decrease reflected a decrease in the volume of originated loans sold during the period. During the first half of 2004, our policy was to sell substantially all loans originated. Tribeca sold loans of $13.4 million and $19.3 million during the three months ended March 31, 2005 and March 31, 2004, respectively.

Prepayment penalties and other income increased by $730,000, or 66%, to $1.8 million during the three months ended March 31, 2005 from $1.1 million during the first quarter of 2004. The increase was primarily due to increases in prepayment penalties received as a result of an increase in loan pay offs during the three months ended March 31, 2005, as compared with the same period in 2004, which is primarily attributable to the increased volume of purchased loans and loans held for investment. Increased late charges resulting primarily from the growth in the size of our notes receivable portfolio and increased loan application fees due to the growth in the volume of Tribeca’s non-prime loan originations also contributed to the increase.

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Operating Expenses.     Total operating expenses increased by $10.8 million, or 95%, to $22.2 million during the first quarter of 2005 from $11.4 million during the first quarter of 2004. Total operating expenses include interest expense, collection, general and administrative expenses, provisions for loan losses, amortization of deferred financing costs and depreciation expense.

Interest expense increased by $7.7 million, or 145%, to $13.0 million during the three months ended March 31, 2005 from $5.3 million during the three months ended March 31, 2004. This increase reflected the significant increase in the balance of total debt used to fund the growth in total assets during the period, which increased by 112% to $947.7 million as of March 31, 2005 as compared with $446.0 million as of March 31, 2004. In addition, our weighted average cost of funds during the three months ended March 31, 2005 increased to 5.84% from 4.78% during the three months ended March 31, 2004, reflecting the rise in short-term interest rates during the past twelve months.

Collection, general and administrative expenses increased by $2.6 million, or 59%, to $7.1 million during the three months ended March 31, 2005 from $4.4 million during the three months ended March 31, 2004. Personnel expenses increased by $863,000, or 37%, and reflected increases in personnel in all areas in order to meet the demands of growth in our business. We ended the first quarter of 2005 with 204 employees as compared to 146 at the end of the first quarter of 2004. Professional and legal fees increased by $791,000, or 129%, to $1.4 million and reflects higher tax, audit and recruiting fees as well as higher legal fees relating to increased activity with respect to foreclosures, disposition of OREO and corporate governance initiatives. All other expenses increased $1.0 million, or 66%, to $2.5 million from $1.5 million during the three months ended March 31, 2004, which is attributable to the overall increase in our business activity. While the amount of collection, general and administrative expenses increased, as a percentage of average assets, the ratio improved from 3.74% in the first quarter of 2004 to 3.0% in the first quarter of 2005.

The provision for loan losses increased by $302,000, or 34%, to $1.2 million during the three months ended March 31, 2005 from $896,000 during the first quarter of 2004. This increase was primarily due to reserve increases in specific portfolios of notes receivable as a result of an increase in impaired loans.

Amortization of deferred financing costs increased by $100,000, or 17%, to $693,000 during the first quarter of 2005 from $593,000 during the first quarter of 2004. This increase resulted primarily from the growth in outstanding debt under our master credit facility and the increased pace of prepayments, which caused a corresponding increase in the pay down of debt under this facility, both of which resulted in increased amortization of the deferred fees paid to our lender.

Our pre-tax income increased by $2.0 million, or 54%, to $5.7 million during the first quarter of 2005 from $3.7 million during the first quarter of 2004 for the reasons set forth above.

During the first quarter of 2005, we had a provision for income taxes of $2.6 million as compared to a provision of $1.7 million in the first quarter of 2004. The effective tax rate for the three months ended March 31, 2005 and March 31, 2004 was 46% and 45%. respectively.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Overview.     Net income totaled $9.5 million for 2004, compared with $6.7 million for 2003, an increase of 42.2%. Earnings per common share for 2004 was $1.43 on a diluted basis and $1.60 on a basic basis, compared to $1.02 and $1.13 for 2003. Our revenues for 2004 increased by 39.8% to $80.5 million, from 2003 revenues of $57.6 million. During 2004, we closed acquisitions of S&D loans with an aggregate face amount of $652 million, comprised of approximately $548 million of bulk acquisitions, including acquisitions of $310 million and $100 million, which were the two largest bulk acquisitions in our history, and $104 million of flow acquisitions. We originated $200.3 million of non-prime loans through Tribeca. We increased the size of our total portfolio of net notes receivable, loans held for sale, loans held for investment and OREO at the end of 2004 to $837.9 million from $444.5 million at the end of 2003. Our total debt outstanding grew to $847.3 million at the end of 2004 from $450.8 million at the end of 2003. Our weighted average cost of funds, inclusive of amortization of deferred financing costs, during 2004 increased to 5.83% from 5.39% during 2003.

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Revenues.     Total revenues increased by $22.9 million, or 40%, to $80.5 million during 2004, from $57.6 million during 2003, reflecting growth in the volume of loan purchases and, to a lesser extent, growth in Tribeca’s loan origination volume.

Interest income increased by $16.8 million, or 39%, to $59.5 million during 2004 from $42.7 million during 2003. The increase in interest income reflected a 36% increase in the average of the balances of gross notes receivable, loans held for investment and loans held for sale at the end of 2004 compared to the end of 2003, which reflected growth in the volume of loan purchases and loan originations.

Purchase discount earned increased by $4.1 million, or 79%, to $9.2 million during 2004 from $5.2 million during 2003. This increase resulted primarily from a 74% increase in gross notes receivable and increased prepayments of notes receivable during 2004, which accelerate recognition of the associated purchase discount. We received $209.2 million of principal payments in 2004 compared with $156.9 million of principal payments in 2003.

Gains on sale of notes receivable increased by $583,000, or 52%, to $1.7 million during 2004 from $1.1 million during 2003. We sold a total of $21.0 million of notes receivable during 2004, of which $19.8 million was performing, as compared to a total of $19.4 million during 2003, of which $11.2 million was performing.

Gain on sale of originated loans increased by $453,000, or 14%, to $3.7 million during 2004 from $3.2 million during 2003. This increase reflected a 14% increase in the principal amount of the loans sold during 2004 to $89.9 million from $79.1 million during 2003. The average gain on loans sold remained constant at approximately 410 basis points during both 2004 and 2003. During 2003 and for the first half of 2004, Tribeca’s policy was to realize the gains associated with its loan origination activities by selling all of its originated loans into the secondary market. In mid-2004, we began to retain for portfolio most of the adjustable-rate loans originated by Tribeca.

Gain on sale of OREO decreased by $485,000, or 47%, to $542,000 during 2004 from $1.0 million during 2003. We sold 290 OREO properties at an aggregate sales price of $23.5 million during 2004 as compared to 231 OREO properties at an aggregate sales price of $18.1 million during 2003. This decrease was due to the sale of generally lower-value properties in 2004 and increased costs associated with restoring the properties to appropriate condition for sale.

Prepayment penalties and other income increased by $1.6 million, or 37%, to $5.8 million during 2004 from $4.3 million during 2003. The increase reflected increases in prepayments during 2004 resulting from the low interest rate environment and the growth in the size of our portfolio, increases in late charges resulting primarily from the growth in the size of our portfolio and increases in loan application fees due to the growth in the volume of our non-prime loan originations.

Operating Expenses.     Total operating expenses increased by $17.9 million, or 40%, to $63.1 million during 2004 from $45.2 million during 2003.

Interest expense increased by $11.1 million, or 51%, to $32.8 million during 2004 from $21.7 million during 2003. This increase reflected an increase in the balance of total debt and, to a lesser extent, increases in the costs of funds during 2004, resulting from increases in the index rates on which our borrowing costs are set. Borrowings outstanding under our credit facilities increased by 88%, or $396.5 million, to $847.3 million as of the end of 2004 compared with $450.8 million as of the end of 2003. The weighted average cost of funds was 5.01% during 2004 and 4.87% during 2003.

Collection, general and administrative expenses increased by $5.4 million, or 31%, to $23.3 million during 2004 from $17.9 million during 2003. Personnel expenses increased by $3.1 million, or 36%, and reflected the growth in the size of our staff to 166 at the end of 2004 from 127 at the end of 2003 in all areas to meet the demands of growth in our business, as well as expenses arising from a restricted stock grant to our new Chief Executive Officer, a settlement entered into with our former Chief Executive Officer and an increased bonus accrual due to higher net income. Professional fees increased by $846,000 or 83% to $1.9 million and reflect recruiting fees, higher audit and tax fees as well as various other consulting project. Promotional expenses increased $600,000 to $1.5 million from $913,000 due to increased marketing expenditures associated with Tribeca loan origination activity. All other expenses increased $830,000, or 12%,

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to $8.0 million from $7.2 million, which is attributable to the overall increase in our business activity in 2004. While the amount of collection, general and administrative expenses increased, as a percentage of average assets, the ratio improved from 3.96% during 2003 to 3.41% during 2004.

The provision for loan losses increased by $541,000, or 17%, to $3.7 million during 2004 from $3.2 million during 2003. This increase was primarily due to an increase in impaired loans with respect to certain portfolios of notes receivable that did not have additional purchase discount that could be added to the allowance for loan losses. Provisions for loan losses are incurred as loans within the loan pool become impaired and there is no unamortized discount remaining associated with that loan pool. Provision for loan losses, expressed as a percentage of the principal amounts of notes receivable held at the end of the year, were approximately 0.46% and 0.68% for 2004 and 2003, respectively.

Amortization of deferred financing costs increased by $782,000 or 40%, to $2.8 million during 2004 from $2.0 million during 2003. This increase resulted primarily from the growth in both the portfolio of notes receivable and loans held for investment and the increased pace of prepayments during 2004, which caused a corresponding increase in the pay down of borrowings under our master credit facility and term loan agreements.

Our pre-tax income increased by $5.0 million, or 41%, to $17.4 million during 2004 from $12.4 million during 2003 for the reasons set forth above.

During 2004, we had a provision for income taxes of $7.9 million as compared to a provision of $5.7 million in 2003. Our effective tax rates for 2004 and 2003 were 45% and 46%, respectively.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Overview.     For the year ended December 31, 2003, net income totaled $6.7 million, or $1.02 per diluted share, compared to $6.7 million, or $1.07 per diluted share, for the prior year. Diluted earnings per share declined due to an increase in diluted shares.

Revenues.     Total revenues increased by $10.7 million, or 23%, to $57.6 million during 2003, from $46.8 million during 2002, primarily reflecting growth in our loan purchases in 2003, which contributed to a higher balance of notes receivable.

Interest income increased by $6.0 million, or 16%, to $42.7 million during 2003 from $36.7 million during 2002. The increase reflected a 21% increase in the average of the balances of gross notes receivable and loans held for investment and sale during 2003 compared to 2002.

Purchase discount earned increased by $1.3 million, or 34%, to $5.2 million during 2003 from $3.8 million during 2002. This increase reflected primarily the increase in prepayments received in 2003 as a result of borrower refinancings due to historically low interest rates. We received $156.9 million of principal payments in 2003 compared with $110.5 million of principal payments in 2002.

Gains on sale of notes receivable increased by $1.0 million to $1.1 million during 2003 from $140,000 during 2002. We sold a total of $19.4 million of notes receivable during 2003, of which $11.2 million was performing, as compared to $1.1 million in notes receivable during 2002. The increase in loan sales reflected our initiation during 2003 of a strategy of selling loans that we deemed likely to be refinanced.

Gain on sale of originated loans increased by $1.0 million, or 43%, to $3.2 million during 2003 from $2.3 million during 2002. This increase reflected an 86% increase in the principal amount of loans sold to $79.1 million during 2003 from $42.5 million during 2002. For 2003 the average gain on sale amounted to approximately 4.05% of the principal amount of loans sold as compared to approximately 5.41% in 2002.

Gain on sale of OREO increased by $231,000, or 29%, to $1.0 million during 2003 from $797,000 during 2002. We sold 231 OREO properties at an aggregate sales price of $18.1 million during 2003 as compared to 105 OREO properties at an aggregate sales price of $4.9 million during 2002. The increase in the number of properties sold reflected growth in our OREO inventory due to both an increase in foreclosures as our notes receivable portfolio grew and the purchase of pools during the year that included loans already in the foreclosure process.

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Prepayment penalties and other income increased by $1.3 million, or 44%, to $4.3 million during 2003 from $3.1 million during 2002. The increase reflected increases in prepayment penalties associated with the increased volume of prepayments during 2003, due primarily to lower interest rates and, to a lesser extent, the growth in the portfolio, increases in late charges resulting primarily from the growth in the size of our portfolio and increases in loan application fees due to the growth in the volume of our non-prime loan originations.

Operating Expenses.     Total operating expenses, increased by $8.9 million, or 24% to $45.2 million during 2003 from $36.3 million during 2002, excluding the effects of a special recovery during 2002.

Interest expense increased by $2.5 million, or 13%, to $21.7 million during 2003 from $19.1 million during 2002. This increase reflected an increase in the balance of total debt, including debt under our master credit facility and other financing agreements, at the end of 2003. Borrowings under our master credit facility and other financing agreements increased by 11% or $43.9 million to $450.8 million at the end of 2003 as compared to $406.8 million at the end of 2002. The weighted average cost of funds was 4.87% during 2003 and 5.39% during 2002.

Collection, general and administrative expenses increased by $5.0 million, or 39% to $17.9 million during 2003 from $12.9 million during 2002. The increase in expenses resulted from a variety of different initiatives, including growing the operations of Tribeca, our origination subsidiary, upgrading our servicing system, changing and upgrading our property insurance policies, as well as a result of the acquisition and servicing of a greater number of loans.

The provision for loan losses, increased by $450,000, or 17%, to $3.2 million during 2003 from $2.7 million during 2002. This increase was primarily due to an increase in impaired loans with respect to certain portfolios that did not have additional purchase discount that could be added to the allowance for loan losses and the increase in the size of the nonperforming portion of our portfolio.

Amortization of deferred financing costs increased by $715,000, or 57%, to $2.0 million during 2003 from $1.3 million during 2002. This increase resulted primarily from the accelerated paydown of borrowings due to the increased pace of prepayments in 2003, combined with the increase in borrowings to finance the growth of the portfolio, which increased the aggregate balance of deferred financing costs available to be amortized.

Our pre-tax income increased by $203,000, or 2.0%, to $12.4 million during 2003 from $12.2 million during 2002 for the reasons set forth above.

During 2003, we had a provision for income taxes of $5.7 million as compared to a provision of $5.5 million in 2002. The effective tax rate for 2003 and 2002 was 46% and 45%, respectively.

Cost of Funds.     As of March 31, 2005, we had total borrowings of $947.7 million, of which $916.2 million was under our term loan facilities and an aggregate of $31.5 million was under our warehouse facility. Substantially all of the debt under our term loan facilities was incurred in connection with the purchase and origination of, and is secured by, our acquired notes, originated loans held for investment and OREO portfolios. Substantially all of the borrowings under our term loan facilities incurred after March 1, 2001 currently accrue interest at the Federal Home Loan Bank of Cincinnati thirty-day advance rate plus a spread of 3.25%. Borrowings under our term loan facilities incurred before March 1, 2001 accrue interest at prime rate plus a margin of between 0% and 1.75%. At March 31, 2005, approximately $18.0 million of debt incurred before March 1, 2001 remained outstanding under one of our term loan facilities and will continue to accrue interest at the prime rate plus a margin of between 0% and 1.75%. At March 31, 2005, the weighted average interest rate on debt under our term loan facilities was 6.05%. Our warehouse facility represents loans to fund Tribeca’s originations of loans pending sale to others or transfer to held for investment. At March 31, 2005, the weighted average cost of all borrowings was 6.04%.

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Liquidity and Capital Resources

General

During the three months ended March 31, 2005, we purchased 4,116 loans, consisting primarily of first and second mortgages, with an aggregate face value of $111.8 million at an aggregate purchase price of $98.5 million, or 88% of face value. During the year ended December 31, 2004 we purchased 12,914 loans with an aggregate face value of $652 million at an aggregate purchase price of $546.3 million, or 84% of the face value. All acquisitions were funded through borrowings under our master credit facility in the amount equal to the purchase price plus a 1% loan origination fee.

Our portfolio of purchased notes receivable at March 31, 2005 had a face amount of $837.7 million and totaled approximately $724.4 million, net of purchase discount and allowance for loan losses. We have the ability and intent to hold these notes until maturity, payoff or liquidation of collateral. We also may sell certain notes, if it is economically advantageous to do so or for other reasons.

At March 31, 2005, OREO, which we acquire in our purchases of loan pools or upon foreclosure, totaled $21.5 million. OREO is recorded at the lower of cost or fair market value less estimated costs of disposal. We believe that the OREO inventory held at March 31, 2005 has a net realizable value of approximately $22.5 million based on market analyses of the individual properties less estimated closing costs.

At March 31, 2005, we held originated loans for investment of $171.2 million, which are carried at the amortized cost of the loans, and originated loans held for sale of $17.7 million, which are carried at the lower of cost or estimated fair market value. Originated loans held for investment are funded through our term loan agreements. Originated loans held for sale are funded through our warehouse facility.

We have one principal source of external funding to meet our liquidity requirements, in addition to the cash flow provided from borrower payments of interest and principal on mortgage loans. (See “Borrowings” below). In addition, we have the ability to sell loans in the secondary market. We sell pools of acquired mortgage loans from time to time and we sell loans that we originate specifically for sale into the secondary market on a regular basis.

Cash Flow From Operating, Investing and Financing Activities

Liquidity represents our ability to obtain cost effective funding to meet our financial obligations. Our liquidity position is affected by mortgage loan purchase and origination volume, mortgage loan payments, including prepayments, loan maturities and the amortization and maturity structure of borrowings under our term loan facilities.

As of March 31, 2005, we had cash and cash equivalents of approximately $24.3 million. As of December 31, 2004, we had cash and cash equivalents of approximately $19.5 million, compared to approximately $14.4 million at December 31, 2003. The increase in cash in the first quarter of 2005 was primarily due to an increase in collections of interest and principal on purchased notes receivable and originated loans held for investment. The increase in collections of interest and principal was due to an increase in the portfolio balance due to increased acquisitions and originations and higher levels of prepayments.

Substantially all of our assets are invested in our portfolios of notes receivable, loans held for investment, OREO and loans held for sale. Primary sources of our cash flow for operating and investing activities are borrowings under our debt facilities, collections of interest and principal on notes receivable and loans held for investment and proceeds from sales of notes and OREO properties. Primary uses of cash include purchases of notes receivable, origination of loans and for operating expenses. We rely significantly upon our lender to provide the funds necessary for the purchase of notes receivable portfolios and the origination of loans. While we have historically been able to finance these purchases and originations, we have not had committed loan facilities in significant excess of the amount we currently have outstanding under our debt facilities, described below.

Net cash provided by operating activities was $1.2 million in the first quarter of 2005, compared with net cash used in operating activities of $11.8 million in the first quarter of 2004. Net cash used in operating

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activities was $7.1 million in 2004, compared to $11.8 million in 2003. The shift from cash used to cash provided by operating activities during the first three months of 2005 was primarily due to a decrease in the volume of loans originated for sale, as a result of our shift in strategy to holding for our portfolio a significant portion of originated loans. In each of the years ended December 31, 2004 and December 31, 2003, loans originated for sale exceeded proceeds from sales of previously originated loans due to the growth in Tribeca’s lending activities, which was the primary reason for the net use of cash from operating activities.

Net cash used in investing activities was approximately $96.8 million in the three months ended March 31, 2005, compared to approximately $17.0 million of cash provided in the three months ended March 31, 2004. The increase during the first three months of 2005 was primarily due to increases in originations of loans held for investment of $73.5 million, the purchase of notes receivable, which constituted approximately $98.5 million during the first quarter of 2005, partially offset by principal collections of notes receivable and loans held for investment of $69.4 million and sales of OREO of $7.0 million during the quarter. Net cash used in investing activities was approximately $384.4 million in 2004, compared to approximately $28.3 million in 2003. The increase was due primarily to the increase in purchases of notes receivable to $546.3 million in 2004 from $213.6 million in 2003, partially offset by principal collections of notes receivable of $209.2 million in 2004 as compared with $156.9 million in 2003, originations of loans held for investment of $92.8 million and proceeds from sales of notes receivable and OREO of $41.1 million in 2004 compared with $32.1 million in 2003.

Net cash provided by financing activities increased to approximately $100.5 million during the three months ended March 31, 2005, from $4.3 million used in financing activities during the three months ended March 31, 2004. The increase resulted primarily from a net increase in debt under our term loan agreements of $108.5 million. Net cash provided by financing activities increased to $396.6 million in 2004, from $43.9 million in 2003. The increase resulted primarily from a net increase in borrowings under our term loan facilities of $380.3 million and a net increase in borrowings under our warehouse facility of $16.2 million.

Borrowings

As of March 31, 2005, we owed an aggregate of $947.7 million under several credit facilities.

Master Credit Facility

General.     On October 13, 2004, we and all of our subsidiaries other than Tribeca entered into a Master Credit and Security Agreement with Sky Bank, an Ohio banking corporation, which we refer to as our lender. Under this master credit facility, as amended, we and our subsidiaries that are or become parties to the facility are entitled to request loans to finance the purchase of residential mortgage loans or refinance existing outstanding loans. The master credit facility amended and restated our previous loan agreements. The facility does not include a commitment to additional lendings, which are therefore subject to our lender’s discretion as well as any regulatory limitations to which our lender is subject. The facility terminates on October 13, 2006.

Interest Rates and Fees.     Interest on the loans is payable monthly at a floating rate equal to the highest Federal Home Loan Bank of Cincinnati 30 day advance rate as published daily by Bloomberg under the symbol FHL5LBRI, or “the 30 day advance rate”, plus the applicable margin as follows:

If the 30 day advance rate is	the applicable margin is
Less than 2.01%	350 basis points
2.01 to 4.75%	325 basis points
Greater than 4.75%	300 basis points

In addition, upon each closing of a subsidiary loan, we are required to pay an origination fee equal to 1% of the amount of the subsidiary loan unless otherwise agreed to by our lender and the subsidiary. Upon repayment of subsidiary loans, our lender is generally entitled to receive a fee equal to the lesser of (i) one half of one percent (0.50%) or with respect to certain subsidiaries whose loans were originated before 1996, one percent 1% of the original principal balance of the subsidiary loan or (ii) 50% of the remaining cash

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flows of the pledged mortgage loans related to such subsidiary loan as and when received by the relevant subsidiary after the repayment of the subsidiary loan. In connection with certain subsidiary loans, we and our lender have agreed to specified minimum fees and fee waivers.

Principal; Prepayments; Termination of Commitments.      The unpaid principal balance of each loan is amortized over a period of twenty years, but matures three years after the date the loan was made. Historically, our lender has agreed to extend the maturities of such loans for additional three-year terms upon their maturity. We are required to make monthly payments of the principal on each of our outstanding loans.

In the event there is a material and adverse breach of the representations and warranties with respect to a pledged mortgage loan that is not cured within 30 days after notice by our lender, we will be required to repay the loan with respect to such pledged mortgage loan in an amount equal to the price at which such mortgage loan could readily be sold (as determined by our lender).

Covenants; Events of Default.     The master credit facility contains affirmative, negative and financial covenants customary for financings of this type, including, among other things, a covenant that we and our subsidiaries together maintain a minimum net worth of at least $10 million. The facility contains events of default customary for facilities of this type (with customary grace and cure periods, as applicable).

Security.     Our obligations under the master credit facility are secured by a first priority lien on loans acquired by us that are financed by proceeds of loans made to us under the facility. In addition, pursuant to a lock-box arrangement, our lender is entitled to receive all sums payable to us in respect of any of the collateral.

Warehouse Facility

General.     On September 30, 2003, Tribeca entered into a warehousing credit and security agreement with our lender. The facility was amended on April 7, 2004. The agreement, as amended, provides for a commitment of $40 million which expires on July 31, 2005. Tribeca is currently discussing with our lender an increase in the amount of the commitment to $60 million.

Interest Rates and Fees.     Interest on advances is payable monthly at a rate per annum equal to the greater of (i) a floating rate equal to the Wall Street Journal Prime Rate or (ii) five percent (5%). In addition, Tribeca is required to pay transaction fees equal to $25 for each mortgage loan financed by an advance under the warehouse facility and an annual commitment fee equal to $15,000 multiplied by a fraction the numerator of which is the average monthly unborrowed commitment during the previous year and the denominator of which is $40 million.

Principal Payment.     Advances are required to be repaid upon the earlier of the termination or expiration of the commitment or within 120 days after the date of the advance or under certain other circumstances. From time to time, by agreement between our lender and us, amounts borrowed under the warehouse facility are transferred to term loans. Tribeca can draw down and repay borrowings under the warehouse facility on a revolving basis until the expiration of the commitment.

Prepayments; Termination of Commitment.     Voluntary prepayments and commitment reductions under the facility are permitted at any time without fee upon proper notice and subject to a minimum dollar requirement. Our lender can terminate the commitment at any time upon 60 days prior notice to Tribeca, and can terminate the facility at any time in the event there is a material adverse change in Tribeca’s financial condition.

Covenants; Events of Default.     The facility contains affirmative, negative and financial covenants customary for financings of this type, including, among other things, maintenance of consolidated net worth requirements, a ratio of total debt to total assets, maintenance of consolidated pretax net income. The credit agreement contains events of default customary for facilities of this type (with customary grace and cure periods, as applicable).

Security and Guarantees.     The warehouse facility is secured by a lien on all of the mortgage loans delivered to our lender or in respect of which an advance has been made as well as by all mortgage insurance and commitments issued by insurers to insure or guarantee pledged mortgage loans. Tribeca also assigns all

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of its rights under third-party purchase commitments covering pledged mortgages and the proceeds of such commitments and its rights with respect to investors in the pledged mortgages to the extent such rights are related to pledged mortgages. In addition, we have provided a guaranty of Tribeca’s obligations under the warehouse facility, which is secured by a lien on substantially all of our personal property.

Availability.     As of March 31, 2005, Tribeca had approximately $8.5 million available under the facility. From time to time, Tribeca’s business needs require that it borrow amounts at times when there is no availability under the warehouse facility. At such times as the need for advances exceeds availability, Tribeca reduces its outstanding advances by assigning loans borrowed under the warehouse facility to its subsidiaries.

Term Loans

As of March 31, 2005, Tribeca, through its subsidiaries, had borrowed an aggregate of $153.0 million in term loans refinancing outstanding advances under the warehouse facility. Each of the term loans is made pursuant and subject to a term loan and security agreement, or term loan agreement, between us and our lender and a term note. Interest on the loans is payable monthly at a floating rate equal to the highest Federal Home Loan Bank of Cincinnati 30 day advance rate published by Bloomberg under the symbol FHL5LBRI, plus 325 basis points. In addition, upon the closing of each term loan, the applicable subsidiary-borrower pays an origination fee of approximately 1% of the amount of the loan, and pays certain other fees at the termination of the applicable term loan. The 1% origination fee is added to the principal of the loan. The unpaid balance of each term loan is amortized over a period of 20 years, but matures three years after the loan was made. Each term loan is subject to mandatory payment under certain circumstances. Each subsidiary-borrower is required to make monthly payments of the principal of its outstanding loan. Each term loan is secured by a lien on certain promissory notes and hypothecation agreements, as well as all monies, securities and other property held by, received by or in transit to our lender. The term loan agreements contain affirmative and negative covenants and events of default customary for financings of this type.

Subsidiary Term Loans

Approximately $18.0 million of debt incurred prior to March 1, 2001 remains outstanding under various term loans and security agreements between certain of our subsidiaries and our lender, as amended by our 1997 modification agreement, as modified from time to time, and which expired on December 31, 2004. The terms governing these borrowings are similar to the terms governing our borrowings under our term loans.

Additional Credit Arrangements

In addition to the agreements described above, we have also entered into a line of credit with our lender under which we are permitted to borrow up to approximately $2.5 million at a rate per annum equal to our lender’s prime rate plus two percent. Under this line of credit, interest is payable monthly and the principal amount of each advance is due nine months after the date of the advance. As of March 31, 2005, $1.2 million was outstanding under this line of credit. Cash advances under this line of credit were used to satisfy senior lien positions and fund capital improvements in connection with foreclosures of certain real estate loans financed by us. Management believes the ultimate sale of these properties will satisfy the related outstanding amounts under the line of credit and accrued interest. When available, we use OREO sales proceeds to pay down financing arrangements to help reduce interest expense.

We also have a financing agreement with Citibank, N.A. which entitles us to borrow a maximum of $150,000 at a rate per annum equal to Citibank’s prime rate plus 1%. As of March 31, 2005, $84,000 was outstanding pursuant to this agreement.

Management believes that sufficient cash flow from the collection of interest and principal on notes receivable will be available to repay our borrowings and that sufficient additional cash flows will exist, through collections of interest and principal on notes receivable, the sale of loans, sales of OREO or additional borrowing, to repay the current liabilities arising from operations and to repay our long term indebtedness.

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Financing Activities and Contractual Obligations

Below is a schedule of our contractual obligations and commitments at March 31, 2005:

	Weighted Average Interest Rate	Weighted Average Interest Rate	Minimum Contractual Obligations (excluding interest)
	As of 3/31/05	As of 12/31/04	Total	2005	2006/2007	2008/2009	Thereafter

Contractual Obligations
Term loan facilities	6.05%	5.73%	$916,186,427	$117,102,921	$615,903,401	$181,854,412	$1,325,693
Warehouse facility	5.75	5.25	31,518,801	31,518,801	—	—	—
Rent obligations	—	—	9,258,980	760,447	2,686,130	2,139,549	3,672,854
Capital lease obligations	—	—	563,324	170,610	255,631	137,083	—
Employment agreements	—	—	1,590,500	453,000	650,000	487,500	—

Total Contractual Cash Obligations			$959,118,032	$150,005,779	$619,495,162	$184,618,544	$4,998,547

Interest rates on our borrowings are indexed to the monthly Federal Home Loan Bank of Cincinnati 30 day LIBOR advance rate or Prime, as more fully described above, and accordingly will increase or decrease over time. Minimum contractual obligations are based on minimum required principal payments, including balloon maturities of loans under the master credit facility, the warehouse facility and the term loans. Actual payments will vary depending on actual cash collections and loan sales. Historically, our lender has extended the maturities and balloon payments, although there is no assurance that it will continue to do so. Contractual obligations and commitments included above for 2005 are due between April 1 and December 31, 2005; all other periods represent calendar years.

Interest Rate Risk

Interest rate fluctuations can adversely affect our operating results and present a variety of risks, including the risk of a mismatch between the repricing of interest-earning assets and borrowings, variances in the yield curve and changing prepayment rates on notes receivable, loans held for investment and loans held for sale.

Interest rates are highly sensitive to many factors, including governmental monetary policies and domestic and international economic and political conditions. Conditions such as inflation, recession, unemployment, money supply and other factors beyond our control may also affect interest rates. Fluctuations in market interest rates are neither predictable nor controllable and may have a material adverse effect on our business, financial condition and results of operations.

Our operating results will depend in large part on differences between the interest from our assets and our borrowings. Most of our assets, consisting primarily of mortgage notes receivable, generate fixed returns and have terms in excess of five years, while the majority of loans held for investment generate fixed returns for the first two years and six-month adjustable returns thereafter. We fund the origination and acquisition of a significant portion of these assets with borrowings, which have interest rates that are based on the monthly Federal Home Loan Bank of Cincinnati (“FHLB”) 30-day advance rate. In most cases, the interest income from our assets will respond more slowly to interest rate fluctuations than the cost of our borrowings, creating a mismatch between interest earned on our interest-yielding assets and the interest paid on our borrowings. Consequently, changes in interest rates, particularly short-term rates, will significantly impact our net interest income and, therefore, net income. Our borrowings bear interest at rates that fluctuate with the FHLB Bank of Cincinnati 30- day advance rate or, to a lesser extent, the prime rate. Based on approximately $916.2 million of borrowings under term loan facilities outstanding at March 31, 2005, a 1% increase in both FHLB and prime rates would increase quarterly interest expense by approximately $2.3 million, pre tax, which would negatively impact our quarterly net income by approximately $1.2 million after tax. Due to our liability-sensitive balance sheet, increases in these rates will decrease both net income and the market value of our net assets.

The value of our assets may be affected by prepayment rates on investments. Prepayment rates are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control. Consequently, such prepayment rates cannot be predicted with certainty. When we

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originate and purchase mortgage loans, we expect that such mortgage loans will have a measure of protection from prepayment in the form of prepayment lockout periods or prepayment penalties. In periods of declining mortgage interest rates, prepayments on mortgages generally increase. If general interest rates decline as well, the proceeds of such prepayments received during such periods are likely to be reinvested by us in assets yielding less than the yields on the investments that were prepaid. In addition, the market value of mortgage investments may, because of the risk of prepayment, benefit less from declining interest rates than other fixed-income securities. Conversely, in periods of rising interest rates, prepayments on mortgage generally decrease, in which case we would not have the prepayment proceeds available to invest in assets with higher yields. Under certain interest rate and prepayment scenarios we may fail to recoup fully our cost of acquisition of certain investments.

Real Estate Risk

Residential property values are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, national, regional and local economic conditions, which may be adversely affected by industry slowdowns and other factors; local real estate conditions (such as the supply of housing or the rapid increase in home values). Decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay our mortgage loans, which could cause us to suffer losses on the ultimate disposition of foreclosed properties.

We purchase and originate principally fixed and adjustable rate residential mortgage loans, which are secured primarily by the underlying single-family properties. Because the vast majority of our loans are to non-prime borrowers, delinquencies and foreclosures are substantially higher than those of prime mortgage loans, and if not serviced actively and effectively could result in an increase in losses on dispositions of properties acquired through foreclosure. In addition, a decline in real estate values would reduce the value of the residential properties securing our loans, which could lead to an increase in borrower defaults, reductions in interest income and increased losses on the disposition of foreclosed properties.

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OUR BUSINESS

Overview

We are a specialty consumer finance company primarily engaged in two related lines of business: (1) the acquisition, servicing and resolution of performing, reperforming and nonperforming residential mortgage loans and real estate assets; and (2) the origination of non- prime mortgage loans, both for our portfolio and for sale into the secondary market. We specialize in acquiring and originating loans secured by 1-to-4 family residential real estate that generally fall outside the underwriting standards of Fannie Mae and Freddie Mac and involve elevated credit risk as a result of the nature or absence of income documentation, limited credit histories, higher levels of consumer debt or past credit difficulties. We typically purchase loan portfolios at a discount, and originate loans with interest rates and fees, calculated to provide us with a rate of return adjusted to reflect the elevated credit risk inherent in the types of loans we acquire and originate. Unlike many of our competitors, we generally hold for investment the loans we acquire and a significant portion of the loans we originate.

From inception through March 31, 2005, we had purchased and originated in excess of $2.4 billion in mortgage loans. As of March 31, 2005 we had total assets of $996.1 million, our portfolios of notes receivable and loans held for investment and sale totaled $913.3 million, and our stockholders’ equity was $32.6 million. For the three months ended March 31, 2005, we reported net income of $3.1 million.

Loan Acquisitions

Since commencing operations in 1990, we have become a nationally recognized buyer of portfolios of residential mortgage loans and real estate assets from a variety of financial institutions in the United States, including mortgage banks, commercial banks and thrifts, other traditional financial institutions and other specialty finance companies. These portfolios generally consist of one or more of the following types of mortgage loans:

•
performing loans – loans to borrowers who are contractually current, but may have been delinquent in the past and which may have deficiencies relating to credit history, loan-to-value ratios, income ratios or documentation;

•	reperforming loans – loans to borrowers who are not contractually current, but have recently made regular payments and where there is a good possibility the loans will be repaid in full; and

•	nonperforming loans – loans to borrowers who are delinquent, not expected to cure, and for which a primary avenue of recovery is through the sale of the property securing the loan.

We sometimes refer collectively to these types of loans as “scratch and dent” or “S&D” loans.

We have developed a specialized expertise at risk-based pricing, credit evaluation and loan servicing that allows us to effectively evaluate and manage the potentially higher risks associated with this segment of the residential mortgage industry, including the rehabilitation or resolution of reperforming and nonperforming loans.

We refer to the S&D loans we acquire as “notes receivable.” In 2004, we purchased notes receivable with an aggregate unpaid principal balance of $652 million at an aggregate purchase price equal to 84% of the face amount of the notes. These purchases included our largest portfolio acquisition to date, which was comprised of loans with an unpaid principal balance, or face amount, of approximately $310 million. In the first quarter of 2005, we purchased notes receivable with an aggregate unpaid principal balance of $111.8 million at an aggregate purchase price equal to 88% of the face amount of the notes.

Loan Originations

We conduct our loan origination business through our wholly owned subsidiary, Tribeca Lending Corp., or Tribeca, which we formed in 1997 in order to capitalize on our experience in evaluating and servicing

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scratch and dent residential mortgage loans. We originate primarily non-prime residential mortgage loans to individuals whose documentation, credit histories, income and other factors cause them to be classified as non-prime borrowers and to whom, as a result, conventional mortgage lenders often will not make loans. The loans we originate typically carry interest rates that are significantly higher than those of prime loans and we believe have fairly conservative loan-to-value ratios. The principal factor in our underwriting guidelines has historically been our determination of the borrower’s equity in his or her home and the related calculation of the loan-to-value ratio based on the appraised value of the property, and not, or to a lesser extent, on a determination of the borrower’s ability to repay the loan. We have recently begun in an increasing number of cases to gather and analyze additional information that allows us to assess to a reasonable degree the borrower’s ability and intent to repay the loan in connection with our credit decision. We have chosen to focus our marketing efforts on this segment of the 1-to-4 family residential real estate mortgage market in order to capitalize on our extensive experience in acquiring and servicing loans with similar performance characteristics.

In 2004, we originated $200.3 million in non-prime mortgage loans, 75% of which were adjustable rate loans. We originated approximately 65% of our mortgage loans on a retail basis and the remainder through our wholesale network of mortgage brokers. In the first quarter of 2005, we originated $87.9 million in non-prime mortgage loans, of which 92% were adjustable rate loans. We hold the majority of mortgages we originate in our portfolio and sell the remainder for cash in the whole loan market, depending on market conditions and our own portfolio goals.

Loan Servicing

We have invested heavily to create a loan servicing capability that is focused on collections, loss mitigation and default management. In general, we seek to ensure that the loans we acquire and originate are repaid in accordance with the original terms or according to amended repayment terms negotiated with the borrowers. Because we expect our loans will experience above average delinquencies, erratic payment patterns and defaults, our servicing operation is focused on maintaining close contact with our borrowers and as a result is more labor intensive than traditional mortgage servicing operations. Through frequent communication we are able to encourage positive payment performance, quickly identify those borrowers who are likely to move into seriously delinquent status and promptly apply appropriate loss mitigation strategies. Our servicing staff employs a variety of collection strategies that we have developed to successfully manage serious delinquencies, bankruptcy and foreclosure. Additionally, we maintain a real estate department with extensive experience in property management and the sale of residential properties.

Financing

We have historically financed both our acquisitions of mortgage loan portfolios and our originations through arrangements with Sky Bank, a $15 billion regional bank headquartered in Bowling Green, Ohio, and its predecessors, which we refer to as our lender. We have had a strong relationship with Sky since the early 1990s. In October 2004 we consolidated most of our arrangements with our lender relating to the funding of loan acquisitions under our master credit facility. Our borrowings under the master credit facility are secured by a first priority lien on the mortgage loans financed by the proceeds of our borrowings. In connection with our continued growth in 2004, Sky arranged for two additional financial institutions to participate under our master credit facility. To finance the loans it originates, Tribeca has also entered into a warehouse facility with our lender, in which one of these financial institutions also participates. On a regular basis, our lender has agreed to convert amounts borrowed under the warehouse facility into term loans with similar terms as our master credit facility, which we refer to as term loan agreements. We anticipate that, in the future, our lender may include additional participating banks under our credit facilities. Additionally, we expect that, as our business grows, we may seek additional sources of external financing, which could include traditional direct lenders, the direct issuance of debt instruments and/or the securitization of certain acquired or originated loans in our portfolio.

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Our Industry

According to the Federal Reserve, the residential mortgage market is the largest consumer finance market in the United States. The Mortgage Bankers Association of America reports that lenders in the United States originated over $3.8 trillion of single family mortgage loans in 2003 and over $2.6 trillion of single family mortgage loans in 2004. The mortgage industry often refers to mortgage loans that are eligible for sale to government sponsored entities, such as Fannie Mae and Freddie Mac, under both size and credit characteristics as conforming or prime loans. Those mortgage loans that do not satisfy the loan size, credit, documentation or other underwriting standards prescribed by those government sponsored entities are often referred to as non-conforming or non-prime loans. Our loan acquisition activities focus on the non-prime market and those prime loans that cannot be sold through normal secondary market channels. Our loan origination activities focus on the non-prime market.

Non-prime mortgage origination volume totaled approximately $332 billion in 2003 and approximately $530 billion in 2004, and represented approximately 18.9% and 8.8% of the overall residential mortgage market in 2004 and 2003, respectively, according to Inside B&C Lending. They also report that originations in the non-prime mortgage market have grown from $34 billion in 1994 to $530 billion in 2004, representing a 31.6% compound annual growth rate, which compares to a 13.8% compound annual growth rate for the total residential mortgage market over the same period.

Financial institutions usually sell or securitize into the secondary market the majority of the residential loans they originate. The vast majority of loans sold into the secondary market are sold at a premium to the face value of the loan, creating a profit for the originator/ seller. However, a portion of loans sold into the secondary market have underwriting or documentation deficiencies or develop repayment problems and thus are not eligible for sale through traditional channels.

Our acquisition business is focused on purchasing these loans, for which a highly liquid secondary market does not exist. We generally purchase these loans at a discount to face value. We have a variety of opportunities to purchase these loans from third parties, including shortly after their origination and throughout the remainder of their lifecycle.

It is often more efficient and economical for conventional lenders to sell S&D loans at a discount to a third party rather than expend the resources necessary to attempt to rehabilitate these loans internally. Often, these lenders do not possess the infrastructure, financial capability, desire or specialized skills necessary to effectively service these loans. In contrast, we have invested in the infrastructure and developed the specialized expertise and economically-scaled operation that permits us to evaluate, bid, finance and service portfolios of these loans.

Growth Strategies, Strengths and Competitive Advantage

We have developed a strong expertise in understanding borrower behavior and managing the risks associated with the S&D and non-prime segments of the mortgage market, which we believe many conventional mortgage lenders do not possess. We believe that our growth strategies will enable us to capitalize on our experience and provide us with a competitive advantage in both our portfolio acquisition and our loan origination businesses. Specifically, we will:

•
Expand our growing reputation as a purchaser of diverse pools of S&D loans.     Our recent emergence as a buyer of larger pools of S&D loans has generated greater visibility for us among traditional financial institutions and should increase the variety and magnitude of opportunities available to our acquisitions unit. We plan to keep expanding the number of sellers with whom we do business on a consistent basis, while continuing to make opportunistic acquisitions when appropriate circumstances present themselves.

•	Utilize our portfolio evaluation and pricing tools. We have a well-developed infrastructure that permits us to effectively evaluate and price S&D loans. This infrastructure was developed over many years and includes our people, specialized processes and technology. Our full execution capability permits us to purchase a seller’s complete portfolio as a result of our ability to effectively evaluate,

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price, execute and service all of the various types of assets that may be included in a non-conforming portfolio. In addition, we generally use our own experienced personnel to perform credit file reviews.

•	Capitalize on our expertise in servicing all types of S&D and non-prime loans. We have developed an extensive array of processes and procedures that allow us to effectively service a wide range of S&D and non-prime loans. We believe that our ability to service loans in-house is a key element in managing the risks inherent in our loans. We will continue to leverage our well-developed servicing capabilities to respond quickly to changing market conditions.

•	Diversify our business model by creating multiple sources of loans for our portfolio and servicing operations. By establishing two methods of generating new loans for our portfolio – portfolio acquisitions and loan originations – we decrease our reliance on any single source. Our in depth understanding of the non-prime segment of borrowers gives us the ability to shift our resources between the two businesses depending on market conditions.

•	Leverage our strong relationship with our lender to fund our operations. We plan to expand our strong historical relationship with Sky Bank and the other participating lenders in our master credit facility. These lenders have developed a deep understanding of our company and the segment of the mortgage industry in which we operate. We will also continue to explore other funding alternatives, such as seeking additional funding sources, including traditional direct lenders, the direct issuance of debt instruments and/or the securitization of certain acquired or originated loans.

•	Exploit our ability to hold loans on our balance sheet. Many financial institutions quickly sell or securitize the majority of their residential mortgage loans in the secondary market. We believe that our ability to hold significant portfolios of acquired or originated loans on our balance sheet provides us with a great deal of flexibility when responding to changes in market conditions.

Corporate History

We were formed in 1990 by, among others, Thomas J. Axon, our Chairman, and Frank B. Evans, Jr., one of our directors, for the purpose of acquiring consumer loan portfolios from the Resolution Trust Company, or RTC, and the Federal Deposit Insurance Corporation, or FDIC. We became a public company in December 1994, when we merged with Miramar Resources, Inc., a publicly traded oil and gas company that had emerged from bankruptcy proceedings in December 1993. The newly formed entity was renamed Franklin Credit Management Corporation. At the time of the merger, we divested substantially all of the remaining oil and gas assets directly owned by Miramar in order to focus primarily on the non-conforming sector of the residential mortgage industry. At that time, we decided to capitalize on our experience and expertise in acquiring and servicing loans from RTC and the FDIC and began purchasing performing, reperforming and nonperforming residential mortgage loans from additional financial institutions. In 1997, we formed Tribeca to originate non-prime residential mortgage loans to borrowers in the non-prime markets.

Loan Acquisitions – Franklin

Most financial institutions generally sell or securitize the majority of the loans they originate in the secondary market. The vast majority of these loans are sold at a premium to the face value of the loan, creating a profit for the originator/seller. For a variety of reasons, however, a portion of their loan production either cannot be sold as intended or must be repurchased due to any number of reasons involving borrower credit, loan-to-value ratios, delinquencies and documentation deficiencies. Such loans typically must be sold at a discount to the face value of the note. Our acquisition business is focused on purchasing these S&D loans for which a highly liquid secondary market does not exist. We have a variety of opportunities to purchase S&D loans, both shortly following origination and throughout the remainder of their lifecycle.

Newly originated loans.     When a financial institution cannot sell a newly-originated mortgage loan through normal secondary market channels, it may sell that mortgage at a discounted price in order to free up cash or financing capacity. Newly originated loans may be sold multiple times before they are purchased by a long-term investor. A typical scenario is that a loan is originated by a local mortgage banker, sold to an

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intermediary mortgage banker, and finally either sold to a long term investor or securitized. At any point in this process, we may have an opportunity to purchase the loan for various reasons, including:

•
Investor Fallout.     Mortgages may not meet the requirements of the secondary market for a number of different reasons, including noncompliance with purchaser program requirements, documentation deficiencies and collateral valuation variances.

•	Loan Repurchases. Once a mortgage is sold, it may be subject to a required repurchase by the seller for a number of different reasons, including a subsequent default by the borrower that occurs within a specified period of time after the sale.

•	Facilitation. Occasionally, financial institutions will originate loans (frequently second liens) even though a liquid secondary market does not exist for those loans in order to facilitate the origination of mortgages that do have a liquid secondary market.

    Seasoned Loans.     Seasoned loans may be sold in the secondary market for a number of reasons, including:

•	Mergers and Acquisitions. The acquiror in a merger or acquisition may find that it has acquired mortgages that do not fit within its credit parameters.

•	Credit or Performance Issues. A portfolio holder of mortgages may have accumulated mortgages that have credit or performance characteristics that do not meet its current needs.

•	Securitization Terminations. When mortgage loans are securitized, the securitization trust normally sells bonds with maturities that are shorter than the life of some of the mortgage loans that act as collateral. Optional call provisions may also provide certain interested parties with the ability to collapse the trust by selling or refinancing the remaining mortgage loans in the trust prior to maturity.

•	Insolvency. When a financial institution becomes insolvent, a trustee may decide to liquidate a mortgage portfolio in order to satisfy the creditors of the insolvent institution.

It is often more efficient and economical (and sometimes imperative) for lenders in the situations described above to sell S&D loans at a discount to a third-party than to expend the resources necessary to rehabilitate these loans internally, as these lenders generally do not possess the financial capability, desire or specialized skills and infrastructure necessary to effectively value or service these types of assets. In contrast, we have developed specialized expertise and an economically-scaled organization that permits us to effectively evaluate, bid, finance and service portfolios of these loans.

Since commencing operations, we have purchased in excess of $1.9 billion in S&D loans, comprised of approximately 52,000 loans, primarily from financial institutions. During 2004, we took advantage of market opportunities to significantly increase our volume of loan acquisitions and purchased over $652 million in S&D loans, compared with approximately $244 million in S&D loans during 2003 and $212 million in S&D loans during 2002. A substantial portion of the S&D loans we acquired in 2004 resulted from the purchase of two large portfolios, which together represented over $400 million in face loan value at the time of acquisition and approximately 61% of the total face value of acquired notes receivable in 2004.

Our acquisition department seeks out and identifies opportunities to purchase portfolios of S&D loans, performs due diligence on the loans included in a portfolio, prepares a bid for the portfolio in accordance with our price and yield guidelines based on the results of its due diligence investigation and assists in the integration of the loans that we ultimately acquire into our existing portfolio.

“Bulk” and “Flow” Acquisitions

Some lenders sell their S&D loans in the secondary market in small amounts on a frequent basis, while other institutions tend to accumulate larger pools of mortgages before selling them. We have established an acquisition group to focus on each of these two segments of the selling market. Our bulk purchase unit is responsible for acquisitions of portfolios with a face value of notes receivable in excess of $1.5 million, while our flow unit is responsible for acquisitions of portfolios or individual notes with a face value of up to $1.5 million. We make the majority of our bulk pool purchases of S&D loans from large conventional lenders in

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connection with the various opportunities described above. In contrast, our flow purchases are generally made on a more regular basis from smaller, regional mortgage banks that have a need to quickly dispose of one or more S&D loans. Bulk purchases constituted 78% of our overall purchases in the first quarter of 2005, and 84% in 2004, 71% in 2003 and 71% in 2002, respectively.

Due Diligence

We have established a due diligence review process over our years of experience with sellers of S&D loans that we use for all prospective purchases. In connection with our purchases of bulk portfolios, the due diligence process includes an analysis of a majority of the loans in a prospective portfolio, except in the case of very large portfolios where, due to time constraints, we analyze a representative sample of assets in the portfolio. Our team evaluates, among other things, lien position, the value of collateral and the borrower’s debt-to- income ratio, creditworthiness, employment stability, number of years of home ownership, credit bureau reports and mortgage payment history. Where appropriate, our acquisition department performs an on-site evaluation of the seller’s loan servicing department in addition to reviewing the loan files that comprise the portfolio. This process provides us with additional information as to the actual quality of the servicing of the loans in the portfolio, which we believe is critical to our ability to properly evaluate the portfolio. In the case of flow purchases, we typically perform due diligence at our office on each loan we acquire, which focuses on the same matters described above. In all cases, we tailor our review as appropriate based on the level of our prior experience with the seller and other factors relevant to the specific portfolio.

Pricing

For both our bulk and flow purchases, we compare the information derived from our due diligence review to our historical statistical database and, coupled with our cumulative knowledge of the non-conforming segment of the mortgage industry, our acquisition department projects a collection strategy and estimates the collectability, cost to service and timing of cash flows with respect to the loans in the portfolio. Using this information, the acquisition department prepares a bid based upon pricing and yield guidelines that reflect the returns on assets we are then seeking on purchased assets.

We have accumulated significant proprietary databases, models and statistical data, over our years of experience with borrowers of S&D loans, based on our understanding of the entire credit cycle and our ability to resolve loans. We believe our intellectual property provides us with a competitive advantage in analyzing, pricing and bidding on S&D loans.

Competition

We face intense competition in the market for the acquisition of S&D loans. Many of our competitors have financial resources, acquisition departments and servicing capacity considerably larger than our own. Among our largest competitors are Residential Funding Corporation, Bayview Financial Trading Group, Countrywide Financial Corporation, The Goldman Sachs Group, and Bear Stearns & Co., Inc. Competition for acquisitions is generally based on price, reputation of the purchaser, funding capacity and ability to execute within timing parameters required by the seller.

Borrowers

Our business model focuses for the most part on holding the mortgage assets that we acquire through resolution. Our borrowers represent a broad and diverse group of individuals and no single borrower represents a significant portion of our S&D loans. Likewise, our borrowers are located in all fifty states, as of March 31, 2005, and no single state represents 10% or more of the aggregate principal balance of loans in our portfolio.

Sellers

We acquire S&D loans through a variety of methods, including negotiated sales, ongoing purchase agreements, joint-bids with other institutions and private and public auctions. The supply of assets available for purchase by us is influenced by a number of factors, including knowledge by the seller of our interest in

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purchasing assets of the type it is seeking to sell, the general economic climate, financial industry regulation and new residential mortgage loan origination volume. During 2004, we purchased an aggregate of 341 portfolios from 153 sellers, and in the first quarter of 2005 we purchased an aggregate of 89 portfolios from 54 sellers. Our sources of bulk loan acquisitions have historically varied from year to year and we expect that this will continue to be the case. In addition to acquiring loans directly from sellers, we also occasionally acquire loans indirectly through brokers.

Marketing

Members of the sales and marketing group of our acquisitions department continually seek to identify new opportunities for the purchase of bulk and flow mortgage assets. They focus on deepening relationships with sellers from whom we have made acquisitions in the past and on developing relationships with new sellers, as well as with brokers who have access to sellers of the types of portfolios that we are interested in purchasing.

Loan Originations – Tribeca

We formed Tribeca, our wholly owned subsidiary, in 1997 as an origination platform for non-prime residential mortgages. Tribeca’s mortgage origination platform provides us with an additional vehicle for growth and reduces our reliance on the purchase of loans from other financial institutions for growth. Since commencing operations in 1997, Tribeca has originated approximately $534 million in non-prime residential mortgage loans for individuals with credit histories, income and/or other factors that cause them to be classified as non- prime borrowers.

Through Tribeca, we originate a range of first and second mortgage loans. While our current strategy is to hold a majority of originated loans with adjustable rates in our portfolio for investment, our strategy has changed in the past and may do so in the future based on market conditions and our own portfolio needs. We focus on developing and offering an array of proprietary niche products, including innovative purchase and refinance loans for 1-to-4 family residential real estate. We offer both fixed and adjustable rate mortgages. Our maximum loan amount is $2 million and our maximum loan-to-value ratio is 100%, depending on the specific product and that product’s underwriting requirements. In 2004, our average loan amount was $173,000 and in the first quarter of 2005, our average loan amount was $226,000.

Wholesale and Retail Originations

Tribeca originates loans through both wholesale and retail channels. In 2004, approximately 70% of loans were originated through our retail channels, with the remainder being originated through wholesale channels, meaning through mortgage brokers. Of loans originated in 2004, approximately 46% were Liberty Loans, which we hold for our portfolio, while the balance of loans were originated for sale to investors. In the first quarter of 2005, approximately 84% of loans originated were Liberty Loans. All of the wholesale loans we originated in 2004 and in the first quarter of 2005 were Liberty Loans. See “Products” below.

The focus of our retail operation is direct-to-consumer loans. Our marketing efforts consist primarily of pursuing Internet-generated leads and referral-based business from attorneys, accountants, real estate agents and financial planners, as well as the retention of existing Franklin Credit Management Corporation borrowers. The focus of our wholesale account executives is on identifying qualified mortgage brokers and generating a consistent flow of business. Tribeca maintains three offices, located in New York, New Jersey and Pennsylvania, but originates loans in approximately half of the states in the United States.

Tribeca seeks to minimize the inherent risk of using mortgage brokers to source a significant portion of its Liberty Loan originations through a rigorous mortgage broker review and approval process. Only approved mortgage brokers can submit mortgage loan request packages to Tribeca for processing and underwriting. Tribeca considers a number of factors for broker approval, including requiring experience in sourcing non-prime mortgage loans, appropriate state licenses, and errors/omissions and fidelity insurance polices in force. Tribeca also reviews broker tax returns, credit reports, and the broker’s history of lending experience.

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A complete mortgage loan request package includes in many cases a completed borrower application in accordance with our particular program guidelines, credit report, appraisal and other required documentation supporting the application. Appraisals are only accepted from Tribeca-approved appraisers. When a mortgage loan request package is received from an approved broker, Tribeca reviews the package for all required documents and information. If the package is complete, Tribeca underwrites the loan in accordance with its loan program requirements. After receipt of the broker loan package, Tribeca controls the processing, underwriting, approval/denial, legal and regulatory documents, closing and funding of the approved loan.

Borrowers

As with loans we acquire, borrowers of loans we originate are a diverse population and no single borrower represents a significant portion of our loans. Our borrowers are located in approximately half of the states in the United States, with approximately 54% and 65%, respectively, of the amount of loans originated in 2004 and the first quarter of 2005 being secured by property in New York and New Jersey. At March 31, 2005, approximately 66% of originated loans held for investment are secured by property in New York and New Jersey.

Secondary Marketing

We sell a portion of the Tribeca loan originations for a cash gain on a whole-loan, servicing-released, basis. In 2004, we sold $89.9 million of loans and realized a net gain on sale of $3.7 million, and in the first quarter of 2005, we sold $13.4 million of loans and realized a net gain on sale of $664,000. The percentage of originated loans sold varies from year to year, depending on market conditions and our portfolio needs. We have not historically hedged our origination pipeline by entering into mandatory delivery commitments; however, many mortgage originators do so in the ordinary course of business and we may choose to do so in the future as well, if management deems it to be advantageous. The purchasers of the whole loans we do sell are typically large financial institutions. We regularly sell loans meeting specified criteria to several large financial institutions with whom we have ongoing relationships.

Licensing

Tribeca is currently licensed as a mortgage banker or exempt from licensing in approximately half of the states in the United States. Tribeca is also a Department of Housing and Urban Development FHA Title I and Title II approved lender.

Products

We vary our product offerings depending on market conditions. Our origination volume focuses on Liberty Loans, which we hold for investment in our own portfolio, and Gold and Platinum loans, which we originate for sale to investors as described above.

Liberty Loans.     A majority of our loan originations are conducted through our Liberty Loan program. The Liberty Loan is oriented toward borrowers who are undergoing a transition in their credit profile due to unforeseen life events such as divorce, business failure, loss of employment, health crises and similar events. We generally expect that a portion of Liberty Loan customers will eventually refinance their loan at a lower interest rate once they have re-established their credit record. Currently, Liberty Loans are primarily adjustable rate mortgages, or ARMs, with 30-year terms, with a fixed rate of interest for the first two years and a six-month adjustable rate of interest for the remaining term of the mortgage. The maximum Liberty Loan amount is $2 million, with a maximum loan-to-value of 75%. Our average Liberty Loan amount in 2004 was $199,000, and in the first quarter of 2005 was $228,000.

Our loan application and approval process is streamlined, requiring little documentation. The principal factor in our underwriting guidelines has historically been our determination of the borrower’s equity in his or her home and the related calculation of the loan-to-value ratio based on the appraised value of the property, and not, or to a lesser extent, on a determination of the borrower’s ability to repay the loan. The specific parameters of the Liberty Loan program continue to evolve. We have recently begun in an increasing number of cases to gather and analyze additional information that allows us to assess to a reasonable degree the

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borrower’s ability and intent to repay the loan in connection with our credit decision. We currently offer borrowers several variations of the Liberty Loan based on the amount of documentation provided by the borrower, with the loan-to-value ratio increasing to a maximum of 75% for the product variation requiring the most documentation supporting the ability and intent of the borrower to repay the loan and decreasing to a maximum of 65% for the product variation requiring the least of such documentation.

It is our policy not to originate loans that are subject to either HOEPA or the various state and local laws regarding “high-cost” loans. Consistent with what we believe are industry best practices, the Liberty Loan program, among other things, does not allow for negative amortization, short-term balloon payments, the financing of single-premium credit life insurance, long-term prepayment penalties, interest rates that increase upon default, or mandatory arbitration clauses.

Platinum and Gold Loans.     The balance of our loan originations are conducted through our Platinum and Gold programs. Borrowers of our Platinum and Gold loans typically have higher credit ratings than borrowers under loans that we hold for our portfolio. The maximum loan amount for these loans is generally $500,000, with a loan-to-value ratio of up to 100%.

Competition

The market for non-prime loan originations is highly competitive. Tribeca competes with a variety of lenders, including commercial savings banks and mortgage bankers, for the origination of non-prime mortgages. Among the largest and most well-established of these competitors are New Century Mortgage, Ameriquest Mortgage, Countrywide Financial Corporation, and Household Financial Services. Many of our competitors possess greater financial resources, longer operating histories and lower costs of capital than we do. Competition for mortgage originations is based upon marketing efforts, loan processing capabilities, funding capacity, loan product desirability, interest rates and fees and, to a lesser extent in our case, the ability to sell loans for a premium in the secondary market.

Tribeca Segment Summary Information

The following table sets forth certain information regarding revenues, expenses and income before provision for income taxes for our origination operating segment:

	Three months ended March 31,		Year ended December 31,

	2005	2004	2004	2003	2002

Revenues:
Interest income	$4,019,603	$1,082,945	$7,189,299	$3,469,167	$3,293,289
Gain on loan sales	663,704	892,955	3,689,616	3,236,616	2,259,979
Other income	730,246	286,029	1,373,864	681,074	519,772

Total revenue	$5,413,553	$2,261,929	$12,252,779	$7,386,857	$6,073,040

Operating expenses:
Interest expense	$2,062,338	$483,772	$3,558,423	$1,731,580	$1,872,955
Collection, general and administrative	1,679,368	1,241,264	4,941,300	4,122,950	2,235,321
Other expenses	199,823	109,891	449,872	139,685	161,648

Total expenses	$3,941,529	$1,834,927	$8,949,595	$5,994,215	$4,269,924

Income before provision for income taxes	$1,472,024	$427,002	$3,303,184	$1,392,642	$1,803,116

Fixed-rate originations	$6,919,300	$19,713,227	$54,128,022	$72,098,058	—
Adjustable-rate originations	$81,004,916	$13,645,051	$146,173,263	$25,045,495	—
Total originations	$87,924,216	$33,358,278	$200,301,285	$97,431,553	$70,444,721
Loans sold	$13,411,176	$19,301,203	$89,925,754	$79,105,920	$42,531,689

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Servicing

Except for a short period of time after acquiring a pool of loans when servicing may be performed for us by the seller, we hold and service substantially all of the loans in our portfolio, including both purchased and originated loans, until resolution. At March 31, 2005, our servicing department consisted of 82 employees who managed 25,857 loans. Our servicing operations are conducted in the following departments:

Loan Boarding and Administration.     The primary objective of the loan boarding department is to ensure that newly acquired loans are properly transitioned from the prior servicer and that both newly acquired loans and originated loans are accurately boarded onto our servicing systems. In the bulk acquisition context, data is transmitted via an electronic file from the seller which is loaded directly onto our system, while data for originated loans and flow acquisitions is boarded directly by us onto our system. Our loan boarding department audits loan information for accuracy in approximately 10 percent of bulk purchased loans to ensure that the loans conform to the terms provided in the original note and mortgage. For the remaining bulk purchased loans, we perform verification of critical terms of the loans with information provided to us by the sellers.

The loan administration department performs duties typically related to the administration of loans, including incorporating modifications to terms of loans as well as, in the case of acquisitions, completing and recording the assignment of collateral documents from the seller into our name, which it does in conjunction with our acquisition department. The loan administration department also ensures the proper maintenance and disbursement of funds from escrow accounts and monitors non-escrow accounts for delinquent taxes and insurance lapses. For purchased and originated loans with adjustable interest rates, the loan administration group ensures that adjustments are properly made and timely identified to the affected borrowers.

Customer Service.     The primary objective of our customer service department is to obtain timely payments from borrowers, respond to borrower requests and resolve disputes with borrowers. Within ten days of boarding newly acquired loans onto our servicing system, our customer service representatives contact each new borrower to welcome them to Franklin Credit Management Corporation and to gather and/or verify any missing information, such as loan balance, interest rate, contact phone numbers, place of employment, insurance coverage and all other pertinent information required to service the loan properly. The customer service group responds to all inbound customer calls for information requests regarding payments, statement balances, escrow balances and taxes, payoff requests, returned checks and late payment and other fees. In addition, our customer service representatives process payoff requests and reconveyances.

Collections.     The main objective of our collections department is to ensure loan performance through maintaining customer contact. Our collections group continuously reviews and monitors the status of collections and individual loan payments in order to proactively identify and solve potential collection problems. When a loan becomes seven days past due, our collections group begins making collection calls and generating past-due letters. Our collections group attempts to determine whether a past due payment is an aberration or indicative of a more serious delinquency. If the past due payment appears to be an aberration, we emphasize a cooperative approach and attempt to assist the borrower in becoming current or arriving at an alternative repayment arrangement. Upon a serious delinquency, by which we mean a delinquency of 55 days by a borrower, or the earlier determination by our collections group based on the evidence available that a serious delinquency is likely, the loan is typically transferred to our legal department where loss mitigation begins. We employ a range of strategies to modify repayment terms in order to enable the borrower to make payments and ultimately cure the delinquency, or focus on expediting the foreclosure process so that loss mitigation can begin as promptly as practicable.

Legal.     Our legal department, which consists of non-lawyer administrative staff experienced in collection work, manages and monitors the progress of seriously delinquent loans and loans which we believe will develop into serious delinquencies. In addition to maintaining contact with borrowers through telephone calls and collection letters, this department utilizes various strategies in an effort to reinstate an account or revive cash flow on an account. The legal department analyzes each loan to determine a collection strategy to maximize the amount and speed of recovery and minimize costs. The particular strategy is based upon each

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individual borrower’s past payment history, current credit profile, current ability to pay, collateral lien position and current collateral value. We employ a range of strategies depending on the specific situation, including the following:

•	Short term repayment plans, or forbearance plans, when a delinquency can be cured within three months;

•	Loan modifications, when a delinquency cannot be cured within three months but the borrower has the financial ability to abide by the terms of the loan modification;

•	Short sales, when the borrower does not have the ability to repay and the equity in the property is not sufficient to satisfy the total amount due under the loan, but we accept the sale price of the property in full satisfaction of the debt in order to expedite the process for all parties involved;

•	Deed-in-lieu, when the borrower does not have the ability to repay and the equity in the property is not sufficient to satisfy the total amount due, but we accept the deed in full satisfaction of the debt in order to expedite the process for all parties involved;

•	Assumption, when the borrower wishes to relinquish responsibility to a third party and the prospective borrower demonstrates the ability to repay the loan;

•	Subordination, when we have the second lien on a property and the first lien-holder wishes to refinance its loan, to which we will agree if the terms of the refinanced loan permit the borrower to repay our loan; and

•	Deferment agreements, when we forgo collection efforts for a period of time, typically as a result of a hardship incurred by the borrower, such as a natural disaster or a death or illness in the family, as a result of which the borrower is temporarily unable to repay.

Seriously delinquent accounts not resolved through the loss mitigation activities described above are foreclosed in accordance with state and local laws, with the objective of maximizing asset recovery in the most expeditious manner possible. This is commonly referred to as loss management. Foreclosure timelines are managed through a timeline report built into the loan servicing system. The report schedules milestones applicable for each state throughout the foreclosure process, which enhances our ability to monitor and manage the process. Properties acquired through foreclosure are transferred to our real estate department to manage eviction and marketing of the properties. However, until foreclosure is completed, efforts at loss mitigation are continued.

In addition, our legal department manages loans by borrowers who have declared bankruptcy. The primary objective of the bankruptcy group within our legal department, which utilizes outside counsel, is to proactively monitor bankruptcy assets and outside counsel to ensure compliance with individual plans and to ensure recovery in the event of non-compliance.

Real Estate.     Our real estate department manages all properties acquired by us upon foreclosure of a delinquent loan or through purchase as part of a loan portfolio in order to preserve their value and ensure that maximum returns are realized upon sale. We own real estate, or OREO, in various states that we acquired through foreclosure, a deed in lieu or acquisition. These properties are 1-to-4 family residences, co-ops and condos. We acquire or foreclose on property primarily with the intent to sell it at a price to at least recover our cost. From time to time OREO properties may be in need of repair or improvements, in order to either increase the value of the property or reduce the time that the property is on the market. In those cases, the OREO property is evaluated independently and we make a determination of whether the additional investment would generate an adequate return.

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Portfolio Characteristics

Overall Portfolio

At March 31, 2005, our portfolio (excluding OREO) consisted of $837.7 million notes receivable, $171.2 million loans held for investment and $17.7 million loans held for sale. Our total loan portfolio grew 87% to $939.2 million at December 31, 2004, from $502.5 million at December 31, 2003, and grew 9.3% to $1.0 billion at the end of the first quarter of 2005. Not boarded loans represent loans serviced by the seller on a temporary basis. The following table sets forth information regarding the types of properties securing our loans as of March 31, 2005.

Property Types	Principal Balance	Percentage of Total Principal Balance

Residential 1-to-4 family	$797,738,563	76.72%
Condos, coops, pud dwelling	59,706,943	5.74%
Manufactured homes	15,791,630	1.52%
Multi-family	1,868,249	0.18%
Commercial	1,792,175	0.17%
Unsecured loans	11,784,763	1.13%
Other	1,139,505	0.11%
Not boarded	150,003,386	14.43%

Total	$1,039,825,214	100.00%

Geographic Dispersion.     The following table sets forth information regarding the geographic location of properties securing the loans in our portfolio at March 31, 2005:

Locations	Principal Balance	Percentage of Total Principal Balance

New York	$88,057,262	8.47%
Ohio	83,646,777	8.04%
California	77,552,001	7.46%
Florida	72,442,570	6.97%
New Jersey	72,224,899	6.95%
Georgia	47,334,397	4.55%
Pennsylvania	45,257,466	4.35%
Texas	42,355,773	4.07%
Michigan	40,937,475	3.94%
North Carolina	39,247,239	3.77%
All Others	430,769,357	41.43%

	$1,039,825,214	100.00%

Amounts included above in the tables of Property Types and Location under the heading “Principal Balance” represent the aggregate unpaid principle balance outstanding of notes receivable, loans held for investment and loans held for sale.

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Delinquency Status – Loan Portfolio

The following tables provide a breakdown of the delinquency status of our notes receivable, loans held for investment and loans held for sale portfolios as of the dates indicated, by principal balance. Because we specialize in acquiring and servicing loans with erratic payment patterns and an elevated level of credit risk, a substantial portion of the loans we acquire are already in various stages of delinquency, foreclosure and bankruptcy when we acquire them. Therefore, we monitor the payment status of our borrowers based on both contractual delinquency and recency delinquency. By contractual delinquency, we mean the delinquency of payments relative to the contractual obligations of the borrower. By recency delinquency, we mean the recency of the most recent full monthly payment received from the borrower. By way of illustration, on a recency delinquency basis, if the borrower has made the most recent full monthly payment within the past 30 days, the loan is shown as current regardless of the number of contractually delinquent payments. In contrast, on a contractual delinquency basis, if the borrower has timely made the most recent full monthly payment, but has missed an earlier payment or payments, the loan is shown as contractually delinquent. We classify a loan as in foreclosure when we determine that the best course of action to maximize recovery of unpaid principal balance is to begin the foreclosure process. We classify a loan as in bankruptcy status when we receive notice of a bankruptcy filing from the bankruptcy court.

		March 31, 2005
		Contractual Delinquency		Recency Delinquency
	Days Past Due	Amount	%	Amount	%

Current	0-30 Days	$534,391,426	52.05%	$617,228,253	60.12%
Delinquent	31-60 Days	52,377,719	5.10	19,852,007	1.93
	61-90 Days	28,133,658	2.74	10,864,392	1.06
	90+ Days	87,958,256	8.57	54,916,407	5.35

Total delinquent		168,469,633	16.41	85,632,806	8.34
Bankruptcy	0-30 Days	39,624,963	3.86	103,679,958	10.10
	31-60 Days	12,614,418	1.23	5,941,493	0.58
	61-90 Days	10,309,999	1.00	3,883,467	0.38
	90+ Days	84,088,501	8.19	33,132,963	3.23

Total bankruptcy		146,637,881	14.28	146,637,881	14.28
Foreclosure	0-30 Days	1,090,958	0.11	15,061,867	1.47
	31-60 Days	1,315,533	0.13	5,438,803	0.53
	61-90 Days	1,245,217	0.12	2,069,115	0.20
	90+ Days (1)	111,965,835	10.91	93,047,758	9.06

Total foreclosure		115,617,543	11.26	115,617,543	11.26
Not boarded (2)		61,494,393	5.99	61,494,393	5.99

	Total	$1,026,610,876	100%	$1,026,610,876	100%

Total loans	0-30 Days	$575,107,347	56.02%	$735,970,078	71.69%

(1)
Includes certain loans that are seriously delinquent as to which management has determined that recovery through foreclosure of the collateral is not viable, although collection efforts continue. At March 31, 2005, such loans amounted to $17.4 million.

(2)	Not boarded represents recently acquired loans serviced by the seller on a temporary basis. A portion of not boarded loans has been included in the appropriate delinquency categories based on information provided by the seller-servicer. The remaining portion of not boarded loans, for which information has not been entered into our servicing system, is shown in the not boarded category.

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		December 31,
		2004				2003
		Contractual Delinquency		Recency Delinquency		Contractual Delinquency		Recency Delinquency
	Days Past Due	Amount	%	Amount	%	Amount	%	Amount	%

Current	0-30 Days	$481,579,020	51.27%	$575,916,811	61.32%	$299,003,395	59.51%	$329,428,767	65.56%
Delinquent	31-60 Days	58,347,499	6.21	23,570,888	2.51	25,771,274	5.13	10,329,999	2.06
	61-90 Days	17,130,134	1.82	5,955,120	0.63	2,150,135	0.43	1,305,976	0.26
	90+ Days	77,831,546	8.29	29,445,380	3.14	30,643,040	6.10	16,503,102	3.28
Total delinquent		153,309,179	16.32	58,971,388	6.28	58,564,449	11.66	28,139,077	5.60
Bankruptcy	0-30 Days	38,334,025	4.08	105,488,483	11.23	14,282,719	2.84	34,472,683	6.86
	31-60 Days	16,501,584	1.76	9,796,137	1.04	4,031,509	0.80	2,641,216	0.53
	61-90 Days	7,805,223	0.83	2,493,004	0.27	1,170,210	0.23	2,424,653	0.48
	90+ Days	95,998,719	10.22	40,861,927	4.35	38,318,901	7.63	18,264,787	3.64

Total bankruptcy		158,639,551	16.89	158,639,551	16.89	57,803,339	11.50	57,803,339	11.50
Foreclosure	0-30 Days	168,426	0.02	19,264,407	2.05	1,162,215	0.23	7,866,552	1.57
	31-60 Days	1,617,959	0.17	4,030,963	0.43	389,588	0.08	1,581,041	0.31
	61-90 Days	1,347,135	0.14	5,112,161	0.54	631,109	0.13	1,843,271	0.37
	90+ Days (1)	133,172,787	14.18	107,898,776	11.49	68,042,612	13.54	58,934,660	11.73

Total foreclosure		136,306,307	14.51	136,306,307	14.51	70,225,524	13.98	70,225,524	13.98
Not boarded (2)		9,399,114	1.00	9,399,114	1.00	16,866,611	3.36	16,866,611	3.36

	Total	$939,233,171	100.00%	$939,233,171	100.00%	$502,463,318	100.00%	$502,463,318	100.00%

Total loans	0-30 Days	$520,081,471	55.37%	$700,669,701	74.60%	$314,448,329	62.58%	$371,768,002	73.99

(1)	Includes certain loans that are seriously delinquent as to which management has determined that recovery through foreclosure of the collateral is not viable, although collection efforts continue.
(2)	Not boarded represents recently acquired loans serviced by the seller on a temporary basis. A portion of not boarded loans has been included in the appropriate delinquency categories based on information provided by the seller-servicer. The remaining portion of not boarded loans, for which information has not been entered into our servicing system, is shown in the not boarded category.

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Notes Receivable Portfolio

As of March 31, 2005, our notes receivable portfolio, which consists of purchased loans, included 24,869 loans with an aggregate principal balance of $837.7 million and a net balance of $753.8 million (after allowance for loan losses of $83.9 million). Impaired loans comprise and will continue to comprise a significant portion of our portfolio. Many of the loans we acquire are impaired loans at the time of purchase. We generally purchase such loans at significant discounts and have considered the payment status, underlying collateral value and expected cash flows when determining our purchase price. While interest income is not accrued on impaired loans, interest and fees are received on a portion of loans classified as impaired. The following table provides a breakdown between performing loans and impaired loans for the notes receivable portfolio as of March 31, 2005 and December 31, 2004, 2003 and 2002:

	March 31,	December 31,
	2005	2004	2003	2002

Performing loans	$449,684,130	$436,366,893	$322,345,537	$292,018,333
Allowance for loan losses	19,727,338	19,154,312	15,584,769	11,096,115

Total performing loans, net of allowance for loan losses	$429,956,792	$417,212,582	$306,760,768	$280,922,218

Impaired loans	$248,729,295	$280,078,060	$126,341,722	$119,134,128
Allowance for loan losses	53,214,855	57,889,091	30,111,278	32,809,607

Total impaired loans, net of allowance for loan losses	$195,514,440	$222,188,969	$96,230,444	$86,324,521

Not yet boarded onto servicing system	$139,293,220	$95,440,903	$16,866,611	$24,106,933
Allowance for loan losses	10,977,472	12,584,898	551,183	1,935,929

Not yet boarded onto servicing system, net of allowance for loan losses	$128,315,748	$82,856,005	$16,315,428	$22,171,004

Total notes receivable, net of allowance for loan losses	$753,786,980	$722,257,556	$419,306,640	$389,417,743

The following table provides a breakdown of the balance of our portfolio of notes receivable between fixed rate and adjustable rate loans, net of allowance for loan losses and excluding loans purchased but not yet boarded onto our servicing operations system as of March 31, 2005, December 31, 2004, December 31, 2003 and December 31, 2002 of $128,315,748, $82,856,005, $16,315,428 and $22,171,004, respectively:

	March 31,	December 31,
	2005	2004	2003	2002

Total Performing Loans:
Fixed rate performing loans	$312,347,389	$300,286,566	$199,691,299	$213,429,977
Adjustable rate performing loans	117,609,403	116,926,017	107,069,469	67,492,241

Total performing loans	$429,956,792	$417,212,583	$306,760,768	$280,922,218

Total Impaired Loans:
Fixed rate impaired loans	$163,206,209	$184,312,204	$58,752,534	$58,873,564
Adjustable rate impaired loans	32,308,231	37,876,765	37,477,910	27,450,957

Total impaired loans	$195,514,440	$222,188,969	$96,230,444	$86,324,521

Total notes receivable, net of allowance for loan losses, excluding loans not boarded onto servicing system	$625,471,232	$639,401,552	$402,991,212	$367,246,739

Impaired loans comprise and will continue to comprise a significant portion of our portfolio. Many of the loans we acquire are impaired loans at the time of purchase. We generally purchase such loans at significant discounts and have considered the payment status, underlying collateral value and expected cash flows when

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determining our purchase price. While interest income is not accrued on impaired loans, interest and fees are received on a portion of loans classified as impaired.

Loan Acquisitions

During the first quarter of 2005, we acquired $112.0 million of S&D loans. We purchased over $652 million in assets in 2004, compared with approximately $244 million in assets during 2003 and approximately $212 million in assets during 2002. A substantial portion of the assets we acquired in 2004 were acquired in two large portfolios, which together represented over $400 million in face value at the time of acquisition. The following table sets forth the amounts and prices of our mortgage loan acquisitions during the first three months of 2005 and the previous three years:

	Three Months Ended March 31,	Year Ended December 31,
	2005	2004	2003	2002

Number of loans	4,116	12,914	3,476	4,331
Aggregate unpaid principal balance at acquisition	$111,775,289	$652,074,214	$244,387,332	$212,478,257
Purchase price	$98,522,946	$546,269,608	$213,638,801	$184,090,904
Purchase price percentage	88.1%	83.8%	87.4%	86.6%

Loan Dispositions

In the ordinary course of our loan servicing process and through the periodic review of our portfolio of purchased loans, there are certain loans that, for various reasons, we determine to sell. We typically sell these loans on a whole-loan basis, servicing-released for cash. The following table sets forth our dispositions of purchased loans during the first three months of 2005 and the previous three years:

	Three Months Ended March 31,	Year Ended December 31,
	2005	2004	2003	2002

Sale of Performing Loans
Aggregate unpaid principal balance	$—	$19,845,833	$11,196,913	$900,000
Number of loans sold	—	143	89	4
Gain on sale	$—	$2,178,296	$1,367,519	$114,019
Sale of Non-Performing Loans
Aggregate unpaid principal balance	$—	$1,154,506	$8,169,805	$215,000
Number of loans sold	—	65	307	1
Gain (loss) on sale	$—	$(477,182)	$(249,281)	$25,500

There were no sales of loans from our purchased loan portfolio in the first quarter of 2005.

Other Real Estate Owned

The following table sets forth our other real estate owned, or OREO and OREO sales at and for the periods ended March 31, 2005 and December 31 of the three previous years:

	Three Months Ended March 31,	Year Ended December 31,
	2005	2004	2003	2002

Other real estate owned	$21,492,219	$20,626,156	$13,981,665	$9,353,884
OREO as a percentage of total assets	2.26%	2.31%	2.93%	2.20%
OREO sold	$6,778,813	$20,273,482	$15,380,375	$6,257,364
Gain on sale	$255,981	$542,202	$1,027,130	$796,562

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Tribeca’s Loan Originations

The following table sets forth Tribeca’s loan originations during the first three months of 2005 and the previous three years, as well as dispositions. During 2004, we began to originate loans, principally, adjustable rate loans with a fixed rate for the first two years, to be held in our portfolio.

	Three Months Ended March 31,	Year Ended December 31,
	2005	2004	2003	2002

Number of loans originated	389	1,159	562	501
Amount of loans originated	$87,924,216	$200,301,285	$97,431,553	$70,444,721
Average loan amount	$226,026	$172,563	$172,598	$139,721
Originated as fixed	$6,919,300	$54,128,022	$72,098,058	—
Originated as ARM *	$81,004,916	$146,173,263	$25,045,495	—
Number of loans sold	71	576	449	235
Amount of loans sold	$13,411,176	$89,925,754	$79,105,920	$42,531,689
Gain on sale	$663,704	$3,689,616	$3,236,616	$2,259,979

* Principally, Tribeca’s ARM loans are fixed rate for two years, and six-month adjustable rate for the remaining term.

Geographic Dispersion of Originated Loans.     The following table sets forth information regarding the geographic location of properties securing all loans originated by Tribeca during the first quarter of 2005 and the aggregate portfolio of loans originated and held for investment at March 31, 2005:

	Loans Originated For the Three Months Ended March 31, 2005		Loans Held for Investment at March 31, 2005
Location	Principal Balance	Percentage of Total Principal Balance	Principal Balance	Percentage of Total Principal Balance

New Jersey	$32,034,369	36%	$56,663,435	33%
New York	25,075,448	29%	55,844,301	33%
California	8,480,050	10%	12,606,767	7%
Florida	4,409,850	5%	8,679,819	5%
Pennsylvania	4,153,350	5%	9,982,139	6%
Massachusetts	3,305,100	4%	6,388,323	4%
Virginia	3,294,000	4%	5,724,000	3%
Maryland	2,979,050	3%	4,607,995	3%
Connecticut	1,475,200	2%	4,199,016	2%
Michigan	589,050	1%	1,711,178	1%
All Others	2,128,749	2%	4,830,447	3%

	$87,924,216	100%	$171,237,420	100%

Regulation

The mortgage lending industry is highly regulated. Our business is regulated by federal, state and local government authorities and is subject to federal, state and local laws, rules and regulations, as well as judicial and administrative decisions that impose requirements and restrictions on our business. At the federal level, these laws, rules and regulations include:

•	the Equal Credit Opportunity Act and Regulation B;
•	the Federal Truth in Lending Act and Regulation Z;
•	the Home Ownership and Equity Protection Act, or HOEPA;
•	the Real Estate Settlement Procedures Act, or RESPA, and Regulation X;
•	the Fair Credit Reporting Act;
•	the Fair Debt Collection Practices Act;
•	the Home Mortgage Disclosure Act and Regulation C;

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•	the Fair Housing Act;
•	the Telemarketing and Consumer Fraud and Abuse Prevention Act;
•	the Telephone Consumer Protection Act;
•	the Gramm-Leach-Bliley Act;
•	the Soldiers and Sailors Civil Relief Act;
•	the Fair and Accurate Credit Transactions Act; and
•	the CAN-SPAM Act.

These laws, rules and regulations, among other things:

•	impose licensing obligations and financial requirements on us;
•	limit the interest rates, finance charges, and other fees that we may charge;
•	prohibit discrimination both in the extension of credit and in the terms and conditions on which credit is extended;
•	prohibit the payment of kickbacks for the referral of business incident to a real estate settlement service;
•	impose underwriting requirements;
•	mandate various disclosures and notices to consumers, as well as disclosures to governmental entities;
•	mandate the collection and reporting of statistical data regarding our customers;
•	require us to safeguard non-public information about our customers;
•	regulate our collection practices;
•	require us to avoid doing business with suspected terrorists;
•	restrict the marketing practices we may use to find customers, including restrictions on outbound telemarketing; and
•	in some cases, impose assignee liability on us as purchaser of mortgage loans as well as the entities that purchase our mortgage loans.

Our failure to comply with these laws can lead to:

•	civil and criminal liability, including potential monetary penalties;
•	loss of lending licenses or approved status required for continued lending and servicing operations;
•	demands for indemnification or loan repurchases from purchasers of our loans;
•	legal defenses causing delay and expense;
•	adverse effects on our ability, as servicer, to enforce loans;
•	the borrower having the right to rescind or cancel the loan transaction;
•	adverse publicity;
•	individual and class action lawsuits;
•	administrative enforcement actions;
•	damage to our reputation in the industry;
•	inability to sell our loans; or
•	inability to obtain credit to fund our operations.

Although we have systems and procedures directed to compliance with these legal requirements and believe that we are in material compliance with all applicable federal, state and local statutes, rules and regulations, we cannot assure you that more restrictive laws and regulations will not be adopted in the future, or that governmental bodies will not interpret existing laws or regulations in a more restrictive matter, which could render our current business practices non-compliant or which could make compliance more difficult or expensive. These applicable laws and regulations are subject to administrative or judicial interpretation, but some of these laws and regulations have been enacted only recently or may be interpreted infrequently. As a

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result of infrequent or sparse interpretations, ambiguities in these laws and regulations may leave uncertainty with respect to permitted or restricted conduct under them. Any ambiguity under a law to which we are subject may lead to non-compliance with applicable regulatory laws and regulations. We actively analyze and monitor the laws, rules and regulations that apply to our business, as well as the changes to such laws, rules and regulations.

New Areas of Regulation

Regulatory and legal requirements are subject to change, making our compliance more difficult or expensive, or otherwise restricting our ability to conduct our business as it is now conducted. In particular, federal, state and local governments have become more active in the consumer protection area in recent years. For example, the federal Gramm-Leach-Bliley financial reform legislation imposes additional privacy obligations on us with respect to our applicants and borrowers. The Fair and Accurate Credit Transactions Act of 2003, enacted in December 2003, requires us to provide additional disclosures when we disapprove a loan application. Additional requirements will apply to our use of consumer reports and our furnishing of information to the consumer reporting agencies. Additionally, Congress and the Department of Housing and Urban Development have discussed an intent to reform RESPA. Several states are also considering adopting privacy legislation. For example, California has passed legislation known as the California Financial Information Privacy Act and the California On-Line Privacy Protection Act. Both pieces of legislation became effective July 1, 2004, and impose additional notification obligations on us that are not preempted by existing federal law. If other states choose to follow California and adopt a variety of inconsistent state privacy legislation, our compliance costs could substantially increase. Moreover, several federal, state and local laws, rules and regulations have been adopted, or are under consideration, that are intended to protect consumers from predatory lending. The impact of this legislation, should it be adopted in other states, may negatively affect the availability of credit to a broader segment of the borrowing population than the smaller group that the laws are aiming to protect.

Local, state and federal legislatures, state and federal banking regulatory agencies, state attorneys general offices, the FTC, the Department of Justice, the Department of Housing and Urban Development and state and local governmental authorities have increased their focus on lending practices by some companies, primarily in the non-prime lending industry, sometimes referred to as “predatory lending” practices. Sanctions have been imposed by various agencies for practices such as charging excessive fees, imposing higher interest rates than the credit risk of some borrowers warrant, failing to disclose adequately the material terms of loans to borrowers and abrasive servicing and collections practices. The Office of the Comptroller of the Currency, the regulator of national banks, issued a final regulation last year that prescribed an explicit anti-predatory lending standard without regard to a trigger test based on the cost of the loan, which prohibits a national bank from, among other restrictions, making a loan based predominately on the foreclosure value of the borrower’s home, rather than the borrower’s repayment ability, including current and expected income, current obligations, employment status and relevant financial resources. This restriction would prevent national banks and their operating subsidiaries from purchasing the variation of the Liberty Loan where no assessment is made of the borrower’s ability to repay the loan. In addition, if this standard were adopted more generally, it may impact the ability of Tribeca to originate the Liberty Loan.

On May 16, 2005, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, and the National Credit Union Administration jointly issued “Credit Risk Management Guidance for Home Equity Lending.” The guidance promotes sound credit risk management practices for institutions engaged in home equity lending (both home equity lines of credit and closed-end home equity loans). Among other risk factors, the Guidance cautions lenders to consider all relevant risk factors when establishing product offerings and underwriting guidelines, including a borrower’s income and debt levels, credit score (if obtained), and credit history, as well as the loan size, collateral value, lien position, and property type and location. It stresses that prudently underwritten home equity loans should include an evaluation of a borrower’s capacity to adequately service the debt, and that reliance on a credit score is insufficient because it relies on historical financial performance rather than present capacity to pay. While not specifically applicable to loans originated by

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Tribeca, the guidance is instructive of the regulatory climate covering low and no documentation loans, such as certain of Tribeca’s Liberty Loan products.

HOEPA identifies a category of mortgage loans and subjects such loans to restrictions not applicable to other mortgage loans. Loans subject to HOEPA consist of loans on which certain points and fees or the annual percentage rate, known as the APR, exceed specified levels. Liability for violations of applicable law with regard to loans subject to HOEPA would extend not only to us, but to the institutional purchasers of our loans as well. It is our policy to seek not to originate loans that are subject to HOEPA or state and local laws discussed in the following paragraph or purchase high cost loans that violate such laws. On October 1, 2002, the APR and points and fees thresholds for determining loans subject to HOEPA were lowered, thereby expanding the scope of loans subject to HOEPA. We will continue to avoid originating loans subject to HOEPA, and the lowering of the thresholds beyond which loans become subject to HOEPA may prevent us from originating certain loans and may cause us to reduce the APR or the points and fees on loans that we do originate. Non-compliance with HOEPA and other applicable laws may lead to demands for indemnification or loan repurchases from our warehouse lenders and institutional loan purchasers, class action lawsuits and administrative enforcement actions.

Laws, rules and regulations have been adopted, or are under consideration, at the state and local levels that are similar to HOEPA in that they impose certain restrictions on loans on which certain points and fees or the APR exceeds specified thresholds, which generally are lower than under federal law. These restrictions include prohibitions on steering borrowers into loans with high interest rates and away from more affordable products, selling unnecessary insurance to borrowers, flipping or repeatedly refinancing loans and making loans without a reasonable expectation that the borrowers will be able to repay the loans. If the numerical thresholds were miscalculated, certain variations of our Liberty Loan product, where the lending decision is or may have been based entirely or primarily on the borrower’s equity in his or her home and not, or to a lesser extent, on a determination of the borrower’s ability to repay the loan, would violate HOEPA and many of these state and local anti-predatory lending laws. In the past, we have sold a small portion of our Liberty Loan production to third parties on a servicing-released, whole-loan basis. Going forward, however, our ability to finance the origination of Liberty Loans or sell the Liberty Loan product to third parties could be impaired if our sources of financing or mortgage investors are required or choose to incorporate prohibitions from certain anti-predatory lending practices into their eligibility criteria, even if the laws themselves do not specifically apply to us. Compliance with some of these restrictions requires lenders to make subjective judgments, such as whether a loan will provide a “net tangible benefit” to the borrower. These restrictions expose a lender to risks of litigation and regulatory sanction no matter how carefully a loan is underwritten. The remedies for violations of these laws are not based on actual harm to the consumer and can result in damages that exceed the loan balance. In addition, an increasing number of these laws, rules and regulations seek to impose liability for violations on assignees, which may include our warehouse lenders and whole-loan buyers, regardless of whether the assignee knew of or participated in the violation.

The continued enactment of these laws, rules and regulations may prevent us from originating certain loans and may cause us to reduce the interest rate or the points and fees on loans that we do originate. We may decide to originate a loan that is covered by one of these laws, rules or regulations only if, in our judgment, the loan is made in accordance with our strict legal compliance standards and without undue risk relative to litigation or to the enforcement of the loan according to its terms. If we decide to relax our self-imposed restrictions on originating loans subject to these laws, rules and regulations, we will be subject to greater risks for actual or perceived non-compliance with the laws, rules and regulations, including demands for indemnification or loan repurchases from the parties to whom we broker or sell loans, class action lawsuits, increased defenses to foreclosure of individual loans in default, individual claims for significant monetary damages, and administrative enforcement actions. In addition, the difficulty of managing the risks presented by these laws, rules and regulations may decrease the availability of warehouse financing and the overall demand for non-prime loans, making it difficult to fund or sell any of our loans. If nothing else, the growing number of these laws, rules and regulations will increase our cost of doing business as we are required to develop systems and procedures to ensure that we do not violate any aspect of these new requirements.

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A portion of our mortgage loans are originated through independent mortgage brokers. Mortgage brokers provide valuable services in the loan origination process and are compensated for their services by receiving fees on loans. Brokers may be paid by the borrower, the lender or both. If a borrower cannot or does not want to pay the mortgage broker’s fees directly, the loan can be structured so that the mortgage broker’s fees are paid from the proceeds of the loan, or the loan can provide for a higher interest rate or higher fees to the lender. Regardless of the manner in which a broker is compensated, the payment is intended only to compensate the broker for the services actually performed and the facilities actually provided.

RESPA prohibits the payment of fees for the mere referral of real estate settlement service business. This law does permit the payment of reasonable value for services actually performed and facilities actually provided unrelated to the referral. In the past, several lawsuits have been filed against mortgage lenders alleging that such lenders have made certain payments to independent mortgage brokers in violation of RESPA. These lawsuits generally have been filed on behalf of a purported nationwide class of borrowers alleging that payments made by a lender to a broker in addition to payments made by the borrower to a broker are prohibited by RESPA and are therefore illegal. On September 18, 2002, the Eleventh Circuit Court of Appeals issued a decision in Heimmermann v. First Union Mortgage Corp., which reversed the court’s earlier decision in Culpepper v. Irwin Mortgage Corp. in which the court found the yield spread premium payments received by a mortgage broker to be unlawful per se under RESPA. The Department of Housing and Urban Development responded to the Culpepper decision by issuing a policy statement (2001-1) taking the position that lender payments to mortgage brokers, including yield spread premiums, are not per se illegal. The Heimmermann decision eliminated a conflict that had arisen between the Eleventh Circuit and the Eighth and Ninth Circuit Courts of Appeals, with the result that all federal circuit courts that have considered the issue have aligned with the Department of Housing and Urban Development policy statement and found that yield spread premiums are not prohibited per se. If other circuit courts that have not yet reviewed this issue disagree with the Heimmermann decision, there could be a substantial increase in litigation regarding lender payments to brokers and in the potential costs of defending these types of claims and in paying any judgments that might result. Although we believe that our broker compensation programs comply with all applicable laws and are consistent with long-standing industry practice and regulatory interpretations, in the future new regulatory interpretations or judicial decisions may require us to change our broker compensation practices. Such a change may have a material adverse effect on us and the entire mortgage lending industry.

Compliance, Quality Control and Quality Assurance

We maintain a variety of quality control procedures designed to detect compliance errors prior to funding. We have a stated anti-predatory lending policy which is communicated to all employees at regular training sessions. In addition, Tribeca subjects a statistical sampling of loans originated by Tribeca to post-funding quality assurance reviews and analysis. We track the results of the quality assurance reviews and report them back to the responsible origination units. Our loans and practices are reviewed regularly in connection with the due diligence that our loan buyers and lenders perform. State regulators also review our practices and loan files and report the results back to us.

Privacy

The federal Gramm-Leach-Bliley Act obligates us to safeguard the information we maintain on our borrowers. California has passed legislation known as the California Financial Information Privacy Act and the California On-Line Privacy Protection Act. Both pieces of legislation became effective on July 1, 2004, and impose additional notification obligations on us that are not pre-empted by existing federal law. Regulations have been proposed by several agencies and states that may affect our obligations to safeguard information. If other states or federal agencies adopt additional privacy legislation, our compliance costs could substantially increase.

Fair Credit Reporting Act

The Fair Credit Reporting Act provides federal preemption for lenders to share information with affiliates and certain third parties and to provide pre-approved offers of credit to consumers. Congress also amended the Fair Credit Reporting Act to place further restrictions on the use of information shared between

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affiliates, to provide new disclosures to consumers when risk based pricing is used in the credit decision, and to help protect consumers from identity theft. All of these new provisions impose additional regulatory and compliance costs on us and reduce the effectiveness of our marketing programs.

Home Mortgage Disclosure Act

In 2002, the Federal Reserve Board adopted changes to Regulation C promulgated under the Home Mortgage Disclosure Act. Among other things, the new regulations require lenders to report pricing data on loans that they originate with annual percentage rates that exceed the yield on treasury bills with comparable maturities by three percent. The expanded reporting takes effect in 2004 for reports filed in 2005. A majority of our loans are subject to the expanded reporting requirements.

The expanded reporting does not provide for additional loan information such as credit risk, debt-to-income ratio, LTV ratio, documentation level or other salient loan features that might impact pricing on individual loans. As a result, the reported information may lead to increased litigation and government scrutiny to determine if any reported disparities between prices paid by minorities and majorities may have resulted from unlawful discrimination. For example, recent press reports indicate that the Civil Rights Division of the New York State Attorney General’s office has requested that certain large lenders provide it with supplementary information to explain the disparities in their reported HMDA data.

Telephone Consumer Protection Act and Telemarketing Consumer Fraud and Abuse Prevention Act

The FCC and the FTC adopted “do-not-call” registry requirements, which, in part, mandate that companies such as us maintain and regularly update lists of consumers who have chosen not to be called. These requirements also mandate that we do not call consumers who have chosen to be on the list. Those prohibitions do not apply to calls made to a servicer’s existing customers. Several states have also adopted similar laws, with which we also seek to comply.

Employees

We recruit, hire, and retain individuals with the specific skills that complement our corporate growth and business strategies. As of March 31, 2005, we had 204 full time employees. Of these, 75 were employed by Tribeca, our origination subsidiary.

None of our employees are represented by a union or covered by a collective bargaining agreement. We believe our relations with our employees are good.

Properties

We currently maintain our corporate headquarters on the sixth floor at 6 Harrison Street, New York, New York, where we own a 6,600 square foot condominium unit. In the same building, we have also entered into two subleases for additional space, one for approximately 2,500 square feet of space on the fifth floor and one for approximately 2,200 square feet of space on the fourth floor, both of which we sublease from an affiliate of our Chairman. In connection with our planned relocation of most of our offices to Jersey City, New Jersey, we have entered into an agreement to terminate the fifth floor sublease not later than November 2005. We continue to sublease the fourth floor space on a month-to-month basis.

We also have two other office locations in the same general vicinity. One is located at 99 Hudson Street, New York, New York where we lease approximately 6,400 square feet of office space from a third party under a lease agreement with a term expiring in December 2008. We have also leased approximately 7400 square feet of office space at 185 Franklin Street, New York, New York, which is owned by an affiliate of our Chairman. In connection with our planned relocation of most of our offices to Jersey City, New Jersey, we have entered into an agreement to terminate the 185 Franklin Street lease not later than November 2005.

In addition, we lease approximately 228 square feet of office space in Trevose, Pennsylvania under a lease agreement with a term expiring in 2007. We have also leased two offices for Tribeca, one of which is in Marlton, New Jersey (approximately 2,426 square feet) under a lease agreement with a term expiring at the

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end of 2005 and the other of which is in Trevose, Pennsylvania (approximately 1,000 square feet) under a lease agreement with a term expiring in 2006.

On March 4, 2005, we entered into a sublease agreement to sublease approximately 33,866 square feet of space at 101 Hudson Street, Jersey City, New Jersey for use as executive and administrative offices. The term of the sublease is through December 30, 2010. We are actively negotiating with the landlord of 101 Hudson Street to lease an additional 6,800 square feet of space, and to extend the sublease through December 30, 2013.

Legal Proceedings

We are involved in routine litigation matters incidental to our business related to the enforcement of our rights under mortgage loans we hold, none of which is individually material. In addition, because we originate and service mortgage loans throughout the country, we must comply with various state and federal lending laws and we are routinely subject to investigation and inquiry by regulatory agencies, some of which arise from complaints filed by borrowers, none of which is individually material.

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OUR MANAGEMENT

Executive Officers and Directors

The following table sets forth the names, ages and positions of our executive officers and directors:

Name	Age	Position

Thomas J. Axon	52	Chairman of the Board of Directors
Jeffrey R. Johnson	55	President, Chief Executive Officer and Director
Paul D. Colasono	58	Chief Financial Officer and Executive Vice President
Joseph Caiazzo	47	Executive Vice President and Secretary
John Devine	36	Vice President – Credit/Acquisitions
Kimberly Shaw	43	Vice President – Finance, Treasurer and Controller
Michael Bertash (1)(2)	52	Director
Robert M. Chiste (3)	58	Director
Frank B. Evans, Jr. (3)	53	Director
Alexander Gordon Jardin (1)(3)	52	Director
Steven W. Lefkowitz (3)	49	Director
Allan R. Lyons (1)(2)	64	Director
William F. Sullivan (2)	55	Director

(1)	Member of Audit Committee
(2)	Member of Nominating and Corporate Governance Committee
(3)	Member of Compensation Committee

Thomas J. Axon has served as Chairman of our board of directors of since December 1994 and served as our Chief Executive Officer and President from December 1994 through June 2000. Mr. Axon also served as our President and a member of our board of directors from our inception in 1990 until our merger with Miramar Resources, Inc. in December 1994. Mr. Axon served as President of Miramar Resources, Inc. from October 1991 until the merger, and as a member of Miramar Resources, Inc.’s board of directors from its inception in 1988. Within the last five years, Mr. Axon has been the controlling interest in, and acted directly and indirectly as a principal of, various private companies, including RMTS, LLC, and its affiliated companies, an insurance consulting and underwriting company; Axon Associates, Inc., Harrison Street Realty Corporation, and its predecessors, 185 Franklin Street Development Associates, L.P., Harrison Street Development Associates, L.P. and Thomas James Realty, which hold various real estate interests and/or manage rental commercial space; and AIS Ltd., a reinsurance company. Mr. Axon holds a Bachelor of Arts degree in Economics from Franklin and Marshall College and attended the New York University Graduate School of Business.

Jeffrey R. Johnson has served as our President and Chief Executive Officer and a member of our board of directors since October 2004. From September 2002 until his engagement by us, Mr. Johnson was engaged in private equity investments in the mortgage and financial services industry. From April 2000 until August 2002, Mr. Johnson served as President and Chief Executive Officer of GMAC Bank, a wholly-owned subsidiary of the General Motors Corporation, which provides banking services to the various affiliates and customers of GM. From May 1997 until March 2000, Mr. Johnson served as President and Chief Executive Officer of Equifax Secure, a wholly-owned subsidiary of Equifax Inc., which provided advanced technology solutions that allow consumers and companies to securely conduct financial transactions and exchange information over the internet. From February 1989 until January 1997, Mr. Johnson served as President and Chief Executive Officer of The Prudential Bank & Trust Company, a wholly-owned subsidiary of The Prudential Insurance Company, where he created a remote consumer banking business with over 1.5 million customer relationships. The bank offered an array of retail and commercial products including credit cards, home equity loans, consumer deposits and trust services. Mr. Johnson also held managerial and executive positions with Citibank, NationsBank, The Clorox Company and Colgate Palmolive. Mr. Johnson holds a Bachelor of Science degree in Business and a Masters of Business Administration from Arizona State University.

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Paul D. Colasono became our Chief Financial Officer and Executive Vice President in April 2005. Mr. Colasono has more than 30 years of experience in banking and mortgage banking in a broad range of senior management positions. From 2003 until his engagement by us, Mr. Colasono served as an independent business consultant providing strategic and financial consulting services. From September 1997 until September 2001, Mr. Colasono served as Vice President and Controller of GE Capital Mortgage Services Corporation. From February 1981 until September 1997, Mr. Colasono was employed by The Dime Savings Bank of New York in a variety of executive and senior management positions. From April 1994 until September 1997, Mr. Colasono held the titles of Senior Vice President, Chief Administrative Officer and Chief Financial Officer of Dime Bank’s mortgage banking business. From November 1990 until April 1994, Mr. Colasono served as the President and Chief Executive Officer of The Dime Savings Bank of New Jersey, a subsidiary of Dime Bank. Mr. Colasono began his career with The Chase Manhattan Bank. Mr. Colasono holds a Bachelor of Science degree in Accounting and a Masters of Business Administration from St. John’s University.

Joseph Caiazzo has served as our Executive Vice President since September 2004 and as our Secretary since March 1996. From March 1996 until August 2004, Mr. Caiazzo served as our Vice President and Chief Operating Officer. Mr. Caiazzo has also served as President of our mortgage banking subsidiary, Tribeca Lending Corporation since 1997. From August 1989 until March 1996, Mr. Caiazzo served as corporate controller of R.C. Dolner, Inc., a general contractor. Mr. Caiazzo holds a Bachelor of Science degree from St. Francis College and a Masters of Business Administration degree in Finance from Long Island University.

John Devine has served as our Vice President – Credit/Acquisitions since April 2000. From September 1997 until April 2000, Mr. Devine served as Vice President and Operations Manager of Tribeca Lending Corporation. From September 1989 until August 1997, Mr. Devine served as our Vice President, Operations. Mr. Devine holds a Bachelor of Science Degree in Business Management from The City University of New York – The College of Staten Island.

Kimberly Shaw has served as our Vice President – Finance since April 2002, as our Treasurer since November 2004 and as our corporate controller since September 1998. Ms. Shaw is a Certified Public Accountant and holds a Bachelor of Science Degree in Business Management from Ramapo College of New Jersey.

Michael Bertash has served as a member of our board of directors since 1998. Mr. Bertash has served as Chief Executive Officer of New York Capital Advisers, LLC, an investment management firm, since August 2004. From February 1997 until July 2004, Mr. Bertash served as a Senior Vice President with J. & W. Seligman &. Co., an investment management firm. Mr. Bertash was an Associate Director of the asset management division of Bear, Stearns & Co., Inc., a worldwide investment bank and brokerage firm, from October 1991 until January 1997. Mr. Bertash holds a Bachelor of Science degree in Operations Research from Syracuse University and a Master of Business Administration degree from New York University.

Robert M. Chiste has served as a member of our board of directors since 2005, and served previously as a member of our board of directors from 1994 until 2001. Mr. Chiste has served as Chairman, President and Chief Executive Officer of Comverge, Inc., a venture funded company in the utility solutions business, since October 2001. Since September 1999, Mr. Chiste has served as Chairman of FuelQuest, Inc., a business-to-business e-commerce enterprise in the fuels and lubricant industry. Since July 1998, Mr. Chiste has served as Chairman of TriActive, Inc., a network and systems management company. From March 2000 until October 2001, Mr. Chiste was a private investor. Mr. Chiste holds a Bachelor of Science with honors in mathematics from The College of New Jersey (formerly known as Trenton State College), a J.D. degree cum laude from Rutgers University School of Law and a Master of Business Administration degree cum laude from Rutgers University School of Management.

Frank B. Evans, Jr. co-founded Franklin Credit Management Corporation and has served as a member of our board of directors since 1994. Mr. Evans served as our Vice President, Treasurer, Secretary and Chief Financial Officer from December 1994 until November 1998. Mr. Evans also served as our Secretary, Treasurer, a Vice President and a member of our board of directors from our inception in 1990 until our merger with Miramar Resources, Inc. in December 1994. Mr. Evans has served as Chief Executive Officer of Core Engineered Solutions, Inc., a Herndon, Virginia design/build firm that specializes in fuel and chemical

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storage systems, since its inception in 1990. Mr. Evans is a Certified Public Accountant and holds a Bachelor of Science degree from the University of Maryland and a Masters in Business Administration degree from the University of Southern California.

Alexander Gordon Jardin has served as a member of our board of directors since 2005. Mr. Jardin has served as President and Chief Operating Officer of Fenimore Reinsurance Corporation, a company in formation that will operate as a life and health reinsurer, since April 2004. From October 2000 until April 2004, Mr. Jardin served as Senior Vice President, Reinsurance of Business Men’s Assurance and then as President and Chief Operating Officer of Generali USA Life Reinsurance Company, a wholly-owned subsidiary of Assicurazioni Generali S.p.A., a leading international insurer, and the successor of Business Men’s Assurance. From July 1993 to August 2000, Mr. Jardin was President and Chief Executive Officer of Partner Re Life Insurance Company of the U.S. (previously known as Winterthur Life Re Insurance Company), the U.S. life reinsurance subsidiary of Partner Re and a leading provider of multi-line reinsurance on a global scale with principal offices in Bermuda, Greenwich, Paris and Zurich. From 1986 to 1993, Mr. Jardin was Vice President and General Manager, Reinsurance of Sun Life of Canada. Mr. Jardin holds a Bachelor of Science degree from McGill University.

Steven W. Lefkowitz has served as a member of our board of directors since 1996. Mr. Lefkowitz has served as the founder and President of Wade Capital Corporation, a privately held investment firm, since 1990. From 1988 to 1990, Mr. Lefkowitz served as a Vice President of Corporate Finance for Drexel Burnham Lambert, Incorporated, where he had been employed since 1985. Mr. Lefkowitz serves on the board of directors of several private companies. Mr. Lefkowitz holds a Bachelor of Arts degree in History from Dartmouth College and a Masters in Business Administration degree from Columbia University.

Allan R. Lyons has served as a member of our board of directors since 1995. Mr. Lyons is a Certified Public Accountant and owns 21st Century Strategic Investment Planning, LC, a Florida limited company, which offers financial planning and investment structuring services and reviews financial opportunities and private placements. Mr. Lyons also acts as a general partner for two venture capital partnerships and as money manager for select clients. From 1993 until his retirement in December 1999, Mr. Lyons was Chief Executive Officer of Piaker & Lyons, P.C., an accounting firm, of which he was a member from 1965 until December 1999. Mr. Lyons has served as a director of Source Interlink Companies, Inc. since March 2003 and is the chair of its audit committee. Mr. Lyons holds a Bachelor of Science degree in Accounting from Harpur College and a Masters of Business Administration degree from Ohio State University.

William F. Sullivan has served as a member of our board of directors since 1996. Mr. Sullivan has been the sole proprietor of the Law Office of William F. Sullivan since July 2004. From 1985 until June 2004, Mr. Sullivan was a Partner at Marnik & Sullivan, a general practice law firm. Mr. Sullivan is admitted to both the New York State and Massachusetts Bar Associations. Mr. Sullivan graduated from Suffolk University School of Law and holds a Bachelor of Arts degree in Political Science from the University of Massachusetts.

No familial relationships exist between any directors and executive officers.

Classified Board of Directors

Our bylaws provide that the authorized size of our board of directors, which is currently nine (9) members, is to be determined from time to time by resolution of the board of directors. Our current directors were elected in the manner described in our certificate of incorporation. Our board of directors is divided into three classes of directors serving staggered three year terms. Upon expiration of the term of a class of directors, the directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. Messrs. Chiste, Jardin and Sullivan are our Class I directors whose terms expire at the 2006 annual meeting of stockholders. Messrs. Bertash, Evans and Lefkowitz are our Class II directors whose terms expire at the 2007 annual meeting of stockholders. Messrs. Axon, Johnson and Lyons are our Class III directors whose terms expire at the 2008 annual meeting of stockholders. These provisions, when coupled with the provision of our certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may delay a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies with its own nominees.

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Committees of the Board of Directors

Our board of directors currently has, and appoints the members of, standing audit, compensation and nominating and corporate governance committees.

Audit Committee.     The audit committee currently consists of directors Allan R. Lyons, chairman of the committee, Michael Bertash and Alexander Gordon Jardin. Our board of directors has determined that each member of the audit committee is independent as such term is defined by Rule 4200(a)(15) of the NASD Marketplace Rules, and that Mr. Lyons is an audit committee financial expert as defined by Regulation S-K under the Securities Act of 1933, as amended. The purpose of the audit committee is to assist the board of directors in the oversight of the integrity of our financial statements, our compliance with legal and regulatory matters, the independent registered public accounting firm’s qualifications and independence, and the performance of our independent registered public accounting firm. The primary responsibilities of the audit committee include the following:

•	Overseeing our accounting and financial reporting process and audits of our financial statements on behalf of our board of directors.

•	Selecting the independent registered public accounting firm to conduct the annual audit of our financial statements.

•	Evaluating the qualifications, independence and performance of our independent auditors.

•	Reviewing the proposed scope of the annual audit of our financial statements.

•	Reviewing our accounting and financial controls with the independent registered public accounting firm and our financial accounting staff.

•	Reviewing and approving transactions between us and our directors, officers and their affiliates.

•	Preparing the report required by the rules of the SEC to be included in our annual proxy statement.

Compensation Committee.     The compensation committee currently consists of directors Steven W. Lefkowitz, chairman of the committee, Robert M. Chiste, Frank B. Evans and Alexander Gordon Jardin. Our board of directors has determined that each member of the compensation committee is independent as such term is defined by Rule 4200(a)(15) of the NASD Marketplace Rules. The responsibilities of the compensation committee include the following:

•	Reviewing and approving the compensation and benefits for our executive officers.

•	Administering our stock plans.

•	Making recommendations to our board of directors regarding these matters.

Nominating and Corporate Governance Committee.     The nominating and corporate governance committee currently consists of William F. Sullivan, chairman of the committee, Michael Bertash and Allan R. Lyons. Our board of directors has determined that each member of the nominating and corporate governance committee is independent as such term is defined by Rule 4200(a)(15) of the NASD Marketplace Rules. The responsibilities of the nominating and corporate governance committee include the following:

•	Searching for and recommending to the board of directors potential nominees for director positions.

•	Making recommendations to the board of directors regarding the size and composition of the board of directors and its committees.

•	Monitoring the board of director’s effectiveness.

•	Developing and implementing our corporate governance procedures and policies.

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Compensation Committee Interlocks and Insider Participation

Our compensation committee currently consists of Steven W. Lefkowitz, Robert M. Chiste, Frank B. Evans and Alexander Gordon Jardin. There are no compensation committee interlocks arising out of the current committee membership.

During 2004, Joseph Caiazzo, Steven W. Lefkowitz and William F. Sullivan served on our compensation committee. Mr. Caiazzo served until the end of August 2004 as our Vice President, Chief Operating Officer and Secretary and since the beginning of September 2004 as our Executive Vice President and Secretary.

Compensation of Directors

Directors who are also our employees do not receive any additional compensation for their service as directors and are compensated as described under “Executive Compensation.” Non-employee directors are compensated according to the following director compensation program:

•	Each non-employee director will receive an annual retainer fee of $20,000 for serving on the board of directors.

•	Each non-employee director who serves as Chairman of the board of directors or Chairman of the audit committee will receive an additional retainer fee of $10,000 for such service.

•	Each non-employee director will receive $500 for each meeting of the board of directors, the compensation committee and the nominating and corporate governance committee attended in person and $250 for each such meeting attended telephonically.

•	Each non-employee director will receive $1,000 for each meeting of the audit committee attended in person and $500 for each such meeting attended telephonically.

•	Each non-employee director will be reimbursed for reasonable travel expenses incurred in connection with serving on the board of directors.

•	Each non-employee director will be granted an option to purchase 3,000 shares of our common stock pursuant to our 1996 Plan upon such director’s election or re-election to the board of directors and, for each year that such director serves during such director’s term on the board of directors, upon the anniversary of such director’s election or re-election to the board of directors. The options will vest on the date of grant and will be exercisable at an exercise price equal to the fair market value of the underlying shares of common stock on the date of grant.

During fiscal year 2004, our non-management directors, Messrs. Bertash, Evans, Lefkowitz, Lyons and Sullivan, were granted options to purchase 3,000 shares of our common stock pursuant to our 1996 Stock Incentive Plan, as amended, upon their election or re- election to the board of directors, and received $1,000 for each board or committee meeting attended in person and $500 for each board or committee meeting attended telephonically. The options vest at the rate of 33 1/3% per year and are exercisable at an exercise price equal to the fair market value of the underlying shares on the date of grant as determined by the board of directors.

In December 2004, Messrs. Bertash, Lefkowitz, Lyons and Sullivan, were granted additional options to purchase 5,000 shares of our common stock, Mr. Evans was granted additional options to purchase 6,000 shares of our common stock and Alan Joseph, who served as a board member until January 2005 and as our Chief Financial Officer until April 2005, was granted options to purchase 500 shares of our common stock, pursuant to the 1996 Plan as compensation for board service in prior years. The options were fully vested on the date of grant. The exercise price for Messrs. Bertash, Lefkowitz, Lyons and Sullivan’s options is $0.85 per share, the exercise price for Mr. Joseph’s options is $0.75 and the exercise price for Mr. Evans’ options is $1.04 per share. All exercise prices were determined with reference to the share price during such prior years.

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Executive Compensation

The following table sets forth the total compensation paid or accrued for the years ended December 31, 2004, 2003 and 2002, for each person who acted as our Chief Executive Officer at any time during the year ended December 31, 2004, and our four most highly compensated executive officers, other than our Chief Executive Officer, whose salary and bonus for the fiscal year ended December 31, 2004 in excess of $100,000 each.

		Annual Compensation				Long-Term Compensation Awards

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (1)	Other Annual Compensation ($)		Restricted Stock Award(s) ($)	Securities Underlying Options/SARs (#)		All Other Compensation ($)

Jeffrey R. Johnson	2004	81,250	90,000	593,696	(3)	675,000	—		—
President and Chief
Executive Officer (2)
Seth Cohen	2004	137,726	—	—		—	—		650,217.00	(6)
Chief Executive Officer	2003	250,000	151,544	—		—	—		1,937.56	(7)
and President (4)	2002	227,000	139,937	—		—	50,000	(5)	1,734.39	(7)
Thomas Axon	2004	150,000	290,000	—		—	—		3,075.00	(7)
Chairman	2003	150,000	151,544	—		—	—		1,843.75	(7)
	2002	118,750	139,937	—		—	50,000	(8)	1,687.60	(7)
Joseph Caiazzo	2004	224,167	140,000	—		—	—		3,075.00	(7)
Executive Vice President	2003	200,000	151,544	—		—	—		2,848.10	(7)
and Secretary	2002	165,000	139,937	—		—	50,000	(5)	2,400.00	(7)
Alan Joseph	2004	252,500	225,000	—		—	500	(10)	—
Chief Financial Officer (9)	2003	150,000	120,740	—		—	—		—
	2002	103,250	97,535	—		—	103,000	(11)	—
John Devine	2004	115,000	85,000	—		—	—		1,725.00	(7)
Vice President —	2003	100,000	43,298	—		—	—		1,481.22	(7)
Credit/Acquisitions	2002	94,992	40,000	—		—	—		1,409.64	(7)

(1)	Represents performance-based bonus earned for fiscal year 2004, 2003 and 2002.
(2)	Jeffrey R. Johnson has served as our President and Chief Executive Officer since October 1, 2004.
(3)	Includes $557,295 representing reimbursement for tax liability in respect of restricted stock award, $9,800 representing relocation expenses, $5,304 representing a car allowance, $1,697 representing medical insurance and $19,600 representing the dollar difference between the price paid to us by Mr. Johnson for 20,000 shares of our common stock and the fair market value of such security at the date of purchase.
(4)	Seth Cohen served as our Chief Executive Officer and President until May 15, 2004.
(5)	Represents options to purchase shares of the our common stock granted on May 5, 2002 at an exercise price of $0.75 per share, of which 25,000 vested on May 5, 2003 and 25,000 vested on May 5, 2004.
(6)	Includes $3,075 representing our matching contributions under our 401(k) plan, pursuant to which we match 50% of an employee’s contribution up to a maximum match amount of 50% of 3% of the employee’s salary, and $647,142 representing severance and related payments.
(7)	Represents our matching contributions under our 401(k) plan, pursuant to which we match 50% of an employee’s contribution up to a maximum match amount of 50% of 3% of the employee’s salary.
(8)	Represents options to purchase shares of our common stock granted on May 5, 2002 at an exercise price of $0.75 per share, of which 16,667 vested on May 5, 2003, 16,667 vested on May 5, 2004 and 16,666 vested on May 5, 2005.
(9)	Alan Joseph served as our Executive Vice President and Chief Financial Officer until April 8, 2005.
(10)	Represents options to purchase shares of our common stock granted on December 29, 2004 at an exercise price of $0.75 per share, all of which vested immediately.
(11)	Represents options to purchase shares of our common stock granted on May 5, 2002 at an exercise price of $0.75 per share, of which 51,500 vested on May 5, 2003 and 51,500 vested on May 5, 2004.

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 Stock Option Grants in Fiscal 2004

The following table sets forth individual stock options granted to the executive officers listed above in fiscal 2004:

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Options Term
Name	Number Of Securities Underlying Option Granted(#)		Percent Of Total Options Granted To Employees In Fiscal Year	Exercise Price ($/Sh)	Expiration Date	5%($)	10%($)	0%($)

Alan Joseph	500	(1)	9.09%	$0.75	12/29/14	$7,159	$11,621	$4,250

(1)	Represents options to purchase shares of our common stock granted on December 29, 2004, all of which vested immediately.

Aggregated Options/SAR Exercises in Fiscal 2004 and Fiscal Year-End Options/SAR Values

The following table sets forth the aggregate value, realized gain, and number of options exercised by the listed executive officers.

				Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In-The-Money Options at Fiscal Year-End(1)($)
Name	Shares Acquired On Exercise(#)	Value Realized($)		Exercisable	Unexercisable	Exercisable	Unexercisable

Seth Cohen	25,000	118,750	(2)	—	—	—	—
Joseph Caiazzo	—	—		190,000	—	1,532,600	—
Thomas Axon	—	—		115,000	—	971,750	—
Alan Joseph	—	—		103,500	—	874,575	—

(1)
Values are based on the closing bid price of our common stock on December 31, 2004 of $9.20. The value of unexercised stock options at December 31, 2004 is presented to comply with SEC regulations. The actual amount realized upon any exercise of stock options will depend upon the excess of the fair market value of our common stock over the grant price at the time the stock option is exercised. There is no assurance that values of unexercised stock options reflected in this table will be realized.

(2)	Represents the difference between the fair market value of shares of our common stock of $5.50 on August 31, 2004, the date of exercise, and the exercise price of $0.75 per share.

Employment Agreements

Jeffrey R. Johnson serves as our President and Chief Executive Officer under a five-year employment agreement expiring on September 30, 2009. Under the agreement, Mr. Johnson is entitled to a base salary of $325,000, subject to adjustment upward by the board of directors, to a 25% participation in an executive bonus pool of 10% of our after tax consolidated net profits in excess of $500,000, subject to adjustment of the size of the bonus pool in the reasonable discretion of the board of directors. We also agreed to reimburse Mr. Johnson for certain expenses associated with his relocating, and a tax gross-up to the extent such payments are includable in income. Additionally, Mr. Johnson was granted 100,000 shares of our restricted stock, of which 10,000 vested on January 1, 2005, 5,000 shall vest on the first day after each fiscal quarter from April 1, 2005 until January 1, 2007, and 6,250 shares shall vest on the first day after each fiscal quarter from April 1, 2007 until January 1, 2009, so long as Mr. Johnson remains in our employ. Mr. Johnson agreed to make a prompt Internal Revenue Code 83(b) election with respect to the grant, and we agreed to a gross-up to reimburse the taxes due in respect of such election. In connection with his employment, Mr. Johnson agreed to purchase from us 20,000 shares of our common stock at a purchase price per share equal to the weighted average closing price of our common stock during the month of September 2004.

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Pursuant to a Registration Rights Agreement, we granted Mr. Johnson registration rights with respect the 20,000 shares purchased by him and any of his restricted shares that have vested, including two “demand” and unlimited piggyback rights, subject to customary limitations, holdbacks and blackout periods.

We may terminate the employment agreement with or without cause (as defined in the employment agreement) and Mr. Johnson may terminate the employment agreement with or without good reason (as defined in the employment agreement, which definition includes Mr. Johnson ceasing to be a member of our board of directors). In the event of any termination Mr. Johnson shall receive any accrued salary, unused vacation, and reimbursement of expenses incurred through the termination. Additionally, in the event of any termination other than by us for cause or by Mr. Johnson without good reason, including death or disability, Mr. Johnson shall also receive a prorated bonus from the executive bonus pool, a lump sum payment of $225,000, and, if such termination occurs on or after January 1, 2006, payments of $13,542 for each month (or partial month) of employment with us after December 31, 2005; provided that the total amount paid shall not exceed his salary as of the date of such termination plus his actual total benefits for the twelve months before such termination. Upon such termination, any restricted stock that has not yet vested will vest immediately.

Under the employment agreement, Mr. Johnson is subject to covenants not to compete for twelve months following any termination of his employment (or for a period equal in duration to his employment if his employment is less that twelve months, and not to solicit our employees or the employees of our affiliates for nine months after such termination.

The parties agreed to negotiate in good faith any changes in Mr. Johnson’s employment arrangements necessary to avoid excise taxes under the American Jobs Creation Act of 2004 and any regulations promulgated thereunder.

Paul D. Colasono serves as our Chief Financial Officer and Executive Vice President under an employment agreement that was entered into on April 13, 2005, with an effective date of March 28, 2005. Mr. Colasono’s employment term runs from the effective date of the employment agreement until its termination by us or Mr. Colasono.

Under the employment agreement, Mr. Colasono is entitled to a base salary of $250,000, subject to adjustment by the board of directors, and to participate in an executive bonus pool of 10% of our after tax consolidated net profits in excess of $500,000, subject to adjustment of the size of the bonus pool in the reasonable discretion of the board of directors. Mr. Colasono will be entitled to a targeted bonus in the amount of $150,000, prorated for the period of his actual employment for 2005 and subject to the reasonable discretion of the board of directors. Determination of the actual amount of Mr. Colasono’s bonus for 2005 will depend, as to 80% of the targeted amount, upon our financial performance and as to 20% of the targeted amount upon Mr. Colasono’s personal performance. Additionally, Mr. Colasono will receive a housing allowance of $1,500 per month.

In connection with his entry into the employment agreement, we agreed to grant Mr. Colasono 17,000 shares of our restricted stock, of which 2,000 vested upon grant, 5,000 vest on March 28, 2006, 5,000 vest on March 28, 2007 and 5,000 vest on March 28, 2008, so long as Mr. Colasono remains in our employ on each applicable vesting date. Any unvested shares of restricted stock vest immediately upon occurrence of a change of control (as defined in the employment agreement) or Mr. Colasono’s death or disability. Except under those circumstances, any unvested shares of restricted stock will be forfeited to us in the event of a termination of Mr. Colasono’s employment with us. Mr. Colasono agreed to make an 83(b) election with respect to the restricted shares and we agreed to reimburse Mr. Colasono for any federal, state or local taxes due from having made such election at his incremental tax rate.

Pursuant to the employment agreement, we may terminate Mr. Colasono’s employment with or without cause (as defined in the employment agreement) and Mr. Colasono may terminate it with or without good reason (as defined in the employment agreement). If Mr. Colasono is terminated by us without cause or Mr. Colasono terminates his employment for good reason, or his employment terminates as a result of his death or disability (as defined in the employment agreement), Mr. Colasono will be entitled to severance, including a lump sum payment equal to his salary for a specified period and, at his option, either continued health

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benefits during the specified period or a lump sum payment equal to the medical insurance premiums that would be payable by us in respect of such specified period. If the termination occurs prior to a change in control (as defined in the employment agreement) the specified period will be (i) three months if the termination occurs prior to September 1, 2005, (ii) six months if it occurs thereafter but prior to September 1, 2006 and (iii) twelve months if it occurs thereafter. If the termination occurs following a change in control, the specified period will be (i) six months if the termination occurs prior to September 1, 2005, (ii) twelve months if it occurs thereafter but prior to September 1, 2006 and (iii) eighteen months if it occurs thereafter.

Under the employment agreement, Mr. Colasono is subject to covenants not to compete and not to solicit our customers or employees for certain periods specified therein.

Joseph Caiazzo serves as Executive Vice President under an employment agreement that was entered into on June 7, 2005, with an effective date of June 1, 2005. Mr. Caiazzo’s employment term runs from the effective date of the employment agreement until its termination by us or Mr. Caiazzo.

Under the employment agreement, Mr. Caiazzo is entitled to a base salary of $230,000, subject to adjustment by the board of directors, and to participate in an executive bonus pool of 10% of our after tax consolidated net profits in excess of $500,000, subject to adjustment of the size of the bonus pool in the reasonable discretion of the board of directors. Mr. Caiazzo will be entitled to a targeted bonus in respect of 2005 in the amount of $150,000. Determination of the actual amount of Mr. Caiazzo’s bonus for 2005 will depend, as to 80% of the targeted amount, upon our financial performance and as to 20% of the targeted amount upon Mr. Caiazzo’s personal performance. Mr. Caiazzo will be advised of his target bonus for each year subsequent to 2005 by April 30 of such year. Additionally, Mr. Caiazzo will receive a $5,000 annual allowance towards the purchase of a retirement annuity, and a car allowance of $600 per month. Mr. Caiazzo is also entitled to participate in any of our stock option, stock purchase or other equity compensation plans extended to our executive officers outside the context of inducement grants.

Pursuant to the employment agreement, we may terminate Mr. Caiazzo’s employment with or without cause (as defined in the employment agreement) and Mr. Caiazzo may terminate it with or without good reason (as defined in the employment agreement). If Mr. Caiazzo is terminated by us without cause or Mr. Caiazzo terminates his employment for good reason, or his employment terminates as a result of his death or disability (as defined in the employment agreement), Mr. Caiazzo will be entitled to severance, including a lump sum payment equal to his salary for a specified period, a prorated bonus and, at his option, either continued health benefits during the specified period or a lump sum payment equal to the medical insurance premiums that would be payable by us in respect of such specified period. If the termination occurs prior to a change in control (as defined in the employment agreement) the specified period will be eighteen months. If the termination occurs following a change in control, the specified period will be twenty four months.

Seth Cohen served as our President and Chief Executive Officer until May 15, 2004. Pursuant to a separation agreement, as amended, between Mr. Cohen and us, we agreed to make a one-time payment of $488,317 and monthly payments of $22,975 from June 15, 2004 through April 15, 2005 to Mr. Cohen. Pursuant to such agreement, the parties gave each other full releases from all other claims.

Stock Option Plan

Our 1996 Stock Incentive Plan was initially adopted by our board of directors and approved by our stockholders in 1996, and was subsequently amended in 1997 and 2001 to increase the number of shares of our common stock with respect to which options may be granted under the plan.

The plan authorizes the granting of incentive stock options and non-qualified stock options to purchase an aggregate of up to 1,600,000 shares of our common stock to our eligible employees, officers, directors and consultants. At March 31, 2005, options to purchase 771,000 shares of our common stock were outstanding under the plan at a weighted average price of $1.02 per share, and 809,000 shares of our common stock remained available for future issuance under the plan.

The total number of shares with respect to which options may be granted to any employee during the term of the plan may not exceed 480,000 shares. Shares issued pursuant to the plan may be either newly issued shares, treasury shares or shares acquired by us for purposes of the plan. Generally, each option has an

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exercise price at least equal to the market price of the common stock at the time the option is granted. Options become exercisable at various times after the date granted and unless otherwise provided in the applicable option agreements, expire ten years after the date granted. Shares subject to an option that are unissued when the option expires or is cancelled are generally available for grant pursuant to other options under the plan. We have filed with the SEC a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, relating to the plan.

Our board of directors or a committee of the board of directors appointed to administer the plan may amend any outstanding option, including amendments that would accelerate the time or times at which the option becomes unrestricted or may be exercised, or that would waive or amend any goals, restrictions or conditions on the option. The board of directors may, without stockholder approval, suspend, discontinue, revise or amend the plan at any time or from time to time; provided, however, that stockholder approval must be obtained for any amendment that increases the number of shares available to be granted as incentive stock options, changes the class of employees that can be granted incentive stock options, or materially increases benefits under the plan to individuals subject to Section 16(b) of the Securities Exchange Act of 1934. No amendment of the plan or an outstanding option (including those contemplated by the preceding sentences) may reduce a participant’s rights under any outstanding option without the consent of the participant.

The plan provides for an adjustment in the number of shares of our common stock available to be issued under the plan, the number of shares of our common stock subject to options, and the exercise price of each outstanding option upon any change in our capitalization, stock dividend or split, merger, consolidation, combination or exchange of shares and certain other similar events.

Options granted under the plan may not be transferred except upon the participant’s death, and during the participant’s lifetime may be exercised only by the participant (or a legal representative).

Unless the otherwise specified in the option agreement: (i) all options not yet exercised will terminate upon a participant’s termination of employment or service for cause; (ii) if a participant’s employment or service terminates for reasons other than cause, disability or death, the participant’s options, to the extent that they were vested at termination, generally will remain exercisable for three months after termination; (iii) if a participant’s employment or service terminates due to the participant’s disability, the participant’s options, to the extent vested at the time of termination, generally will remain exercisable for one year after the date of termination and (iv) if a participant dies while in our employ or service, or during the three-month or one-year period established in clauses (ii) and (iii), the participant’s options, to the extent vested at the time of death, generally will remain exercisable for one year after the date of death. In no event, however, will an option remain exercisable after the expiration date established in the option agreement.

The board of directors may, without stockholder approval, terminate the plan at any time. Unless sooner terminated by the board of directors, the right to grant incentive stock options under the plan will terminate on May 23, 2006 (the tenth anniversary of the original adoption of the plan by the board of directors). All options granted under the plan prior to its termination shall remain in effect until they are exercised or expire.

In general, neither we nor the participant will recognize taxable income or loss upon the grant of non-qualified stock options under the plan. In general, the participant will recognize ordinary income upon exercise of a non-qualified stock option. The amount of income recognized generally will equal the difference between the fair market value of the underlying shares of our common stock on the date of the exercise and the exercise price. We generally will receive a corresponding tax deduction equal to the amount includable in the participant’s income.

In general, neither we nor the participant will recognize taxable income or loss upon the grant or exercise of incentive stock options, although there may be alternative minimum tax consequences to the participant upon exercise. Upon subsequent disposition of the shares of our common stock covered by incentive stock options, the participant generally will recognize either capital gain or loss or ordinary income, depending on whether certain holding period requirements are satisfied. We generally will be entitled to a tax deduction if the participant recognizes ordinary income.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We currently sublease approximately 2,500 square feet of office space on the fifth floor at Six Harrison Street in New York, New York, from RMTS, LLC, of which Mr. Axon owns 80%. Pursuant to the sublease, we paid RMTS rent of approximately $50,500 in 2003 and $51,500 in 2004. The sublease for the fifth floor space is due to expire on August 31, 2009. On May 12, 2005, we entered into a termination agreement with RMTS and James Thomas Realty, the landlord of the Six Harrison Street premises and of which Mr. Axon owns 90% and Mr. Evans owns 10%. Under this termination agreement, RMTS and James Thomas Realty agreed, in connection with our planned relocation of most of our offices to Jersey City, New Jersey, to the early termination of this sublease in consideration of our payment of $125,000 to the James Thomas Realty. Pursuant to this termination agreement, we agreed to surrender the premises on or before August 31, 2005, provided that we may extend the scheduled surrender date for all or any portion of the premises by one-month increments through November 30, 2005, subject to payment of monthly rent, pro rated to reflect the portion of the premises retained.

We currently sublease approximately 2,200 square feet of office space on the fourth floor at Six Harrison Street in New York, New York, from RMTS on a month-to-month basis with monthly payments of $2,333.

We currently lease approximately 7,400 square feet of office space at 185 Franklin Street in New York, New York from 185 Franklin Street Development Associates L.P., a limited partnership, the general partner of which is owned by an entity that is owned by Mr. Axon. Pursuant to the leases, we paid 185 Franklin Street Development Associates rent of approximately $13,050 per month in 2003 and $18,600 per month in 2004. Various leases govern the six floors of office space at 185 Franklin Street, all of which are due to expire on dates ranging from February 2008 through October 2008. On May 12, 2005, we entered into a termination agreement with 185 Franklin Street Development Associates. Under this termination agreement, 185 Franklin Street Development Associates agreed, in connection with our planned relocation of most of our offices to Jersey City, New Jersey, to the early termination of these leases for in consideration of our payment of $462,859 to 185 Franklin Street Development Associates. Pursuant to this termination agreement, we agreed to surrender the premises by August 31, 2005, provided that we may extend the scheduled surrender date in one-month increments through November 30, 2005, subject to payment of monthly rent, pro rated to reflect the portion of the premises retained.

On May 12, 2005, we entered into a purchase agreement with Mr. Axon. Under this purchase agreement, we sold to Mr. Axon certain interests in oil and gas-related assets remaining from before the merger of Miramar Resources, Inc. and Franklin Credit Management Corporation in 1994 for a purchase price of $30,800.

On May 12, 2005, we entered into a contract of sale with Mr. Axon and Noreen Axon, Mr. Axon’s wife. Under the contract of sale, we agreed to sell to the Axons a condominium apartment unit at 350 Albany Street in New York, New York for a purchase price of $514,000. The closing of the transaction is scheduled to occur as soon as practicable following approval by the building’s condominium committee.

On May 12, 2005, we entered into an agreement for the use of facilities with the Axons. Under this agreement, the Axons will make the 350 Albany Street condominium and another condominium located at 300 Albany Street available to us for up to 240 nights per year for the housing of employees, prospective employees, out-of-town business associates, guests and other individuals engaged in business activities related to us, in exchange for which we will pay the Axons $4,500 per month commencing upon the closing of the sale of the 350 Albany Street condominium described above. Either party may terminate this agreement upon two months written notice.

On April 28, 2005, pursuant to a recommendation of the compensation committee of our board of directors, we paid Mr. Axon $23,322 as compensation for Mr. Axon providing personal guarantees with regard to certain of our debt outstanding to our lender. The compensation amount was determined based on the amount of capital at risk, a reasonable reimbursement rate and the time value of money.

In 1998, Mr. Axon purchased from us a Florida condominium unit subject to considerable title defects, held by us in our OREO available for sale. The consideration included forgiveness of $184,335 of our

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indebtedness to an affiliated company and issuance by Mr. Axon of a note to us in the amount of $234,165. The note bore interest at a rate of 8% per annum, was secured by the condominium property, and was due June 1, 2001. During 2001, the parties agreed to extend the note until December 31, 2003 and it was subsequently repaid.

During 2000, Mr. Axon purchased from us a New York condominium held by us in our OREO. The consideration included the issuance by Mr. Axon of a note to us in the amount of $165,000. The note bore interest at a rate of 8% per annum, was secured by the condominium property, and was due together with all accrued interest and other charges on January 30, 2004. The note was subsequently repaid.

On March 31, 1999, Mr. Steven W. Lefkowitz, a board member, purchased from us without recourse a delinquent non-performing note receivable held by us. The consideration given included a note for $270,000 payable to us. The note bore interest at a rate of 8% per annum, payable monthly, and was secured by a mortgage on real estate. During 2001, the parties agreed to extend the note until December 31, 2003 and it was subsequently repaid.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to beneficial ownership of our common stock, as of March 31, 2005, and the percentages of beneficial ownership before this offering and after this offering, by:

•	each person, group or entity known to us to beneficially own more than 5% of our outstanding common stock;

•	each of our directors and named executive officers;

•	all of our directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of that security, or “investment power,” which includes the power to dispose of or to direct the disposition of that security. A person is also deemed to be a beneficial owner of any security as to which that person has a right to acquire beneficial ownership presently or within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner to the same securities, and a person may be deemed to be the beneficial owner of the same securities as to which that person has no economic interest. Including those shares in the tables does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares.

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Unless otherwise indicated, each person or entity named in this table has sole voting and investment power (or shares that power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.

	Number of Shares of Common Stock Beneficially Owned	Percentage of Beneficial Ownership

Name and Address of Beneficial Holder (1)		Before Offering	After Offering

Lawrence J. Goldstein (2)
1865 Palmer Avenue
Larchmont, New York 10538	317,619	5.2%	4.4%
Thomas J. Axon (3)	3,312,619	53.5%	45.4%
Jeffrey R. Johnson (4)	120,000	2.0%	1.7%
Joseph Caiazzo (5)	218,550	3.5%	3.0%
Michael Bertash (6)	43,667	*	*
Frank B. Evans, Jr. (7)	867,425	14.2%	12.04%
Alexander Gordon Jardin	–	*	*
Steven W. Lefkowitz (8)	273,167	4.4%	3.7%
Allan R. Lyons (6)	71,167	1.2%	1.0%
William F. Sullivan (9)	63,367	1.0%	*
Robert M. Chiste	6,000	*	*
Alan Joseph (10)	103,500	1.7%	1.4%
Paul D. Colasono	–	*	*
John Devine (11)	66,500	1.1%	*
All Directors and Executive Officers as a group (13 persons) (12)	5,174,962	75.9%	65.3%

*	Indicates beneficial ownership of less than one percent (1%).
(1)	Unless otherwise indicated the address of each beneficial owner identified is C/O Franklin Credit Management Corporation, Six Harrison Street, New York, New York 10013.
(2)	Includes 295,319 shares held by Santa Monica Partners, L.P. and its general partner, SMP Asset Management, LLC, of which Mr. Goldstein is president and sole owner; 7,800 shares held by Santa Monica Partners II, L.P. and its general partner, Santa Monica Partners Asset Management LLC, of which Mr. Goldstein is president and sole owner; and 14,500 shares held by Mr. Goldstein.
(3)	Includes 115,000 shares issuable upon exercise of options exercisable within sixty days.
(4)	Includes 100,000 restricted shares, of which 10,000 have vested, 5,000 vest on the first day of each of the first eight calendar quarters beginning on April 1, 2005, and 6,250 vest on the first day of each of the first eight calendar quarters beginning on April 1, 2007, so long as Mr. Johnson remains in our employ.
(5)	Includes 190,000 shares issuable upon exercise of options exercisable within sixty days.
(6)	Includes 33,667 shares issuable upon exercise of options exercisable within sixty days.
(7)	Includes 5,000 shares beneficially owned by each of four minor children for which Mr. Evans is the trustee. Includes 24,000 shares issuable upon exercise of options exercisable within sixty days.
(8)	Includes 87,000 shares issuable upon exercise of warrants exercisable within sixty days and 28,667 shares issuable upon exercise of options exercisable within sixty days. Includes 47,500 shares beneficially owned by Mr. Lefkowitz’s wife.
(9)	Includes 28,667 shares issuable upon exercise of options exercisable within sixty days.
(10)	Includes 103,500 shares issuable upon exercise of options exercisable within sixty days.
(11)	Includes 60,000 shares issuable upon exercise of options exercisable within sixty days.
(12)	Includes 652,168 shares issuable upon exercise of options exercisable within sixty days and 87,000 shares issuable upon exercise of warrants exercisable within sixty days.

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DESCRIPTION OF CAPITAL STOCK

Set forth below is a summary of the terms of our capital stock. This summary is qualified in its entirety by reference to our certificate of incorporation and by-laws and to the applicable provisions of the General Corporation Law of the State of Delaware.

Our authorized capital stock currently consists of 22,000,000 shares of common stock, par value $0.01 per share, and 3,000,000 shares of undesignated preferred stock, par value $0.001 per share.

Common Stock

Each shareholder is entitled to cast one vote for each share of our common stock held. Dividends may be declared by the board of directors at any regular or special meeting. Before payment of any dividend, there may be set aside out of any of our funds available for dividends such sum as the board of directors, in its absolute discretion, deems proper as a reserve to meet contingencies or for any other corporate purpose. We have not paid any cash dividends on our common stock and do not expect to do so in the foreseeable future. Upon our liquidation, dissolution or winding up, the holders of shares of our common stock would be entitled to share pro rata in the distribution of all of our assets remaining available for distribution after satisfaction of all of our liabilities and the payment of the liquidation preference of any outstanding preferred stock. The holders of our common stock have no preemptive or other subscription rights to purchase shares of our capital stock. All of the outstanding shares of our common stock are, and the shares issuable upon exercise of outstanding options and warrants will be, when issued, fully paid and nonassessable.

As of March 31, 2005, 6,082,295 shares of our common stock were outstanding, exclusive of existing options and warrants and the shares to be issued in this offering.

Preferred Stock

None of the 3,000,000 shares of preferred stock authorized by our certificate of incorporation will be issued or outstanding upon completion of the offering. Under the terms of our certificate of incorporation, our board of directors has the authority, without further vote or action by the stockholders, to issue shares of preferred stock in one or more series and to fix the designations, powers, preferences, rights, privileges and restrictions thereof, including the number of shares constituting such series, conversion rights, voting rights and dividend rates. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock, including the loss of voting control to others.

Limitation of Liability and Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Article VI of our Fifth Amended and Restated Certificate of Incorporation provides that we shall to the fullest extent permitted by Delaware law, as in effect from time to time, indemnify each director of our company or of any of our wholly-owned subsidiaries who was or is a party or is threatened to be made a party to any litigation or other legal proceeding, by reason of the fact that he or she is or was a director of our company or of any of our subsidiaries (provided that such person’s actions subject to such proceeding were taken in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful) against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties with respect to any employee benefit plan or otherwise, and amounts paid or to be paid in

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settlement) incurred or suffered by such director in connection with such proceeding; provided, however, that, except for proceedings to recover claims made by a director against us pursuant to such Article VI, we shall not be obligated to indemnify a director in connection with a proceeding (or part thereof) not authorized by our board of directors and initiated by such director against (i) us or any of our subsidiaries, (ii) any person who is or was a director, officer, employee or agent of our company or any of our subsidiaries and/or (iii) any person or entity which is or was controlled, controlled by, or under common control with us or has or had business relations with us or any of our subsidiaries.

The right to indemnification conferred by such Article VI includes the right to be paid by us the expenses incurred in connection with the defense or investigation of any such proceeding in advance of its final disposition; provided, however, that the payment of such expense in advance of the final disposition of a proceeding shall be made only upon delivery to us of an undertaking, by or on behalf of such director or former director, and such other reasonable assurance that we may reasonably require, that all amounts so advanced shall be repaid if it shall ultimately be determined that such director or former director is not entitled to be indemnified by us.

Article VI of our Fifth Amended and Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors we must indemnify those persons to the fullest extent permitted by such law as so amended. Article VI of our Fifth Amended and Restated Certificate of Incorporation also permits the indemnification by the Registrant or persons other than directors to the fullest extend permitted by the Delaware Corporation Law.

We have obtained directors and officers liability insurance for the benefit of our directors and certain of our officers.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our Fifth Amended and Restated Certificate of Incorporation provides for such limitation of liability.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Certain Change of Control Provisions

Several provisions of our organizational documents and Delaware law may have an effect of delaying, deferring or preventing a change of control of our company, including a takeover attempt in which the potential purchaser offers to pay a per share price greater than the current market price of our common stock. Our classified board of directors will make it more difficult for a person seeking to obtain control of us to do so. Also, our supermajority voting requirements may discourage or deter a person from attempting to obtain control of us by making it more difficult to amend the provisions of our certificate of incorporation to eliminate an anti-takeover effect or the protections they afford minority stockholders, and will make it more difficult for a stockholder or stockholder group to put pressure on our board of directors to amend our certificate of incorporation to facilitate a takeover attempt. In addition, under the terms of our certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. The ability to issue shares of preferred stock could tend to discourage takeover or acquisition proposals not supported by our current board of directors.

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While we are not currently subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder (such as the owner of 15% or more of our outstanding common stock) for a period of three years following the date that the stockholder became an interested stockholder, Section 203 will apply to us upon the pricing of this offering if we are accepted for listing on The Nasdaq National Market.

Transfer Agent

The transfer agent for our common stock is Computershare Trust Company.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement, we have agreed to sell, and the underwriter, Ryan Beck & Co., Inc., has agreed to purchase 1,100,000 shares of our common stock. The common stock will be offered subject to receipt and acceptance by the underwriter and to certain other conditions, including the right to reject orders in whole or in part.

Under the terms and conditions of the underwriting agreement, the underwriter is obligated to accept and pay for all of the shares of common stock, if any are taken. The underwriting agreement provides that the obligations of the underwriter are subject to approval of certain legal matters by its counsel, including the authorization and the validity of the common stock, and to other conditions contained in the underwriting agreement, such as effectiveness with the Securities and Exchange Commission of the registration statement that includes this prospectus and the receipt by the underwriter of certificates from our officers, legal opinions from our attorneys and a letter from our independent accountants regarding our financial statements and the statistical data contained in this prospectus and in our filings under the Securities Exchange Act of 1934.

We have been advised that the underwriter proposes to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to certain selected dealers at this price, less a concession not in excess of $      per share. The underwriter may allow, and any selected dealers may reallow, a concession not to exceed $      per share to certain brokers and dealers. After the shares of common stock are released for sale to the public, the offering price and other selling terms may from time to time be changed by the underwriter.

In addition, we have granted the underwriter an option to purchase additional shares of our common stock, not to exceed 165,000 shares, on the same terms as other shares purchased by the underwriter. The underwriter may exercise this option at any time during a period of 30 days following the offering. In the event the underwriter exercises this option in full, the total offering price, aggregate discounts and commissions and net proceeds before expenses of the offering will each increase by 15%. The underwriter may exercise the option to purchase additional shares of our common stock solely for the purpose of covering over-allotments, if any, made in connection with the distribution. If the over-allotment option is exercised in full, the total public offering price, underwriting discounts and commissions and proceeds to us before expenses will be $     , $      and $     , respectively.

The following table shows the per share and total underwriting discounts and commissions to be paid by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriter’s over-allotment option.

	Without Option	With Option

Per Share	$	$
Total

The underwriter has informed us that it does not intend to confirm sales to any accounts over which it exercises discretionary authority.

Following the offering, 4,316,744 shares of our common stock held by current stockholders and members of our senior management will be subject to a lock-up period through      , 2005, during which

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the holders of such shares may not, without the underwriter’s prior written consent, directly or indirectly, offer for sale, sell, contract to sell, or grant any option to sell (including any short sale), pledge, transfer, assign or otherwise dispose of any shares of our common stock or securities exchangeable for or convertible into shares of our common stock. The underwriter has no present intention to waive or shorten the lock-up period. The underwriter’s determination to release all or any portion of the shares from the lock-up agreements will depend on several fac tors including the market price and demand for our common stock and the general condition of the securities markets. However, the underwriter’s decision is arbitrary and may not be based on any specific parameters.

We estimate that the total expenses of the offering payable by us, not including underwriting discounts, commissions and not taking into consideration the underwriter’s over-allotment option, will be approximately $942,000. These expenses include, but are not limited to, SEC registration fees, NASD filing fees, proposed Nasdaq National Market listing fees, accounting fees and expenses, our legal fees and expenses, printing and engraving expenses, transfer agent fees, blue sky fees and expenses and the underwriter’s reasonable out-of- pocket expenses, which will not exceed $150,000 in the aggregate, including fees of counsel for the underwriter.

We have agreed to indemnify the underwriter and the persons who control it against certain liabilities, including liabilities under the Securities Act of 1933 and the Securities Exchange Act of 1934 and liabilities arising from breaches of the representations, warranties and covenants contained in the underwriting agreement, and, under certain conditions, to contribute to any payment that the underwriter may be required to make for those liabilities.

In connection with this offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any covered short position by either exercising its over-allotment option or purchasing shares in the open market.

•	Covering transactions involve the purchase of common stock in the open market after the distribution has been completed in order to cover short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If the underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

•	Penalty bids permit the underwriter to reclaim a selling concession from a selected dealer when the common stock originally sold by the selected dealer is purchased in a stabilizing covering transaction to cover short positions.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

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We are requesting that the underwriters reserve up to 75,000 shares of our common stock for purchase by our officers, directors and employees in the offering. Such participation is permitted where a specific portion of the offering is directed for sale to officers, directors and employees by the issuer. Officers, directors and employees who purchase shares will be prohibited from the sale, transfer, assignment, pledge or hypothecation of our common stock for a period of up to 180 days after the date of this prospectus.

LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon for us by Kramer Levin Naftalis & Frankel LLP. The statements in this prospectus under “Risk Factors — Statutory and Regulatory Risks” and “Our Business — Government Regulation” will be passed upon by Kirkpatrick & Lockhart Nicholson Graham LLP, our regulatory counsel. Certain legal matters will be passed upon for the underwriter by Lowenstein Sandler PC.

EXPERTS

The financial statements as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement, certain portions of which are omitted as permitted by the rules and regulations of the SEC. For further information pertaining to us and the common stock to be sold in the offering, reference is made to the registration statement, including the exhibits thereto and the financial statements and notes filed as a part thereof. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since this prospectus may not contain all of the information that you may find important, you may desire to review the full text of these documents. We have included or incorporated by reference copies of these documents as exhibits to our registration statement.

You should only rely on the information contained in this prospectus and the registration statement. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

We are subject to the informational requirements of the Securities Exchange Act of 1934 and file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information, as well as the registration statement and the exhibits thereto, may be inspected, without charge, at the public reference facility maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information regarding the public reference rooms. Copies of such material may also be obtained from the Public Reference Section of the SEC at the same address at prescribed rates. Such materials can also be inspected on the SEC’s web site at www.sec.gov.

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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets at March 31, 2005 (unaudited) and December 31, 2004 and 2003	F-3
Consolidated Statements of Income for the three months ended March 31, 2005 (unaudited) and for the years ended December 31, 2004, 2003 and 2002	F-4
Consolidated Statements of Stockholders’ Equity for the three months ended March 31, 2005 (unaudited) and for the years ended December 31, 2004, 2003 and 2002	F-5
Consolidated Statements of Cash Flows for the three months ended March 31, 2005 (unaudited) and for the years ended December 31, 2004, 2003 and 2002	F-6
Notes to Consolidated Financial Statements	F-7

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Franklin Credit Management Corporation
New York, New York

We have audited the accompanying consolidated balance sheets of Franklin Credit Management Company and subsidiaries (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Franklin Credit Management Corporation and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America

/s/ Deloitte & Touche LLP

New York, New York
March 28, 2005

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FRANKLIN CREDIT MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

		December 31,

	March 31, 2005	2004	2003

	(unaudited)
ASSETS
Cash and cash equivalents	$24,333,579	$19,519,659	$14,418,876
Restricted cash	143,831	128,612	413,443
Notes Receivable:
Principal	837,706,645	811,885,856	465,553,870
Purchase discount	(29,388,621)	(32,293,669)	(25,678,165)
Allowance for loan losses	(83,919,665)	(89,628,299)	(46,247,230)

Net notes receivable	724,398,359	689,963,888	393,628,475
Originated loans held for sale	17,666,811	16,851,041	27,372,779
Originated loans held for investment, net	171,237,420	110,496,274	9,536,669
Accrued interest receivable	9,949,260	8,506,252	4,332,419
Other real estate owned	21,492,219	20,626,156	13,981,665
Other receivables	7,102,014	5,366,500	2,893,735
Deferred tax asset	301,073	583,644	681,398
Other assets	9,422,222	10,577,344	3,922,234
Building, furniture and equipment — net	1,336,823	1,290,442	1,252,711
Deferred financing costs — net	8,726,573	7,600,942	4,298,942

Total assets	$996,110,184	$891,510,754	$476,733,346

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$11,971,286	$11,572,764	$4,979,806
Financing agreements	31,518,801	39,540,205	23,315,301
Notes payable	916,186,427	807,718,038	427,447,844
Deferred tax liability	3,783,964	3,123,865	1,311,089

Total liabilities	963,460,478	861,954,872	457,054,040

Commitments and contingencies
Stockholders’ equity
Preferred stock, $.001 par value; authorized 3,000,000, issued — none
Common stock, $.01 par value, 22,000,000 authorized shares; issued and outstanding: 6,082,295 in 2005, 6,062,295 in 2004 and 5,916,527 in 2003	60,823	60,623	59,167
Additional paid-in capital	7,377,578	7,354,778	6,985,968
Retained earnings	25,211,305	22,140,481	12,634,171

Total stockholders’ equity	32,649,706	29,555,882	19,679,306

Total liabilities and stockholders’ equity	$996,110,184	$891,510,754	$476,733,346

See notes to consolidated financial statements.

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FRANKLIN CREDIT MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,		Year Ended December 31,

	2005	2004	2004	2003	2002

	(unaudited)
Revenues:
Interest income	$22,877,198	$10,636,341	$59,481,422	$42,699,710	$36,728,735
Purchase discount earned	2,251,481	1,341,397	9,234,896	5,154,601	3,841,927
Gain on sale of notes receivable	—	844,902	1,701,113	1,118,239	139,519
Gain on sale of loans held for sale	663,704	892,955	3,689,616	3,236,616	2,259,979
Gain on sale of other real estate owned	255,981	231,246	542,202	1,027,130	796,562
Prepayment penalties and other income	1,842,916	1,112,924	5,835,766	4,330,263	3,075,715

	27,891,280	15,059,765	80,485,015	57,566,559	46,842,437

Operating expenses:
Interest expense	13,018,345	5,313,075	32,795,347	21,672,993	19,127,713
Collection, general and administrative	7,089,544	4,446,182	23,321,659	17,864,786	12,882,135
Recovery of a special charge		—		—	(1,662,598)
Provision for loan losses	1,198,218	895,876	3,705,333	3,164,103	2,713,864
Amortization of deferred financing costs	692,987	592,901	2,761,476	1,979,208	1,264,112
Depreciation	205,474	113,382	494,890	505,012	339,761

	22,204,568	11,361,416	63,078,705	45,186,102	34,664,987

Income before provision for income taxes	5,686,712	3,698,349	17,406,310	12,380,457	12,177,450

Provision for income taxes	2,615,888	1,665,000	7,900,000	5,695,000	5,514,000

Net income	$3,070,824	$2,033,349	$9,506,310	$6,685,457	$6,663,450

Net income per common share:
Basic	$0.51	$0.34	$1.60	$1.13	$1.13

Diluted	$0.45	$0.30	$1.43	$1.02	$1.07

Weighted average number of shares outstanding, basic	6,072,295	5,916,527	5,941,462	5,916,527	5,916,527

Outstanding, diluted	6,870,616	6,690,627	6,648,381	6,536,639	6,216,337

See notes to consolidated financial statements.

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FRANKLIN CREDIT MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional	Retained
			Paid-in	Earnings
	Shares	Amount	Capital	(Deficit)	Total

Balance, January 1, 2002	5,916,527	$59,167	$6,985,968	$(714,736)	$6,330,399
Net income	—	—	—	6,663,450	6,663,450

Balance, December 31, 2002	5,916,527	59,167	6,985,968	5,948,714	12,993,849
Net income	—	—	—	6,685,457	6,685,457

Balance, December 31, 2003	5,916,527	59,167	6,985,968	12,634,171	19,679,306

Issuance of common stock	145,768	1,206	128,800		130,006
Exercise of options		250	18,500		18,750
Issuance of in-the-money stock options			221,510		221,510
Net income	—	—	—	9,506,310	9,506,310

Balance, December 31, 2004	6,062,295	60,623	7,354,778	22,140,481	29,555,882

Exercise of options (unaudited)	20,000	200	22,800	23,000
Net income (unaudited)	—	—	—	3,070,824	3,070,824

Balance, March 31, 2005 (unaudited)	6,082,295	$60,823	$7,377,578	$25,211,305	$32,649,706

See notes to consolidated financial statements.

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FRANKLIN CREDIT MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,		Year Ended December 31,

	2005	2004	2004	2003	2002

	(unaudited)
Cash flows from operating activities:
Net income	$3,070,824	$2,033,349	$9,506,310	$6,685,457	$6,663,450
Adjustments to reconcile income to net cash provided by (used in) operating activities:
Gain on sale of notes receivable	—	(844,902)	(1,701,113)	(1,118,239)	(139,519)
Gain on sale of other real estate owned	(255,981)	(231,246)	(542,202)	(1,027,130)	(796,562)
Depreciation	205,474	113,382	494,890	505,012	339,761
Amortization of deferred financing costs	692,987	592,901	2,761,476	1,979,208	1,264,112
Issuance of options and stock for services rendered			240,110
Proceeds from the sale of and principal collections on loans held for sale—net	13,453,880	19,746,182	100,887,103	80,810,221	53,355,507
Origination of loans held for sale	(14,269,650)	(33,358,278)	(108,432,590)	(97,143,554)	(70,444,721)
Deferred tax provision	942,670	1,010,037	1,910,530	234,343	(128,382)
Purchase discount earned	(2,251,481)	(1,341,397)	(9,234,896)	(5,154,601)	(3,841,927)
Provision for loan losses	1,198,218	895,876	3,705,333	3,164,103	2,713,864
Changes in operating assets and liabilities:
Accrued interest receivable	(1,443,008)	81,360	(4,173,833)	(174,804)	638,174
Other receivables	(1,735,514)	66,662	(2,472,765)	(634,192)	(3,045,866)
Other assets	1,155,122	(277,251)	(6,655,110)	(1,087,834)	(739,030)
Accounts payable and accrued expenses	398,522	(302,627)	6,592,959	1,161,249	(411,646)

Net cash provided by (used in) operating activities	1,162,063	(11,815,952)	(7,113,798)	(11,800,761)	(14,572,785)

Cash flows from investing activities:
(Increase) decrease in restricted cash	(15,219)	(15,484)	284,831	(219,440)	(91,440)
Purchase of notes receivable	(98,522,946)	(38,432,630)	(546,269,608)	(213,638,801)	(184,090,904)
Principal collections on notes receivable	57,046,430	40,504,391	209,206,383	156,924,859	110,541,717
Principal collections on loans held for investment	12,394,909	3,933,731	8,693,192	—	—
Origination of loans held for investment	(73,463,873)	—	(92,818,695)	—	—
Investment in marketable securities			—	(203,771)	—
Acquisition and loan fees paid	(1,040,368)	(449,595)	(5,309,462)	(2,564,246)	(2,065,626)
Proceeds from sale of other real estate owned	7,034,795	4,955,454	20,856,448	16,407,503	7,053,926
Proceeds from sale of loans held for investment			1,233,122
Proceeds from sale of notes receivable	—	6,556,853	20,241,957	15,648,149	1,000,083
Purchase of building, furniture and fixtures	(251,856)	(73,481)	(527,585)	(650,858)	(295,455)

Net cash provided by (used in) investing activities	(96,818,128)	16,979,239	(384,409,417)	(28,296,605)	(67,947,699)

Cash flows from financing activities:
Proceeds from notes payable	183,247,345	49,771,473	663,023,803	226,367,253	205,224,166
Principal payments of notes payable	(74,778,956)	(60,395,200)	(282,753,609)	(194,185,553)	(123,901,830)
Proceeds from financing agreements	87,195,847	34,052,232	206,219,638	101,322,968	74,886,326
Payments on financing agreements	(95,217,251)	(27,681,774)	(189,994,734)	(89,565,036)	(70,871,468)
Proceeds from exercise of options	23,000	—	18,500
Proceeds from common stock purchase	—	—	110,400	—	—
Principal payments of subordinated debentures	—	—	—	—	(24,262)

Net cash provided by (used in) financing activities	100,469,985	(4,253,269)	396,623,998	43,939,632	85,312,932

Net increase in cash and cash equivalents	4,813,920	910,018	5,100,783	3,842,266	2,792,448
Cash and cash equivalents, beginning of period	19,519,659	14,418,876	14,418,876	10,576,610	7,784,162

Cash and cash equivalents, end of period	$24,333,579	$15,328,894	$19,519,659	$14,418,876	$10,576,610

Supplemental disclosures of cash flow information:
Cash payments for interest	$12,654,694	$5,436,345	$30,296,647	$21,204,660	$19,404,197

Cash payments for taxes	$228,872	$636,800	$7,849,900	$5,713,700	$5,425,000

Non-cash investing activity:
Transfer of loans from held for sale to loans held for investment	$—	$—	$18,067,224	$13,721,717	—

See notes to consolidated financial statements.

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FRANKLIN CREDIT MANAGEMENT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED MARCH 31, 2005 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

1. Organization and Business

As used herein references to the “Company”, FCMC”, “we”, “our” and “us” refer to Franklin Credit Management Corporation, collectively with its subsidiaries.

The Company is a specialty consumer finance company primarily engaged in the acquisition, origination, servicing and resolution of performing, sub-performing and non-performing residential mortgage loans. The Company purchases and originates loans primarily on the basis of the borrower’s ability and willingness to repay the mortgage loan, the borrower’s historical pattern of debt repayment and the adequacy of the collateral securing the loan. FCMC’s loan investment strategy focuses on acquiring loans made to borrowers who generally do not meet conforming underwriting guidelines because of higher loan-to-value ratios, the nature or absence of income documentation, limited credit histories, high levels of consumer debt or past credit difficulties. Through our wholly-owned subsidiary, Tribeca Lending Corp., the Company also originates non-prime mortgage loans. In both cases, the Company holds and services a substantial majority of loans through resolution. As of March 31, 2005, the Company had purchased and originated cumulatively in excess of $2.4 billion in mortgage loans (unaudited), $1.0 billion (unaudited) of which the Company held in its portfolio and serviced as of March 31, 2005.

2. Summary of Significant Accounting Policies

Basis of Presentation — The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates of the Company are allowance for loan losses. The Company’s estimates and assumptions primarily arise from risks and uncertainties associated with interest rate volatility and credit exposure. Although management is not currently aware of any factors that would significantly change its estimates and assumptions in the near term, future changes in market trends and conditions may occur which could cause actual results to differ materially.

The condensed consolidated financial statements as of March 31, 2005 and for the three-month periods ended March 31, 2005 and 2004 are unaudited. The consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) that are, in the opinion of management, necessary for the fair statement of the results for the interim period. The results of operations for interim periods are not necessarily indicative of results for the entire year.

Reclassification — Certain prior year’s amounts have been reclassed to conform to current presentation.

Operating Segments — Statement of Financial Accounting Standards (“SFAS”) No. 131, Disclosures about Segments of an Enterprise and Related Information requires companies to report financial and descriptive information about their reportable operating segments, including segment profit or loss, certain specific revenue and expense items, and segment assets. The Company is currently operating in two business segments: (i) portfolio asset acquisition and resolution; and (ii) mortgage banking. (See note 9)

Earnings per share — Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding, including the dilutive effect, if any, of stock options outstanding, calculated under the treasury stock method.

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FRANKLIN CREDIT MANAGEMENT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

THREE MONTHS ENDED MARCH 31, 2005 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

2. Summary of Significant Accounting Policies — (Continued)

Cash and Cash Equivalents - Cash and cash equivalents includes cash and investments with original maturities of three months or less, with the exception of restricted cash. The Company maintains accounts at banks, which at times may exceed federally insured limits. The Company has not experienced any losses from such concentrations.

Notes Receivable and Income Recognition — The notes receivable portfolio consists primarily of secured real estate mortgage loans purchased from financial institutions, and mortgage and finance companies. Such notes receivable are performing, non-performing or sub-performing at the time of purchase and are usually purchased at a discount from the principal balance remaining. Notes receivable are stated at the amount of unpaid principal, reduced by purchase discount and allowance for loan losses. The Company has the ability and intent to hold these notes until maturity, payoff or liquidation of the collateral. Impaired notes receivable are measured based on the present value of expected future cash flows discounted at the note’s effective interest rate or, as a practical expedient, at the observable market price of the note receivable or the fair value of the collateral if the note is collateral dependent. The Company periodically evaluates the collectability of both interest and principal of its notes receivable to determine whether they are impaired. A note receivable is considered impaired when it is probable the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the note agreement.

In general, interest on the notes receivable is calculated based on contractual interest rates applied to daily balances of the principal amount outstanding using the accrual method. Accrual of interest on notes receivable, including impaired notes receivable, is discontinued when management believes, after considering economic and business conditions and collection efforts, that the borrowers’ financial condition is such that collection of interest is doubtful. When interest accrual is discontinued, all unpaid accrued interest is reversed. Subsequent recognition of income occurs only to the extent payment is received, subject to management’s assessment of the collectability of the remaining interest and principal. A non-accrual note is restored to an accrual status when it is no longer delinquent and collectability of interest and principal is no longer in doubt and past due interest is recognized at that time.

Loan purchase discounts are amortized into income using the interest method over the period to maturity. The interest method recognizes income by applying the effective yield on the net investment in the loans to the projected cash flows of the loans. Discounts are amortized if the projected payments are probable of collection and the timing of such collections is reasonably estimable. The projection of cash flows for purposes of amortizing purchase loan discount is a material estimate, which could change significantly, in the near term. Changes in the projected payments are accounted for as a change in estimate and the periodic amortization is prospectively adjusted over the remaining life of the loans.

In the event projected payments do not exceed the carrying value of the loan, the periodic amortization of purchase discount is suspended and either the loan is written down or an allowance for uncollectibility is recognized.

Allowance for Loan Losses — The Company performs reviews of its loan portfolio upon purchase, at loan boarding, and on a frequent basis thereafter to segment impaired loans under Statement of Financial Accounting Standards (“SFAS”) No. 114. A loan is considered impaired when it is probable the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the note agreement. An allowance for loan losses is estimated based on the Company’s impairment analysis. Management’s judgment in determining the adequacy of the allowance for loan losses is based on the evaluation of individual loans within the portfolios, the known and inherent risk characteristics and size of the portfolio, the assessment of current economic and real estate market conditions, estimates of the current value of underlying collateral, past loan loss experience and other relevant factors. In connection with the

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FRANKLIN CREDIT MANAGEMENT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

THREE MONTHS ENDED MARCH 31, 2005 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

2. Summary of Significant Accounting Policies — (Continued)

determination of the allowance for loan losses, management obtains independent appraisals for the underlying collateral when considered necessary. The allowance for loan losses is a material estimate, which could change significantly, in the near term.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on notes receivable, future additions to the allowance or write-downs may be necessary based on changes in economic conditions. An allowance of $83,919,665 (unaudited), $89,628,299 and $46,247,230 is included in notes receivable at March 31, 2005, December 31, 2004 and December 31, 2003, respectively.

Originated Loans Held for Sale — The loans held for sale consists primarily of secured real estate first and second mortgages originated by the Company. Such loans held for sale are performing and are carried at lower of cost or market. The gain/loss on sale is recorded as the difference between the carrying amount of the loan and the proceeds from sale on a loan-by-loan basis. The Company records a sale upon settlement and when the title transfers to the seller.

Originated Loans Held for Investment — In the second quarter of 2003, the Company adopted a strategy to originate loans for its portfolio and for sale. As a result, certain loans were transferred from “Loans held for Sale” to “Loans held for Investment” at lower of cost or market value. At the date of transfer, the estimated market value of the loans transferred was greater than cost, and therefore, the loans were transferred at amortized cost. Originated loans held for investment consists primarily of secured real estate first and second mortgages originated by the Company. Such loans are performing and are carried at the amortized cost of the loan.

Other Real Estate Owned — Other real estate owned (“OREO”) consists of properties acquired through, or in lieu of, foreclosure or other proceedings and are held for sale and carried at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value, less cost to sell, at the time of acquisition is charged to purchase discount. Subsequent write-downs are charged to operations based upon management’s continuing assessment of the fair value of the underlying collateral. Property is evaluated periodically to ensure that the recorded amount is supported by current fair values and valuation allowances are recorded as necessary to reduce the carrying amount to fair value less estimated cost to sell. Revenue and expenses from the operation of OREO and changes in the valuation allowance are included in operations. Direct costs relating to the development and improvement of the property are capitalized, subject to the limit of fair value of the collateral, while costs related to holding the property are expensed. Gains or losses are included in operations upon disposal.

Building, Furniture and Equipment — Building, furniture and equipment is recorded at cost net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from 3 to 40 years. Maintenance and repairs are expensed as incurred.

Deferred Financing Costs — Costs which include origination fees and incurred in connection with obtaining financing are deferred and are amortized over the term of the related loan.

Retirement Plan — The Company maintains a savings plan, which is intended to qualify under Section 401(k) of the Internal Revenue Code. All employees are eligible to be a participant in the plan. The plan provides for voluntary contributions by participating employees in amounts up to 20% of their annual compensation, subject to certain limitations. Currently, the Company matches 50% of the first 3% of the employee’s contribution.

Income Taxes — Income taxes are accounted for under SFAS No. 109 Accounting for Income Taxes which requires an asset and liability approach in accounting for income taxes. This method provides for

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FRANKLIN CREDIT MANAGEMENT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

THREE MONTHS ENDED MARCH 31, 2005 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

2. Summary of Significant Accounting Policies — (Continued)

deferred income tax assets or liabilities based on the temporary difference between the income tax basis of assets and liabilities and their carrying amount in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of the enactment of the changes.

Prepayments and other income — Prepayments and other income consists of prepayment penalties, application fees on originated loans, late charges, and other miscellaneous income. Such income is recognized on a cash basis.

Rental income — The Company rents out certain OREO properties. Rental income is recognized on an accrual basis where a lease exists and a cash basis if no lease exists.

Fair Value of Financial Instruments — SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information of financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all non- financial assets and liabilities from its disclosure requirements. Accordingly, the aggregate fair value amounts do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

a.
Cash, Restricted Cash, Accrued Interest Receivables, Other Receivable and Accrued Interest Payable — The carrying values reported in the consolidated balance sheets are a reasonable estimate of fair value.

b.
Notes Receivable — Fair value of the net note receivable portfolio is estimated by discounting the estimated future cash flows using the interest method. The fair value of notes receivable at March 31, 2005, December 31, 2004 and December 31, 2003 was equivalent to their carrying value of $724,398,359 (unaudited), and $689,963,888 and $393,628,475, respectively.

c.
Short-Term Borrowings — The interest rates on financing agreements and other short-term borrowings reset on a monthly basis therefore, the carrying amounts of these liabilities approximate their fair value. The fair value at March 31, 2005, December 31, 2004 and December 31, 2003 was $31,518,801 (unaudited), $39,540,205 and $23,315,301, respectively.

d.
Long-Term Debt — The interest rate on the Company’s long-term debt (notes payable) is a variable rate that resets monthly; therefore, the carrying value reported in the balance sheet approximates fair value of $916,186,427 (unaudited), $807,718,038 and $427,447,844 at March 31, 2005, December 31, 2004 and December 31, 2003, respectively.

Comprehensive Income — SFAS No. 130, Reporting Comprehensive Income defines comprehensive income as the change in equity of a business enterprise during a period from transactions and other events and circumstances, excluding those resulting from investments by and distributions to stockholders. The

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FRANKLIN CREDIT MANAGEMENT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

THREE MONTHS ENDED MARCH 31, 2005 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

2. Summary of Significant Accounting Policies — (Continued)

Company had no items of other comprehensive income in 2004, 2003 and 2002 therefore net income was the same as its comprehensive income.

Accounting for Stock Options — The incentive stock option plan is accounted for under the recognition and measurement principles of Accounting Principles Board (APB) Opinion 25, Accounting for Stock Issued to Employees and related interpretations. Generally, options are issued with exercise prices at least equal to the market price of the common stock at the grant date, and no compensation expense is recorded. However, during 2004, the Company issued 26,500 stock options to certain board members as compensation for service in prior years as required by the Company’s agreement with such board members. These options were issued with exercise prices based on the stock prices in effect in such prior years, which resulted in stock-based compensation expense of approximately $221,510 in 2004, based on the excess of the market price of the common stock at the grant date over the exercise price of the options. Also during 2004, the Company issued 10,000 warrants to a consultant for services rendered. The warrants were issued with an exercise price equal to the market value of the underlying common stock on the date of grant. The fair value of the warrants was de minims at December 31, 2004. The following table illustrates the effect on net income and earnings per share if the fair value based method had been applied to all awards:

	2004	2003	2002

Net income — as reported	$9,506,310	$6,685,457	$6,663,450
Stock based compensation expense actual	$99,680
Stock based compensation expense determined under fair value method, net of related tax effects	$(53,362)	$(65,333)	$(78,377)
Net income — pro forma	$9,552,628	$6,620,124	$6,585,073

Earnings per share:
Net income per common share — basic — as reported	$1.60	$1.13	$1.13
Net income per common share — basic — pro forma	$1.61	$1.12	$1.12
Net income per common share — dilutive — as reported	$1.43	$1.02	$1.07
Net income per common share — dilutive — pro forma	$1.44	$1.01	$1.06

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 2004, 2003 and 2002:

	2004	2003	2002

Dividend yield	0%	0%	0%
Volatility	83%	97%	139%
Risk-free interest rate	5%	5%	5%
Weighted average expected lives	5 years	5 years	5 years

During 2004 and 2003 there were 46,500 and 39,000 options granted respectively.

Recent Accounting Pronouncements

We have adopted the disclosure requirements of SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure effective December 2002. SFAS 148 amends FASB Statement 123, Accounting for Stock-Based Compensation to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation and also amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the methods of accounting for stock based employee compensation and the effect of the method used on reported results. As permitted by SFAS 148 and SFAS 123, we continue to apply the accounting

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FRANKLIN CREDIT MANAGEMENT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

THREE MONTHS ENDED MARCH 31, 2005 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

2. Summary of Significant Accounting Policies — (Continued)

provisions of Accounting Principles Board Opinion Number 25, “Accounting for stock Issued to Employees,” and related interpretations, with regard to the measurement of compensation cost for options granted under our Stock Option Plans.

In January of 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46, Consolidation of Variable Interest Entities, which was amended by Interpretation No. 46(R) in December of 2003. This Interpretation clarifies the application of existing accounting pronouncements to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. As it applies to the Company, Interpretation No. 46(R) became effective for all variable interests in variable interest entities created after December 31, 2003, and to all variable interest entities on March 31, 2004. The adoption of Interpretation No. 46(R) did not have a material impact on the Company’s consolidated financial statements.

In December 2003, the AICPA issued Statement of Position 03-3 (“SOP 03-3”), “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.” SOP 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. This SOP limits the yield that may be accreted to the excess of the investor’s estimate of undiscounted expected principal, interest, and other cash flows over the investor’s initial investment in the loan. Subsequent increases in cash flows expected to be collected generally would be recognized prospectively through adjustment of the loan’s yield over its remaining life. Decreases in cash flows expected to be collected would be recognized as an impairment on the statement of operations and a corresponding valuation allowance would be created against the investment in receivable portfolios on the statement of financial condition. SOP 03-3 applies to loans acquired in fiscal years beginning after December 15, 2004, and accordingly, we will adopt the provisions of this SOP in the first quarter of 2005. Adoption of SOP 03-3 may result in an increase in our provision for loan losses in future periods but may also result in an increase in purchase discount earned in future periods.

3. Notes Receivable, Loans Held for Sale, Purchase Discount and Allowance for Loan Losses

Notes receivable consist principally of mortgages as of March 31, 2005, December 31, 2004 and December 31, 2003 secured as follows:

		December 31,

	March 31, 2005	2004	2003

	(unaudited)
Real estate secured	$807,894,998	$777,719,050	$436,748,611
Consumer unsecured	9,366,310	10,218,900	8,382,427
Mobile homes	15,799,832	16,413,026	14,871,762
Other	4,645,505	7,534,880	5,551,070

	837,706,645	811,885,856	465,553,870
Less:
Purchase discount	(29,388,621)	(32,293,669)	(25,678,165)
Allowance for loan losses	(83,919,665)	(89,628,299)	(46,247,230)

Balance	$724,398,359	$689,963,888	$393,628,475

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FRANKLIN CREDIT MANAGEMENT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

THREE MONTHS ENDED MARCH 31, 2005 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

3. Notes Receivable, Loans Held for Sale, Purchase Discount and Allowance for Loan Losses — (Continued)

Originated loans held for sale of $17,666,811, $16,851,041 and $27,372,779 as of March 31, 2005 (unaudited), December 31, 2004 and December 31, 2003, respectively, represent real estate secured mortgages.

Originated loans held for investment represent real estate mortgages as of March 31, 2005, December 31, 2004 and December 31, 2003 secured as follows:

		December 31,

	March 31, 2005	2004	2003

	(unaudited)
Real estate secured	$171,399,196	$110,684,391	$9,575,896
Consumer unsecured	76,249	58,050	$53,816
Mobile homes	84,566	84,707	85,240

	171,560,012	110,827,148	9,714,952
Less:
Allowance for loan losses	(322,591)	(330,874)	(178,283)

Balance	$171,237,420	$110,496,274	$9,536,669

In the second quarter of 2003, the Company’s holding strategy on certain loans originated changed and, as a result, such loans were transferred from the loans held for sale category into loans held for investment at their amortized cost. This new strategy continued and, as a result, the Company originated $74 million and $92 million in loans held for investment during the three months ended March 31, 2005 (unaudited) and the year ended December 31, 2004, respectively.

As of December 31, 2004, contractual maturities of notes receivable, originated loans held for sale and originated loans held for investment net of the allowance for loan losses if any, were as follows:

Year Ending December 31,	Notes Receivable	Loans Held for Sale	Loans Held for Investment

2005	$40,891,498	$191,384	$615,275
2006	36,968,178	206,246	604,867
2007	35,162,873	222,311	643,044
2008	33,310,104	239,681	710,569
2009	45,475,369	255,095	1,158,122
Thereafter	530,449,535	15,736,324	106,764,397

Balance, December 31, 2004	$722,257,557	$16,851,041	$110,496,274

Contractual maturities at March 31, 2005 did not increase significantly, for all categories in all periods indicated.

It is the Company’s experience that a portion of the notes receivable portfolio may be refinanced or repaid before contractual maturity dates. The above tabulation, therefore, is not to be regarded as a forecast of future cash collections. During the quarter ended March 31, 2005 (unaudited) and the years ended December 31, 2004 and 2003, cash collections of principal amounts totaled approximately $57,000,000, $230,000,000 and $157,000,000, respectively, and the ratios of these cash collections to average principal balances were approximately 28% annualized, 32% and 33%, respectively.

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FRANKLIN CREDIT MANAGEMENT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

THREE MONTHS ENDED MARCH 31, 2005 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

3. Notes Receivable, Loans Held for Sale, Purchase Discount and Allowance for Loan Losses — (Continued)

Changes in the allowance of loan losses on notes receivable for the quarter ended March 31, 2005 and for the years ended December 31, 2004 and 2003 are as follows:

		December 31,

	March 31, 2005	2004	2003

	(unaudited)
Balance, beginning	$89,628,299	$46,247,230	$45,841,651
Allowance allocated on purchased portfolio	—	53,836,759	11,413,944
Net change in allowance	(6,906,852)	(14,161,023)	(14,172,468)
Provision for loan losses	1,198,218	3,705,333	3,164,103

Balance, ending	$83,919,665	$89,628,299	$46,247,230

The net change in allowance presented above represents chargeoffs, recoveries, and subsequent increases in the allowance for notes receivable.

The provision for loan losses represents additional allowance on notes receivable that had no remaining purchase discount and on originated loans held for investment.

At March 31, 2005 (unaudited) and December 31, 2004 and 2003, principal amounts of notes receivable included approximately $274,000,000, $307,000,000 and $126,000,000, respectively, of notes for which there was no accrual of interest income. The following information relates to impaired notes receivable, which include all such notes receivable as of and for the three months ended March 31, 2005 and for the years ended December 31, 2004 and 2003:

		December 31,

	March 31, 2005	2004	2003

	(unaudited)
Total impaired notes receivable	$274,048,104	$306,840,734	$126,341,722

Allowance for loan losses related to impaired notes receivable	$62,875,708	$68,858,866	$30,111,278

Average balance of impaired notes receivable during the year	$290,444,419	$216,591,228	$122,737,925

Interest income recognized	$3,993,630	$9,959,069	$2,196,003

In the normal course of business, the Company restructures or modifies terms of notes receivable to enhance the collectability of certain notes that were impaired at the date of acquisition and were included in certain portfolio purchases.

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FRANKLIN CREDIT MANAGEMENT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

THREE MONTHS ENDED MARCH 31, 2005 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

4. Building, Furniture and Equipment

At March 31, 2005, December 31, 2004 and December 31, 2003, building, furniture and equipment consisted of the following:

		December 31,

	March 31, 2005	2004	2003

	(unaudited)
Building and improvements	$1,333,992	$1,234,202	$1,094,336
Furniture and equipment	2,411,710	2,259,644	1,871,925

	3,745,702	3,493,846	2,966,261
Less accumulated depreciation	(2,403,879)	(2,203,404)	(1,713,550)

	$1,336,823	$1,290,442	$1,252,711

5. Notes Payable

Notes payable consists primarily of loans (“Subsidiary Loans”) made to the Company by Sky Bank, an Ohio banking corporation (the “Bank” or “Senior Debt Lender”) to acquire portfolios of notes receivable (“Pledged Collateral”) and term loans made by the Senior Debt Lender to Tribeca to principally finance originated loans held for investment (collectively with Subsidiary Loans, “Notes Payable”).

On October 13, 2004, the Company and all of its subsidiaries other than Tribeca entered into a Master Credit and Security Agreement with the Senior Debt Lender (“Credit Agreement”). The Credit Agreement amended and restated the Company’s previous loan agreements with the Senior Debt Lender, under which an aggregate principal balance of approximately $747 million was outstanding immediately prior to the execution of the Credit Agreement. Under the Credit Agreement, the Company and its subsidiaries that are or become parties to the Credit Agreement are entitled to request new Subsidiary Loans to finance the purchase of residential mortgage loans or to refinance existing outstanding Subsidiary Loans. The Credit Agreement requires that all cash collections received on the notes receivable be paid to the Senior Debt Lender, subject to the Company being provided with a monthly allowance to fund operations and pay taxes. The Credit Agreement expires on October 13, 2006.

As part of the Credit Agreement, the Company is required to pay the Senior Debt Lender a fee on each Subsidiary Loan contingent on the successful payoff of the Subsidiary Loan (“Success Fee”). After payoff, the Success Fee is based on the lesser of (i) up to 1% of the Subsidiary Loan’s original principal balance or (ii) 50% of the remaining cash flows from the Subsidiary Loan’s Pledged Collateral. On December 30, 2004, the Company executed an amendment to the Credit Agreement (“Amendment”). As part of the Amendment, the Company agreed that, in addition to any Success Fees previously paid the Senior Debt Lender, and based on an analysis of the likelihood and timing of the payment of the Success Fees due, a minimum aggregate Success Fees of $2,952,830 would be payable in accordance with the terms of the Credit Agreement for certain Subsidiary Loans entered into with the Senior Debt Lender, prior to December 31, 2003. The Amendment did not change the contingent aspects of the Success Fee including the estimated timing of the payments. The Amendment also provides for a separate fee of approximately $198,000 from certain Tribeca originated loans which is to be paid over 23 months beginning in January 2005 and additionally states that no Success Fees would be due on certain other Subsidiary Loans representing approximately $2.2 million of potential Success Fees. At March 31, 2005 (unaudited) and December 31, 2004, the Company estimated and recorded an asset and concurrent liability in the amount of $2,514,145 and $2,664,145, respectively, which represents the net present value of the minimum aggregate Success Fees based on projections of when the fees would likely become due. The amounts are included in other assets and accounts payable and accrued

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FRANKLIN CREDIT MANAGEMENT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

THREE MONTHS ENDED MARCH 31, 2005 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

5. Notes Payable — (Continued)

expenses on the accompanying consolidated balance sheets. The Company amortized $150,000 and $100,000 of Success Fees as additional interest expense in the first quarter of 2005 and for the fourth quarter of 2004, respectively. The amortization amount was derived using the straight-lined method based on the estimated weighted average life of the relevant Subsidiary Loans and the related Success Fee payments. The unamortized amount will be re-evaluated each reporting period for changes in assumptions.

As of March 31, 2005 (unaudited) and December 31, 2004 and 2003, the Company had Notes Payable with aggregate principal balances of $916,186,427, $807,718,038 and $427,447,844, respectively. All Notes Payable are secured by an interest in the notes receivable, payments to be received under the notes receivable and the underlying collateral securing the notes receivable. At March 31, 2005 (unaudited) and December 31, 2004, approximately $18,346,331 and $21,068,027 of the Notes Payable accrue interest at a rate of prime plus a margin of 0% to 1.75%, $896,259,730 and $785,499,152 accrue interest at the FHLB 30 day LIBOR advance rate plus 3.25% and 3.50%, and $930,456 and $937,848 accrue interest at the FHLB 30 day LIBOR advance rate plus 3.875%, respectively. At March 31, 2005 (unaudited), $442,500 accrues interest at the FHLB 30 day LIBOR advance rate plus 3.375%. The remaining $207,410 at March 31, 2005 and $213,012 at December 31, 2004 accrue interest at 8.93%.

At March 31, 2005 (unaudited) and December 31, 2004 and 2003, the weighted average interest rate on the Notes Payable was 6.05%, 5.73% and 4.82%, respectively. The above loans also require additional monthly principal reductions based on cash collections received by the Company.

Aggregate contractual maturities of all notes payable at March 31, 2005 and December 31, 2004 are as follows:

	March 31, 2005	December 31, 2004

	(unaudited)
2005	$117,102,921	$143,684,898
2006	137,181,242	135,276,228
2007	478,722,159	503,912,998
2008	181,796,620	23,873,616
2009	57,791	51,056
Thereafter	1,325,694	919,242

	$916,186,427	$807,718,038

6. Financing Agreements

The Company and Tribeca have the following financing agreements:

Tribeca and the Bank have entered into a warehouse financing agreement, which provides Tribeca with the ability to borrow a maximum of $40,000,000 at a rate equal to the Bank’s prime rate or a floor of 5%, if prime is lower than 5%. This credit facility is to be utilized for the purpose of originating mortgage loans. As of March 31, 2005 (unaudited), December 31, 2004 and December 31, 2003, $30,195,199, $39,033,806 and $22,646,114, respectively, were outstanding under the warehouse financing agreement and secured by originated loans held for sale. The prime rate at March 31, 2005 (unaudited) and December 31, 2004 was 5.75% and 5.25%, respectively.

The Company and the Bank have entered into a credit facility, which provides the Company with the ability to borrow a maximum of $2,500,000 at a rate equal to the Bank’s prime rate plus two percent per annum. The credit facility may be utilized to pay real estate taxes or to purchase the underlying collateral of

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FRANKLIN CREDIT MANAGEMENT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

THREE MONTHS ENDED MARCH 31, 2005 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

6. Financing Agreements — (Continued)

certain nonperforming real estate secured loans. Principal repayment of each respective advance is due six months from the date of such advance and interest is payable monthly. As of March 31, 2005 (unaudited), December 31, 2004 and December 31, 2003, $1,239,866, $419,663 and $569,451, respectively, were outstanding on this credit facility. The credit facility is secured by a first priority security interest in the respective notes receivable, any purchased real estate, payments received under the notes receivable, and collateral securing the notes of certain loan portfolios.

The Company has entered into a line of credit with another bank, which provides the Company with an unsecured line of credit to borrow a maximum of $150,000 at a rate equal to such bank’s prime rate plus one percent per annum. As of March 31, 2005 (unaudited), December 31, 2004 and December 31, 2003, $83,736, $86,736 and $99,736, respectively, were outstanding on this line of credit. The bank’s prime rate at March 31, 2005 (unaudited) and December 31, 2004 was 5.75% and 5.25%, respectively.

7. Income Tax Matters

The components of the income tax provision for the quarter ended March 31, 2005 and for the years ended December 31, 2004, 2003 and 2002 are as follows:

	First Quarter 2005	2004	2003	2002

	(unaudited)
Current provision:
Federal	$1,488,674	$4,683,558	$4,131,000	$3,317,000
State and local	467,115	1,305,912	1,036,000	1,043,000

	1,955,789	5,989,470	5,167,000	4,360,000

Deferred provision:
Federal	501,675	1,452,000	422,000	945,000
State and local	158,424	458,530	106,000	209,000

	660,099	1,910,530	528,000	1,154,000

Provision	$2,615,888	$7,900,000	$5,695,000	$5,514,000

The current and deferred income tax provisions include adjustments as a result of the reclassification of certain current and deferred income tax amounts.

A reconciliation of the anticipated income tax expense (computed by applying the Federal statutory income tax rate to income before income tax expense) to the provision for income taxes in the accompanying consolidated statements of income for the quarter ended March 31, 2005 and for the years ended December 31, 2004 and 2003 is as follows:

	First Quarter 2005	2004	2003

	(unaudited)
Tax determined by applying U.S. statutory rate to income	$1,971,095	$6,092,208	$4,546,000
Increase in taxes resulting from:
State and local taxes, net of Federal benefit	625,539	1,764,442	1,142,000
Meals and entertainment	19,254	43,350	7,000

	$2,615,888	$7,900,000	$5,695,000

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FRANKLIN CREDIT MANAGEMENT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

THREE MONTHS ENDED MARCH 31, 2005 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

7. Income Tax Matters — (Continued)

The tax effects of temporary differences that give rise to significant components of deferred tax assets and deferred tax liabilities at March 31, 2005, December 31, 2004 and December 31, 2003 are presented below:

	First Quarter 2005	2004	2003

	(unaudited)
Deferred liabilities:
Purchase discount	$2,076,285	$1,690,175	$926,596
Deferred cost	1,707,679	1,433,690	384,493

Deferred tax liabilities	3,783,964	3,123,865	1,311,089

Deferred tax assets:
Inventory, repossessed collateral	301,073	583,644	681,398

Net deferred tax liability	$3,482,891	$2,540,221	$629,691

The Company has not recorded a valuation allowance, as the Company has determined that it is more likely than not that all of the deferred tax assets will be realized.

8. Stock Option Plan

During 1996, the Company adopted an incentive stock option plan for certain of its officers and directors. Under the terms of the Plan, as amended, options to purchase an aggregate of up to 1,600,000 shares of the Company’s common stock may be granted. Generally, each option has an exercise price at least equal to the market price of the common stock at the time the option is granted. Options become exercisable at various times after the date granted and unless otherwise provided in the applicable option agreements, expire ten years after the date granted.

The Company granted 15,000 options to five members of the Board of Directors at market price in May 2004; these options are granted to each board member annually as compensation. In August 2004 5,000 options were also issued to a member of the Company’s management team. On December 29, 2004 the Company also granted 26,500 options to certain members of the Board of Directors that represented vested options earned by the directors in prior years but through an oversight were never issued. The weighted average fair value per share of options granted during the year was $5.10. The fair value of the options granted was estimated using the Black-Scholes option-pricing model.

The Company granted 39,000 options to five members of the Board of Directors during 2003. The weighted average fair value per share of options granted during the year was $2.41. The fair value of the options granted was estimated using the Black-Scholes option- pricing model.

There were no stock options granted during the three months ended March 31, 2005 (unaudited). During the first quarter of 2005 (unaudited), 20,000 options were exercised at a weighted average exercise price of $1.15.

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FRANKLIN CREDIT MANAGEMENT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

THREE MONTHS ENDED MARCH 31, 2005 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

8. Stock Option Plan — (Continued)

Transactions in stock options for the years ended December 31, 2004, 2003 and 2002 under the plan are summarized as follows:

	2004		2003		2002

	Shares	Weighted Average Exercise	Shares	Weighted Average Exercise	Shares	Weighted Average Exercise

Outstanding options at the beginning of year	1,017,500	$0.95	978,500	$0.90	712,500	$1.00
Options granted	46,500	$2.24	39,000	$2.25	396,000	$0.75
Options cancelled	(228,000)	$0.75			(130,000)	$1.00
Options exercised	(25,000)	$0.75
Outstanding options at the end of the year	811,000	$1.04	1,017,500	$0.95	978,500	$0.90

Options outstanding at December 31, 2004

Range of exercise price of options:	Number Outstanding

$0.75	566,000
$0.85	20,000
$1.04	6,000
$1.15	25,000
$1.56	155,000
$2.25	19,000
$3.55	15,000
$5.50	5,000

Total Options	811,000

The Company has the following warrants outstanding at December 31, 2004:

Range of exercise price of warrants:	Number Outstanding

$5.00	10,000
$1.56	87,000

Total Warrants Outstanding	97,000

9. Operating Segments

The Company has two reportable operating segments: (i) portfolio asset acquisition and resolution; and (ii) mortgage banking. The portfolio asset acquisition and resolution segment acquires performing, nonperforming, nonconforming and sub performing notes receivable and promissory notes from financial institutions, mortgage and finance companies, and services and collects such notes receivable through enforcement of original note terms, modification of original note terms and, if necessary, liquidation of the underlying collateral. The mortgage-banking segment originates or purchases for sale and investment purposes residential mortgage loans to individuals whose credit histories, income and other factors cause them to be classified as sub-prime borrowers.

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FRANKLIN CREDIT MANAGEMENT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

THREE MONTHS ENDED MARCH 31, 2005 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

9. Operating Segments — (Continued)

The Company’s management evaluates the performance of each segment based on profit or loss from operations before unusual and extraordinary items and income taxes.

PORTFOLIO ASSET ACQUISITION AND RESOLUTION OPERATING RESULTS FOR THE QUARTERS ENDED MARCH 31, 2005 AND 2004 AND THE YEARS ENDED DECEMBER 31, 2004 AND 2003:

	March 31, 2005	March 31, 2004	December 31, 2004	December 31, 2003

	(unaudited)
Revenues:
Interest income	$18,857,595	$9,553,396	$52,889,964	$39,472,458
Purchase discount earned	2,110,086	1,261,568	8,637,055	4,912,686
Gain on sale of notes receivable	—	844,902	1,701,113	1,118,239
Gain on sale of other real estate owned	246,913	233,300	448,805	995,899
Rental income	8,325	12,075	42,300	113,255
Other	1,254,808	892,595	4,512,999	3,567,165

	22,477,727	12,797,836	68,232,236	50,179,702

Operating expenses:
Interest expense	10,956,007	4,829,303	29,571,575	20,069,282
Collection, general and administrative	5,410,176	3,204,918	18,380,359	13,741,836
Recovery of a special charge	—	—	—	—
Provision for loan losses	1,122,551	880,876	3,369,803	3,100,524
Amortization of deferred financing costs	606,305	521,081	2,426,826	1,851,339
Depreciation	168,000	90,311	380,547	428,906

	18,623,040	9,526,489	54,129,110	39,191,887

Income before provision for income taxes	$4,214,687	$3,271,347	$14,103,126	$10,987,815

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FRANKLIN CREDIT MANAGEMENT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

THREE MONTHS ENDED MARCH 31, 2005 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

9. Operating Segments — (Continued)

MORTGAGE BANKING OPERATING RESULTS FOR THE QUARTERS ENDED MARCH 31, 2005 AND 2004 AND THE YEARS ENDED DECEMBER 31, 2004 AND 2003:

	March 31, 2005	March 31, 2004	December 31, 2004	December 31, 2003

	(unaudited)
Revenues:
Interest income	$4,019,603	$1,082,945	$6,591,458	$3,227,252
Purchase discount earned	141,395	79,829	597,841	241,915
Gain on sale of loans held for sale	663,704	892,955	3,689,616	3,236,616
Gain on sale of other real estate owned	9,068	(2,054)	93,397	31,231
Rental income	—	—	—	—
Other	579,783	208,254	1,280,467	649,843

	5,413,553	2,261,929	12,252,779	7,386,857

Operating expenses:
Interest expense	2,062,338	483,772	3,223,772	1,603,711
Collection, general and administrative	1,679,368	1,241,264	4,941,300	4,122,950
Provision for loan loss	75,667	15,000	335,530	63,579
Amortization of deferred financing costs	86,682	71,820	334,651	127,869
Depreciation	37,474	23,071	114,342	76,106

	3,941,529	1,834,927	8,949,595	5,994,215

Income before provision for income taxes	$1,472,024	$427,002	$3,303,184	$1,392,642

Other selected segment results consolidated assets:
Portfolio asset acquisition and resolution	$790,609,484	$416,563,274	$754,234,144	$428,436,923
Mortgage banking	205,500,700	58,458,733	137,276,610	48,296,423

Consolidated assets	$996,110,184	$475,022,007	$891,510,754	$476,733,346

Total additions to building, furniture and fixtures:
Portfolio asset acquisition and resolution	122,501	$1,049,667	$372,011	$503,221
Mortgage banking	129,354	163,144	155,574	147,637

Consolidated additions to building, furniture and fixtures	$251,856	$1,212,811	$527,585	$650,858

Consolidated revenue:
Portfolio asset acquisition and resolution	$22,477,727	$12,797,836	$68,232,236	$50,179,702
Mortgage banking	5,413,553	2,261,929	12,252,779	7,386,857

Consolidated revenue	$27,891,280	$15,059,765	$80,485,015	$57,566,559

Consolidated net income:
Portfolio asset acquisition and resolution	$2,268,570	$1,803,352	$7,721,435	$5,933,419
Mortgage banking	802,254	229,997	1,784,875	752,038

Consolidated net income	$3,070,824	$2,033,349	$9,506,310	$6,685,457

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FRANKLIN CREDIT MANAGEMENT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

THREE MONTHS ENDED MARCH 31, 2005 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

10. Certain Concentrations

The following table summarizes percentages of total principal balances by the geographic location of properties securing the loans in our portfolio at March 31, 2005, December 31, 2004 and December 31, 2003:

		December 31,

Location	March 31, 2005	2004	2003

	(unaudited)
Ohio	8.47%	9.08%	3.53%
New York	8.04%	7.46%	8.00%
California	7.46%	7.41%	15.23%
Florida	6.97%	7.39%	6.90%
Georgia	6.95%	5.22%	7.38%
New Jersey	4.55%	5.16%	3.57%
Michigan	4.35%	4.37%	3.69%
Pennsylvania	4.07%	4.36%	3.63%
North Carolina	3.94%	4.20%	2.61%
Texas	3.77%	4.14%	4.77%
All Others	41.43%	41.21%	40.69%

	100.00%	100.00%	100.00%

Such real estate mortgage loans held are collateralized by real estate with a concentration in these regions. Accordingly, the collateral value of a substantial portion of the Company’s real estate mortgage loans held and real estate acquired through foreclosure is susceptible to changes in market conditions in these regions. In the event of sustained adverse economic conditions, it is possible that the Company could experience a negative impact in its ability to collect on existing real estate mortgage loans held, or liquidate foreclosed assets in these regions, which could impact the Company’s related loan loss estimates.

Financing — Substantially all of the Company’s existing debt and available credit facilities are with one financial institution. The Company’s purchases of new portfolios and financing of its mortgage banking operations are contingent upon the continued availability of these credit facilities.

11. Commitments and Contingencies

Operating Leases — Certain secondary office and file space is leased under operating leases. The combined future minimum lease payments at December 31, 2004 are as follows:

Year Ended	Amount

2005	$760,447
2006	1,332,493
2007	1,353,637
2008	1,203,783
2009	935,767
Thereafter	3,672,854

$9,258,981

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FRANKLIN CREDIT MANAGEMENT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

THREE MONTHS ENDED MARCH 31, 2005 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

11. Commitments and Contingencies — (Continued)

Capital Leases — Certain office equipment is leased under capital leases. The combined future minimum lease payments at March 31, 2005 (unaudited) and December 31, 2004 are as follows:

	March 31, 2005	December 31, 2004

	(unaudited)
Year Ended	Amount	Amount

2005	$170,610	$173,332
2006	156,620	160,733
2007	99,011	101,042
2008	83,091	83,091
2009	53,992	53,992

	$563,324	$572,190

Legal Actions — The Company is involved in legal proceedings and litigation arising in the ordinary course of business. In the opinion of management, the outcome of such proceedings and litigation currently pending will not materially affect the Company’s financial statements.

During 2003, the Company sold $2,730,605 of loans to one investor and retained the servicing rights. SFAS 140 requires that entities that acquire servicing assets through either purchase or origination of loans and sell or securitize those loans with servicing assets retained must allocate the total costs of the loans to the servicing assets and the loans (without the servicing assets) based on their relative fair values. The amount attributable to the servicing assets was determined to be $20,480 and was capitalized as a servicing asset in other assets in the consolidated balance sheet. During 2004, a significant portion of the serviced portfolio paid off and the Company judged the servicing asset to be immaterial, and wrote off the remaining balance.

As of March 31, 2005 (unaudited) and December 31, 2004 the unpaid balances of mortgage loans being serviced by the Company for others were $975,434 and $1,128,460, respectively. Mortgage loans serviced for others are not included in the Company’s consolidated balance sheet.

12. Related Party Transactions

In 1998, Mr. Axon, the Company’s Chairman, purchased from the Company, a Florida condominium unit subject to considerable title defects, held by the Company in its OREO available for sale. The consideration included forgiveness of $184,335 of indebtedness of the Company to an affiliated Company and issuance by Mr. Axon of a note to the Company in the amount of $234,165. The note bore interest at a rate of 8% per annum, was secured by the condominium property, and was due June 1, 2001. During 2001, the parties agreed to extend the note until December 31, 2003 and it has since been repaid.

During 2000, Mr. Axon purchased from the Company a New York condominium held by the Company in its OREO. The consideration included the issuance by Mr. Axon of a note to the Company in the amount of $165,000. The note bore interest at a rate of 8% per annum, was secured by the condominium property, and was due January 30, 2004. The note has since been repaid.

On March 31, 1999, Mr. Steven W. Lefkowitz, a board member, purchased from the Company without recourse a delinquent non-performing note receivable held by the Company. The consideration given included a note for $270,000 payable to the Company. The note bore interest at a rate of 8% per annum, payable monthly, and was secured by a mortgage on real estate. The note has since been repaid.

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FRANKLIN CREDIT MANAGEMENT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

THREE MONTHS ENDED MARCH 31, 2005 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

12. Related Party Transactions — (Continued)

The Company currently leases approximately 2,500 square feet of office space on the fifth floor at Six Harrison Street in New York, New York, from RMTS Associates, LLC, of which Mr. Axon owns 80%. Pursuant to the lease, the Company paid RMTS rent of approximately $50,500 in 2003 and $51,500 in 2004, and $20,097 in the first quarter of 2005 (unaudited).

The Company currently subleases approximately 7,400 square feet of office space at 185 Franklin Street in New York, New York from 185 Franklin Street Development Associates, a limited partnership, of which 185 Franklin Street Development Corp., which is wholly- owned by Mr. Axon, is the general partner. Pursuant to the sublease, the Company paid 185 Franklin Street Development Associates rent of $11,575 per month in 2003 and $11,500 per month in 2004, and $18,650 per month in the first quarter of 2005 (unaudited).

13. Summary of Quarterly Results (Unaudited)

The table below sets forth selected unaudited financial information for each calendar quarter of each the years ended December 31, 2004 and 2003 and for the first quarter of 2005.

	2004

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	2005 1st Quarter

Revenue	$15,059,765	$15,787,166	$21,965,456	$27,672,629	$27,891,280
Operating expenses	11,361,416	12,737,201	17,345,667	21,634,420	22,204,568

Income before income taxes	$3,698,349	$3,049,965	$4,619,789	$6,038,209	$5,686,712

Provision for Income taxes	1,665,000	1,409,000	2,102,004	2,723,996	2,615,888

Net Income	$2,033,349	$1,640,965	$2,517,785	$3,314,213	$3,070,824

Income per common share
Basic	$0.34	$0.28	$0.43	$0.53	$0.51

Diluted	$0.30	$0.25	$0.37	$0.48	$0.45

	2003

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

Revenue	$13,939,228	$13,957,953	$14,057,724	$15,611,654
Operating expenses	10,517,883	11,246,377	11,386,400	12,035,442

Income before income taxes	$3,421,345	$2,711,576	$2,671,324	$3,576,212

Provision for Income taxes	1,573,800	1,282,500	1,215,900	1,622,800

Net Income	$1,847,545	$1,429,076	$1,455,424	$1,953,412

Income per common share
Basic	$0.31	$0.24	$0.25	$0.33

Diluted	$0.30	$0.22	$0.22	$0.30

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FRANKLIN CREDIT MANAGEMENT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

THREE MONTHS ENDED MARCH 31, 2005 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

14. Subsequent Events

On March 4, 2005, the Company entered into a sublease agreement with Lehman Brothers Holdings Inc. to sublease approximately 33,866 square feet of space at 101 Hudson Street, Jersey City, New Jersey for use as executive and administrative offices. The term of the sublease is through December 30, 2010. In connection with the planned relocation to 101 Hudson Street, we have entered into agreements to terminate certain existing leases.

1,100,000 Shares

Common Stock

PROSPECTUS

      , 2005

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PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions):

Item Amount

SEC Registration Fee	$1,810
NASD Filing Fee	2,037	*
NASDAQ Listing Fee	100,000
Printing	80,000	*
Legal fees and expenses	475,000	*
Accounting fees and expenses	70,000	*
Underwriter’s accountable expense allowance	100,000	*
Blue Sky Fees and Expenses (including legal fees)	15,000	*
Miscellaneous	98,153	*

Total	$942,000

*	Estimated

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Article VI of the Registrant’s Fifth Amended and Restated Certificate of Incorporation provides that the Registrant shall to the fullest extent permitted by Delaware law, as in effect from time to time, indemnify each director of the Registrant or of any of its wholly- owned subsidiaries who was or is a party or is threatened to be made a party to any litigation or other legal proceeding, by reason of the fact that he or she is or was a director of the Registrant or of any of its subsidiaries (provided that such person’s actions subject to such proceeding were taken in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful) against all expense, liability and loss (including, but not limited to, attorneys’ fees, judgments, fines, excise taxes or penalties with respect to any employee benefit plan or otherwise, and amounts paid or to be paid in settlement) incurred or suffered by such director in connection with such proceeding; provided, however, that, except for proceedings to recover claims made by a director against the Registrant pursuant to such Article VI, the Registrant shall not be obligated to indemnify a director in connection with a proceeding (or part thereof) not authorized by the board of directors of the Registrant and initiated by such director against (i) the Registrant or any of its subsidiaries, (ii) any person who is or was a director, officer, employee or agent of the Registrant or any of its subsidiaries and/or (iii) any person or entity which is or was controlled, controlled by, or under common control with the Registrant or has or had business relations with the Registrant or any of its subsidiaries.

The right to indemnification conferred by such Article VI includes the right to be paid by the Registrant the expenses incurred in connection with the defense or investigation of any such proceeding in advance of

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its final disposition; provided, however, that the payment of such expense in advance of the final disposition of a proceeding shall be made only upon delivery to the Registrant of an undertaking, by or on behalf of such director or former director, and such other reasonable assurance that the Registrant may reasonably require, that all amounts so advanced shall be repaid if it shall ultimately be determined that such director or former director is not entitled to be indemnified by the Registrant.

Article VI of the Registrant’s Fifth Amended and Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended. Article VI of the Registrant’s Fifth Amended and Restated Certificate of Incorporation also permits the indemnification by the Registrant or persons other than directors to the fullest extend permitted by the Delaware Corporation Law.

The Registrant has obtained directors and officers liability insurance for the benefit of its directors and certain of its officers.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Fifth Amended and Restated Certificate of Incorporation provides for such limitation of liability.

Item 15. Recent Sales of Unregistered Securities

The Registrant has issued and/or sold the following securities in the past three years:

Common Stock.     In October 2004, the Registrant (i) issued 100,000 shares of restricted common stock to Jeffrey R. Johnson, its Chief Executive Officer and President, as compensation and (ii) sold 20,000 shares of common stock at a price of $5.52 per share to Mr. Johnson.

In April 2005, the Registrant issued Paul D. Colasono, its Chief Financial Officer, 17,000 shares of restricted common stock as compensation.

In April 2005, the Registrant issued 7,000 shares of restricted stock as compensation to each of Craig Galea, Managing Director of Tribeca Lending Corporation, a wholly-owned subsidiary of the Registrant, and Paride “Alex” de Calice, Managing Director of Sales and Marketing Acquisition of the Registrant.

Warrants.     In June 2004, the Registrant issued warrants to purchase 10,000 shares of its common stock at an exercise price equal to $5.00 per share, the fair market value per share of common stock on the date of grant, to a consultant in consideration for services rendered.

Stock Options.     The Registrant has granted stock options to employees under its incentive stock option plan as follows:

In 2002, the Registrant granted options to purchase an aggregate of 396,000 shares of its common stock at a weighted average exercise price of $0.75 per share.

In 2003, the Registrant granted options to purchase an aggregate of 39,000 shares of its common stock at a weighted average exercise price of $2.25 per share.

In 2004, the Registrant granted options to purchase an aggregate of 41,500 shares of its common stock at a weighted average exercise price of $0.75 per share.

The above securities were offered and sold by the Registrant in reliance upon the exemption from the registration provisions of the Securities Act of 1933, as amended, or the “Act”, pursuant to Section 4(2) of the Act. No underwriters were involved in connection with any of the sales or issuances of securities referred to in this Item 15.

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Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Exhibit

1.1***	Form of Underwriting Agreement

3.1
Fifth Amended and Restated Certificate of Incorporation. Incorporated by reference to Appendix A to the Registrant’s Definitive Information Statement on Schedule 14C, filed with the Securities and Exchange Commission (the “Commission”) on January 20, 2005.

3.2	Amended and Restated By-laws. Incorporated by reference to Appendix B to the Registrant’s Definitive Information Statement on Schedule 14C, filed with the Commission on January 20, 2005.

5.1**	Opinion of Kramer Levin Naftalis & Frankel LLP.

10.1***	Master Credit and Security Agreement, dated as of October 13, 2004, between the Registrant and Sky Bank (the “Master Credit Agreement”).

10.2
Amendment to the Master Credit Agreement, dated as of December 30, 2004 between the Registrant and Sky Bank. Incorporated by reference to Exhibit 10.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Commission on April 8, 2005 (the “2004 10-K”).

10.3
Warehousing Credit and Security Agreement, dated as of September 30, 2003, between Tribeca Lending Corporation and Sky Bank (the “Warehouse Credit Agreement”). Incorporated by reference to Exhibit 10.3 to the Registrant’s 2004 10-K.

10.4	Letter, dated as of March 24, 2005, from Sky Bank to Tribeca Lending Corporation. Incorporated by reference to Exhibit 10.4 to the Registrant’s 2004 10-K.

10.5***	Second Amendment to the Warehouse Credit Agreement, effective as of May 19, 2005, between Tribeca Lending Corporation and Sky Bank.

10.6	Form of Term Loan and Security Agreement between subsidiaries of Tribeca Lending Corporation and Sky Bank. Incorporated by reference to Exhibit 10.5 to the Registrant’s 2004 10-K.

10.7
Agreement, dated March 20, 1997, between the Registrant and Sky Bank (f/k/a The Citizens Banking Company) (the “1997 Agreement”). Incorporated by reference to Exhibit 10(e) to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, filed with the Commission on May 14, 1998.

10.8***	Modification to 1997 Agreement, dated March 19, 2003, between the Registrant and Sky Bank.

10.9
1996 Stock Incentive Plan, as amended. Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 (File No. 333-122677), filed with the Commission on February 10, 2005.

10.10
Mortgage Loan Purchase and Sale Agreement, dated as of September 24, 2004, between the Registrant and Master Financial, Inc. Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on October 20, 2004.

10.11
Mortgage Loan Purchase and Sale Agreement, dated as of June 30, 2004, between the Registrant and Bank One, Inc. Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K/A, filed with the Commission on July 16, 2004.

10.12	Employment Agreement, effective as of October 1, 2004, between the Registrant and Jeffrey R. Johnson. Incorporated by reference to Exhibit 10.9 to the Registrant’s 2004 10-K.

10.13	Registration Rights Agreement, effective as of October 1, 2004, between the Registrant and Jeffrey R. Johnson. Incorporated by reference to Exhibit 10.10 to the Registrant’s 2004 10-K.

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10.14	Restricted Stock Grant Agreement, dated as of October 4, 2004, between the Registrant and Jeffrey R. Johnson. Incorporated by reference to Exhibit 10.11 to the Registrant’s 2004 10-K.

10.15	Sublease Agreement, dated as of March 4, 2005, between the Registrant and Lehman Brothers Holdings Inc. Incorporated by reference to Exhibit 10.12 to the Registrant’s 2004 10-K.

10.16
Employment Agreement, effective as of March 28, 2005, between the Registrant and Paul D. Colasono. Incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, filed with the Commission on May 16, 2005 (the “First Quarter 10-Q”).

10.17	Restricted Stock Grant Agreement, dated as of April 13, 2005, between the Registrant and Paul D. Colasono. Incorporated by reference to Exhibit 10.2 to the First Quarter 10-Q.

10.18
Employment Agreement, dated as of June 7, 2005, between the Registrant and Joseph Caiazzo. Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on June 9, 2005.

10.19*	Warrant Agreement, dated as of April 24, 1997, between the Registrant and Steven W. Lefkowitz.

21.1***	Subsidiaries of the Registrant.

23.1*	Consent of Deloitte & Touche LLP.

23.2**	Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit 5.1)

24.1***	Power of Attorney (included in signature page)

*	Filed herewith.
**	To be filed by amendment.
***	Previously filed.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 29, 2005.

FRANKLIN CREDIT MANAGEMENT CORPORATION

By:	/s/ Jeffrey R. Johnson

Jeffrey R. Johnson Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on June 29, 2005.

Signature	Title

/s/ Jeffrey R. Johnson	President, Chief Executive Officer and Director (Principal Executive Officer)

Jeffrey R. Johnson

*	Chief Financial Officer and Executive Vice President (Principal Financial Officer)

Paul D. Colasono

*	Vice President—Finance, Treasurer and Controller (Principal Accounting Officer)

Kimberly Shaw

*	Chairman of the Board

Thomas J. Axon

*	Director

Michael Bertash

*	Director

Frank B. Evans

*	Director

Robert M. Chiste

*	Director

Alexander Gordon Jardin

*	Director

Steven W. Lefkowitz

*	Director

Allan R. Lyons

*	Director

William F. Sullivan

*By	/s/ Jeffrey R. Johnson

Jeffrey R. Johnson, Attorney-in-Fact

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EXHIBIT INDEX

Exhibit No.	Exhibit

1.1***	Form of Underwriting Agreement

3.1
Fifth Amended and Restated Certificate of Incorporation. Incorporated by reference to Appendix A to the Registrant’s Definitive Information Statement on Schedule 14C, filed with the Securities and Exchange Commission (the “Commission”) on January 20, 2005.

3.2	Amended and Restated By-laws. Incorporated by reference to Appendix B to the Registrant’s Definitive Information Statement on Schedule 14C, filed with the Commission on January 20, 2005.

5.1**	Opinion of Kramer Levin Naftalis & Frankel LLP.

10.1***	Master Credit and Security Agreement, dated as of October 13, 2004, between the Registrant and Sky Bank (the “Master Credit Agreement”).

10.2
Amendment to the Master Credit Agreement, dated as of December 30, 2004 between the Registrant and Sky Bank. Incorporated by reference to Exhibit 10.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Commission on April 8, 2005 (the “2004 10-K”).

10.3
Warehousing Credit and Security Agreement, dated as of September 30, 2003, between Tribeca Lending Corporation and Sky Bank (the “Warehouse Credit Agreement”). Incorporated by reference to Exhibit 10.3 to the Registrant’s 2004 10-K.

10.4	Letter, dated as of March 24, 2005, from Sky Bank to Tribeca Lending Corporation. Incorporated by reference to Exhibit 10.4 to the Registrant’s 2004 10-K.

10.5***	Second Amendment to the Warehouse Credit Agreement, effective as of May 19, 2005, between Tribeca Lending Corporation and Sky Bank.

10.6	Form of Term Loan and Security Agreement between subsidiaries of Tribeca Lending Corporation and Sky Bank. Incorporated by reference to Exhibit 10.5 to the Registrant’s 2004 10-K.

10.7
Agreement, dated March 20, 1997, between the Registrant and Sky Bank (f/k/a The Citizens Banking Company) (the “1997 Agreement”). Incorporated by reference to Exhibit 10(e) to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, filed with the Commission on May 14, 1998.

10.8***	Modification to 1997 Agreement, dated March 19, 2003, between the Registrant and Sky Bank.

10.9
1996 Stock Incentive Plan, as amended. Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 (File No. 333-122677), filed with the Commission on February 10, 2005.

10.10
Mortgage Loan Purchase and Sale Agreement, dated as of September 24, 2004, between the Registrant and Master Financial, Inc. Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on October 20, 2004.

10.11
Mortgage Loan Purchase and Sale Agreement, dated as of June 30, 2004, between the Registrant and Bank One, Inc. Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K/A, filed with the Commission on July 16, 2004.

10.12	Employment Agreement, effective as of October 1, 2004, between the Registrant and Jeffrey R. Johnson. Incorporated by reference to Exhibit 10.9 to the Registrant’s 2004 10-K.

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10.13	Registration Rights Agreement, effective as of October 1, 2004, between the Registrant and Jeffrey R. Johnson. Incorporated by reference to Exhibit 10.10 to the Registrant’s 2004 10-K.

10.14	Restricted Stock Grant Agreement, dated as of October 4, 2004, between the Registrant and Jeffrey R. Johnson. Incorporated by reference to Exhibit 10.11 to the Registrant’s 2004 10-K.

10.15	Sublease Agreement, dated as of March 4, 2005, between the Registrant and Lehman Brothers Holdings Inc. Incorporated by reference to Exhibit 10.12 to the Registrant’s 2004 10-K.

10.16
Employment Agreement, effective as of March 28, 2005, between the Registrant and Paul D. Colasono. Incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, filed with the Commission on May 16, 2005 (the “First Quarter 10-Q”).

10.17	Restricted Stock Grant Agreement, dated as of April 13, 2005, between the Registrant and Paul D. Colasono. Incorporated by reference to Exhibit 10.2 to the First Quarter 10-Q.

10.18
Employment Agreement, dated as of June 7, 2005, between the Registrant and Joseph Caiazzo. Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on June 9, 2005.

10.19*	Warrant Agreement, dated as of April 24, 1997, between the Registrant and Steven W. Lefkowitz.

21.1***	Subsidiaries of the Registrant.

23.1*	Consent of Deloitte & Touche LLP.

23.2**	Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit 5.1)

24.1***	Power of Attorney (included in signature page)

*	Filed herewith.
**	To be filed by amendment.
***	Previously filed.